Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

by and among

TRANSOM SIGNAL ACQUIRECO, LLC

TRANSOM SIGNAL MERGERSUB, INC.

and

SOUNDTHINKING, INC.

Dated as of September 28, 2026

i

ii

Exhibit A	Form of Contingent Value Rights Agreement
Exhibit B	Surviving Company Charter
Exhibit C	Surviving Company Bylaws

Annex 1	Offer Conditions

iii

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER, dated as of September 28, 2026 (as amended, this “Agreement”), by and among Transom Signal AcquireCo, LLC, a Delaware limited liability company (“Parent”), Transom Signal MergerSub, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), and SoundThinking, Inc., a Delaware corporation (the “Company” and collectively with Parent and Merger Sub, the “Parties” and each, a “Party”). Certain capitalized terms used in this Agreement have the meanings specified in Section 9.1 or elsewhere in this Agreement.

RECITALS

WHEREAS, Parent has agreed to cause Merger Sub to commence a tender offer (as it may be extended or amended from time to time as permitted under, or required by, this Agreement, the “Offer”), to acquire each share of common stock, par value $0.005 per share, of the Company (“Company Common Stock”) issued and outstanding immediately prior to the Offer Acceptance Time, other than Company Excluded Shares (as defined below), for $8.00 per share (the “Per Share Cash Amount”), net to the holder of such share in cash, without interest (the “Closing Amount”), plus one contingent value right per share of Company Common Stock (each, a “CVR” and, collectively, the “CVRs”) which shall represent the right to receive the Milestone Payment Amount (as such term is used in the Contingent Value Rights Agreement, substantially in the form attached hereto as Exhibit A (the “CVR Agreement”), to be entered into among Parent, the Company, and an agent selected by Parent and reasonably acceptable to the Company (the “Rights Agent”)), if any, upon the terms and subject to the conditions set forth in the CVR Agreement, net to the holder of such share in cash, without interest (the Closing Amount plus one CVR, collectively, as such consideration may be amended or adjusted in accordance with the terms of this Agreement, the “Offer Price”), upon the terms and subject to the conditions set forth in this Agreement;

WHEREAS, following the consummation of the Offer, upon the terms and subject to the conditions of this Agreement and in accordance with Section 251(h) of the DGCL, Merger Sub will be merged with and into the Company (the “Merger”), with the Company surviving the Merger as the Surviving Company and a wholly owned subsidiary of Parent, and pursuant to the Merger, each share of Company Common Stock that is not validly tendered and irrevocably accepted for payment pursuant to the Offer (other than Company Excluded Shares) will be converted into the right to receive the Offer Price, net to the holder of such share in cash, without interest;

WHEREAS, the board of directors of the Company (the “Company Board”) has, upon the terms and subject to the conditions set forth herein, unanimously, by resolutions duly adopted at a meeting of the directors of the Company duly called and held, (i) determined that this Agreement, the CVR Agreement, and the Offer, the Merger and the other transactions contemplated by this Agreement (collectively, the “Transactions”), are advisable, fair to, and in the best interests of the Company and the holders of Company Common Stock (the “Company Stockholders”), (ii) approved this Agreement, the CVR Agreement and the Transactions, including the Offer and the Merger, (iii) resolved that the Merger shall be effected under Section 251(h) of the DGCL, and (iv) recommended that the Company Stockholders tender their shares of Company Common Stock to Merger Sub pursuant to the Offer, all upon the terms and subject to the conditions set forth herein (such recommendation, the “Company Board Recommendation”);

WHEREAS, this Agreement, the CVR Agreement, and the Transactions have been duly authorized and approved by Parent and Merger Sub by all requisite limited liability company actions and corporate actions;

WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition and material inducement to the Company’s willingness to enter into this Agreement, Parent has delivered to the Company (i) the Limited Guarantee, dated as of the date hereof, pursuant to which the Investor is guaranteeing certain obligations of Parent and Merger Sub in connection with this Agreement in an aggregate amount up to the Parent Liability Limit, on the terms and subject to the conditions set forth therein and (ii) the Equity Commitment Letter, dated as of the date hereof, pursuant to which the Investor has committed to make an investment in Parent in connection with this Agreement, on the terms and subject to the conditions set forth therein; and

WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition and material inducement to Parent’s willingness to enter into this Agreement, certain Company Stockholders have entered into (i) a tender and support agreement (the “Tender & Support Agreement”), pursuant to which each such Company Stockholder has agreed to support the Transactions by tendering the shares of Company Common Stock beneficially owned by such Company Stockholder to Merger Sub into the Offer, all upon terms and subject to the conditions thereof, or (ii) a tender, reinvestment and support agreement (each, a “Tender, Reinvestment & Support Agreement”), pursuant to which each such Company Stockholder, has agreed to support the Transactions by (a) tendering the shares of Company Common Stock beneficially owned by such Company Stockholder to Merger Sub into the Offer and (b) at the Reinvestment Closing (as defined in the Tender, Reinvestment & Support Agreement), reinvesting a portion of the Closing Amount owed to such Company Stockholder, all upon the terms and subject to the conditions thereof.

Accordingly, in consideration of the mutual representations, warranties, covenants and agreements contained in this Agreement, the Parties, intending to be legally bound, agree as follows:

ARTICLE I

THE OFFER

Section 1.1 The Offer.

(a) Commencement of the Offer. Subject to the terms and conditions of this Agreement, and provided that (i) this Agreement shall not have been terminated in accordance with Article VIII and (ii) the Company shall have timely provided all information required to be provided by it pursuant to Section 1.2(b), no later than fifteen (15) Business Days after the date of this Agreement, Merger Sub shall (and Parent shall cause Merger Sub to) commence (within the meaning of Rule 14d-2 under the Exchange Act) the Offer to purchase any and all of the outstanding shares of Company Common Stock, other than Company Excluded Shares, at a price per share equal to the Offer Price, net to the holder of such share in cash, without interest and subject to any withholding of Tax in accordance with Section 3.3, upon the terms and subject to the conditions set forth in this Agreement.

(b) Terms and Conditions of the Offer. The obligations of Merger Sub to (and of Parent to cause Merger Sub to) accept for purchase, and pay for, any shares of Company Common Stock validly tendered (and not validly withdrawn) pursuant to the Offer shall be subject to the prior satisfaction or waiver by Parent or Merger Sub (to the extent permitted under applicable Laws) of the conditions set forth in Annex 1 (collectively, the “Offer Conditions”), and no other conditions. The Offer shall be made by means of an offer to purchase (the “Offer to Purchase”) that contains the terms set forth in this Agreement, the Minimum Condition (as defined in Annex 1), the Regulatory Condition, the Termination Condition (as defined in Annex 1) and the other Offer Conditions. Parent and Merger Sub expressly reserve the right to, at any time, (i) increase the amount of cash constituting the Closing Amount or amend the terms of the CVRs or the CVR Agreement to increase the Milestone Payment Amount, (ii) waive any Offer Condition (to the extent permitted under applicable Laws) and (iii) make any other changes in the terms and conditions of the Offer not inconsistent with the terms of this Agreement; provided, however, notwithstanding anything to the contrary contained in this Agreement, without the prior written consent of the Company, Parent and Merger Sub shall not (A) decrease the Closing Amount or decrease the Milestone Payment Amount (other than an adjustment made pursuant to Section 1.1(g)), (B) change the form of consideration payable in the Offer (provided that nothing herein shall limit the ability of Parent and Merger Sub to increase the cash consideration payable in the Offer), (C) decrease the maximum number of shares of Company Common Stock sought to be purchased in the Offer, (D) impose additional conditions to the Offer other than the Offer Conditions, (E) amend, modify or waive the Minimum Condition, (F) amend, modify or supplement any of the Offer Conditions in a manner that adversely affects any holder of shares of Company Common Stock in its capacity as such, (G) withdraw or terminate the Offer or extend or otherwise change the Expiration Date, in each case, except as otherwise required or expressly permitted herein, or (H) provide any “subsequent offering period” (or any extension thereof) within the meaning of Rule 14d-11 promulgated under the Exchange Act.

(c) Expiration and Extension of the Offer. The expiration date and time of the Offer, as the same may be extended from time to time in accordance with the terms of this Agreement, is herein referred to as the “Expiration Date”. The initial Expiration Date shall be one minute after 11:59 p.m. New York time on the date that is twenty (20) business days (determined as set forth in Rule 14d-1(g)(3) and Rule 14e-1(a) under the Exchange Act) following the date on which Merger Sub commences the Offer, within the meaning of Rule 14d-2 under the Exchange Act (the “Offer Commencement Date”), unless otherwise agreed to in writing by Parent and the Company. Notwithstanding anything to the contrary contained in this Agreement, but subject to the Parties’ respective termination rights under Article VIII: (i) if, as of the then-scheduled Expiration Date, any of the Offer Conditions (other than the Minimum Condition and any such conditions that by their nature are to be satisfied at the Expiration Date (provided that such other Offer Conditions would be capable of being satisfied or validly waived were the Expiration Date to occur at such time)) is not satisfied (unless such other Offer Condition is waivable by Merger Sub or Parent and has been validly waived), Merger Sub shall, and Parent shall cause Merger Sub to, extend the Offer and the Expiration Date for additional periods of up to ten (10) business days (calculated as set forth in Rule 14d-1(g)(3) under the Exchange Act) per extension, to permit such Offer Condition to be satisfied; (ii) if, as of the then-scheduled Expiration Date, each of the Offer Conditions (other than the Minimum Condition, and other than any other Offer Conditions that by their nature are to be satisfied at the Expiration Date (provided that such other Offer Conditions would be capable of being satisfied or validly waived were the Expiration Date to occur at such time)) has been satisfied or waived (to the extent such other Offer Condition is waivable by Merger Sub or Parent and has been validly waived) and the Minimum Condition has not been satisfied, then Merger Sub may, and at the request in writing of the Company, Merger Sub shall extend the Offer and the Expiration Date for additional periods of up to ten (10) business days (calculated as set forth in Rule 14d-1(g)(3) under the Exchange Act) per extension; provided, however, that in no event shall Merger Sub be required to extend the Offer and the Expiration Date pursuant to this clause (ii) for more than thirty (30) Business Days in the aggregate; (iii) Merger Sub shall, and Parent shall cause Merger Sub to, extend the Offer and the Expiration Date from time to time for any period required by applicable Law or any applicable interpretation, position, rule, or requirement of the SEC, the staff of the SEC or Nasdaq; and (iv) if, as of the then-scheduled Expiration Date, the Minimum Condition is satisfied but one or more of the other Offer Conditions (other than any such conditions that by their nature are to be satisfied at the Expiration Date (provided that such other Offer Conditions would be capable of being satisfied or validly waived were the Expiration Date to occur at such time)) is not satisfied (unless such other Offer Condition is waivable by Merger Sub or Parent and has been validly waived), Merger Sub may, and Parent may cause Merger Sub to, extend the Offer; provided, however, that, notwithstanding the foregoing clauses (i), (ii) and (iii), in no event shall Merger Sub (A) be required to extend the Offer beyond the earlier to occur of (x) the valid termination of this Agreement in accordance with Article VIII and (y) one Business Day prior to the Outside Date (such earlier occurrence, the “Extension Deadline”) or (B) be permitted to extend the Offer beyond the Extension Deadline without the prior written consent of the Company.

(d) Termination of Offer. In the event that this Agreement is validly terminated pursuant to Article VIII, Merger Sub shall (and Parent shall cause Merger Sub to) promptly (and in no event more than one Business Day after such termination), irrevocably and unconditionally terminate the Offer and shall not acquire any shares of Company Common Stock pursuant to the Offer. If the Offer is terminated in accordance with the terms of this Agreement, Merger Sub shall promptly return, and shall cause any depository acting on behalf of Merger Sub to return, in accordance with applicable Laws, all tendered shares of Company Common Stock to the registered holders thereof.

(e) Offer Documents. Provided that this Agreement shall not have terminated in accordance with Article VIII and the Company shall have timely provided any information required to be provided pursuant to this Section 1.1(e) and Section 1.2(b), on the Offer Commencement Date, Parent and Merger Sub shall (i) file with the SEC, in accordance with Exchange Act Rule 14d-3, a tender offer statement on Schedule TO (the “Schedule TO”) with respect to the Offer (together with any exhibits, amendments or supplements thereto, the “Offer Documents”) that will contain or incorporate by reference the Offer to Purchase, form of the related letter of transmittal and summary advertisement, and (ii) cause the Offer to Purchase and related documents to be disseminated to the Company Stockholders as and to the extent required by applicable Laws. Parent and Merger Sub agree that they shall cause the Offer Documents filed by either Parent or Merger Sub with the SEC to (x) comply in all material respects with the

Exchange Act and other applicable Laws and (y) on the date first filed with the SEC and on the date first disseminated to the Company Stockholders, not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that no covenant or representation is made by Parent or Merger Sub with respect to information supplied by or on behalf of the Company for inclusion or incorporation by reference in the Offer Documents. Each of Parent, Merger Sub and the Company agrees to respond promptly to any comments (including oral comments) of the SEC or its staff and to promptly correct any information provided by it for use in the Offer Documents if and to the extent that such information shall have become false or misleading in any material respect, and Parent and Merger Sub further agree to use reasonable best efforts to promptly cause the Offer Documents as so corrected to be filed with the SEC and to be disseminated to the Company Stockholders, in each case as and to the extent required by applicable Laws; provided, however, that no covenant is made by Parent or Merger Sub with respect to information supplied by or on behalf of the Company for inclusion or incorporation by reference in the Offer Documents. The Company hereby consents to the inclusion of the Recommendation in the Offer Documents. The Company shall promptly furnish or otherwise make available to Parent and Merger Sub or Parent’s legal counsel all information concerning the Company, the Company’s Subsidiaries and the Company Stockholders required under the Exchange Act or reasonably requested in connection with any action contemplated by this Section 1.1(e). Except after a Company Board Recommendation Change or in response by Parent to any Takeover Proposals or any disclosures made by the Company in compliance with Section 6.3, the Company and its counsel shall be given reasonable opportunity to review and comment on the Offer Documents (including any response to any comments (including oral comments) of the SEC or its staff with respect thereto) prior to the filing thereof with the SEC, and Parent and Merger Sub shall give reasonable consideration to any such comments made by the Company or its counsel (it being understood that the Company and its counsel shall provide any comments thereon as soon as reasonably practicable). Except after a Company Board Recommendation Change or any response to any Takeover Proposals, Parent and Merger Sub agree to provide the Company and its counsel as soon as reasonably practicable with any comments (including oral comments) Parent, Merger Sub or their counsel may receive from the SEC or its staff with respect to the Offer Documents promptly after receipt of such comments (including oral comments).

(f) Funds. On the terms and conditions of this Agreement and the Offer, Parent shall provide or cause to be provided to Merger Sub, at or prior to the Effective Time and on a timely basis at all times thereafter, the funds necessary to purchase any shares of Company Common Stock that Merger Sub becomes obligated to purchase pursuant to the Offer, and shall cause Merger Sub to perform, on a timely basis, all of Merger Sub’s obligations under this Agreement.

(g) Adjustments. If, between the date of this Agreement and the Offer Acceptance Time, the outstanding shares of Company Common Stock are changed into a different number or class of shares by reason of any stock split, division or subdivision of shares, stock dividend, reverse stock split, consolidation of shares, reclassification or other similar transaction, then the Offer Price shall be appropriately and proportionately adjusted, and such adjustment to the Offer Price shall provide to the holders of shares of Company Common Stock the same economic effect as contemplated by this Agreement prior to such action.

(h) CVR Agreement. Parent and the Company shall, and Parent shall cause the Rights Agent to, at (and subject to the occurrence of) the Effective Time, duly authorize, execute and deliver the CVR Agreement.

(i) Acceptance. Subject only to the satisfaction or, to the extent waivable by Merger Sub or Parent, waiver by Merger Sub or Parent of each of the Offer Conditions, Merger Sub shall (and Parent shall cause Merger Sub to) (i) promptly, and in no event later than 9:00 a.m. New York time one Business Day after the Expiration Date, irrevocably accept for payment all shares of Company Common Stock validly tendered (and not validly withdrawn) pursuant to the Offer (the time of such acceptance, the “Offer Acceptance Time”) and (ii) promptly after the Expiration Date (and in any event within three (3) Business Days after the Expiration Date) pay for such shares.

Section 1.2 Company Actions.

(a) Schedule 14D-9. Provided that this Agreement has not been validly terminated in accordance with Article VIII, as promptly as reasonably practicable on the Offer Commencement Date following the filing of the Schedule TO (provided that such date shall be on or after the ninth (9th) Business Day after the date of this Agreement and Parent shall have given the Company reasonable advance notice of the filing of the Schedule TO), the Company shall (i) file with the SEC a Tender Offer Solicitation/Recommendation Statement on Schedule 14D-9 (together with any exhibits, amendments or supplements thereto, the “Schedule 14D-9”) that shall reflect the Company Board Recommendation and include the fairness opinion of the Company’s financial advisor and the notice and other information required by Section 262(d)(2) of the DGCL and (ii) cause the Schedule 14D-9 and related documents to be disseminated to the Company Stockholders as and to the extent required by applicable Laws, including by setting the Stockholder List Date as the record date for purposes of receiving the notice required by Section 262(d)(2) of the DGCL. The Company agrees that it shall cause the Schedule 14D-9 to (x) comply in all material respects with the Exchange Act and other applicable Laws and (y) on the date first filed with the SEC and on the date first disseminated to the Company Stockholders, not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that no covenant or representation is made by the Company with respect to information supplied by or on behalf of Parent or Merger Sub specifically for inclusion or incorporation by reference in the Schedule 14D-9. Each of Parent, Merger Sub and the Company agrees to respond promptly to any comments (including oral comments) of the SEC or its staff and to promptly correct any information provided by it for use in the Schedule 14D-9 if and to the extent that such information shall have become false or misleading in any material respect, and the Company further agrees to use reasonable best efforts to promptly cause the Schedule 14D-9 as so corrected to be filed with the SEC and to be disseminated to the Company Stockholders, in each case as and to the extent required by applicable Laws; provided, however, that no covenant or representation is made by the Company with respect to information supplied by or on behalf of Parent or Merger Sub specifically for inclusion or incorporation by reference in the Schedule 14D-9. Parent and Merger Sub shall promptly furnish or otherwise make available to the Company or the Company’s legal counsel all information concerning Parent or Merger Sub that may be required or reasonably requested in connection with any action contemplated by this Section 1.2(a). Except with respect to any amendments filed in connection with or after a Company

Board Recommendation Change, Parent and its counsel shall be given reasonable opportunity to review and comment on the Schedule 14D-9 (including any response to any comments (including oral comments) of the SEC or its staff with respect thereto) prior to the filing thereof with the SEC (it being understood that Parent, Merger Sub and their counsel shall provide any comments thereon as soon as reasonably practicable), and the Company shall give reasonable consideration to any such comments made by Parent or its counsel. The Company agrees to provide Parent and its counsel as soon as practicable with any comments (including oral comments) the Company or its counsel may receive from the SEC or its staff with respect to the Schedule 14D-9 promptly after receipt of those comments (including oral comments).

(b) Stockholder Lists. The Company shall (and shall cause its transfer agent to) promptly after the date hereof (but in no event more than ten (10) Business Days after the date of this Agreement), and from time to time thereafter as reasonably requested, furnish Parent and Merger Sub with a list of its stockholders, mailing labels and any available listing or computer file containing the names and addresses of all record holders or non-objecting beneficial owners of Common Stock and lists of securities positions of shares of Company Common Stock held in stock depositories, in each case as of the most recent practicable date (including lists of non-objecting beneficial owners), and shall promptly provide to Parent, Merger Sub or their Representatives such additional information (including updated lists of stockholders, mailing labels and lists and files of securities positions) and such other assistance as Parent, Merger Sub or their respective Representatives may reasonably request from time to time in connection with the Offer and the Merger (the date of the list used to determine the Persons to whom the Offer Documents and the Schedule 14D-9 are first disseminated, which date shall not be more than ten (10) Business Days prior to the date the Offer Documents and the Schedule 14D-9 are first disseminated, the “Stockholder List Date”). Subject to applicable Laws, and except for such steps as are necessary to disseminate the Offer Documents and any other documents necessary to consummate the Offer and the Merger, Parent and Merger Sub and their Representatives shall hold in confidence in accordance with the Confidentiality Agreement the information contained in any such labels, listings and files.

(c) Share Registry. The Company shall register (and shall cause its transfer agent to register) the transfer of the shares of Company Common Stock accepted for payment by Merger Sub effective immediately after the Offer Acceptance Time.

ARTICLE II

MERGER

Section 2.1 The Merger. As soon as practicable after the Offer Acceptance Time, upon the terms and subject to the conditions set forth in this Agreement, and in accordance with applicable provisions of the DGCL (including Section 251(h) thereof), at the Effective Time, Merger Sub shall be merged with and into the Company, the separate corporate existence of Merger Sub shall cease and the Company shall continue its corporate existence under the DGCL as the surviving company in the Merger (the “Surviving Company”) and as a wholly-owned subsidiary of Parent. The Merger shall be governed by Section 251(h) of the DGCL and shall be effected without a vote on the adoption of the Agreement by the Company Stockholders.

Section 2.2 Closing. Unless this Agreement shall have been terminated pursuant to Article VIII, and unless otherwise mutually agreed in writing between the Company, Parent and Merger Sub, the consummation of the Merger (the “Closing”) shall take place remotely by the exchange of documents and signatures in PDF or other electronic format by electronic mail at 9:00 a.m., New York time, no later than the third (3rd) Business Day following the consummation (as defined in Section 251(h) of the DGCL) of the Offer, and subject to the satisfaction or waiver of the conditions set forth in Article VII (other than any such conditions that by their nature are to be satisfied by actions taken at the Closing, but subject to the satisfaction or waiver (to the extent permitted by applicable Laws or hereunder) of such conditions), unless another date, time or place is agreed to in writing by the Parties. The date on which the Closing occurs is referred to in this Agreement as the “Closing Date”.

Section 2.3 Effective Time. Upon the terms and subject to the conditions set forth in this Agreement, as soon as practicable on the Closing Date, (a) the Company shall cause a certificate of merger providing for the Merger (the “Certificate of Merger”) to be duly executed, acknowledged and filed with the Secretary of State of the State of Delaware as provided in Section 251 of the DGCL and (b) Parent and the Company shall cause all other filings, recordings or publications required by the DGCL in connection with the Merger to be duly executed, acknowledged and filed. The Merger shall become effective when the Certificate of Merger has been duly filed with the Secretary of State of the State of Delaware unless another subsequent date or time is specified by Parent and the Company in the Certificate of Merger in accordance with the DGCL (the “Effective Time”).

Section 2.4 Effects of the Merger. The Merger shall have the effects set forth in Section 259 of the DGCL.

Section 2.5 Certificate of Incorporation. The certificate of incorporation of the Company as in effect immediately prior to the Effective Time shall, at the Effective Time, by virtue of the Merger and without any further action, be amended and restated to read in its entirety as set forth on Exhibit B attached to this Agreement and, as so amended and restated, shall be the certificate of incorporation of the Surviving Company (the “Surviving Company Charter”) until thereafter amended in accordance with the Surviving Company Charter and applicable Laws.

Section 2.6 Bylaws. The Company shall take all lawful action so that the bylaws of the Company as in effect immediately prior to the Effective Time shall, at the Effective Time, by virtue of the Merger and without any further action, be amended and restated to read in their entirety as set forth on Exhibit C attached to this Agreement and, as so amended and restated, shall be the bylaws of the Surviving Company (the “Surviving Company Bylaws”) until thereafter amended in accordance with the Surviving Company Charter, Surviving Company Bylaws and applicable Laws.

Section 2.7 Directors and Officers of the Surviving Company. The Company shall take all lawful action so that (a) the directors of Merger Sub immediately prior to the Effective Time shall, from and after the Effective Time, be the directors of the Surviving Company until their respective successors are duly elected and qualified or until their earlier death, resignation or removal, as the case may be, in accordance with the Surviving Company Charter, the Surviving Company Bylaws and the DGCL, and (b) the officers of the Company immediately prior to the Effective Time shall, from and after the Effective Time, be the officers of the Surviving Company until their successors are duly elected or appointed and qualified or until their earlier death, resignation or removal, as the case may be, in accordance with the Surviving Company Charter, the Surviving Company Bylaws and the DGCL.

ARTICLE III

EFFECT OF THE MERGER

Section 3.1 Effect of the Merger on Securities of Merger Sub and the Company. Except as otherwise expressly agreed to in writing after the date hereof and prior to the Effective Time, at the Effective Time, by virtue of the Merger, and without any action on the part of the Parties or the holders of any of the following securities:

(a) Conversion of Shares in Merger Sub. The shares of capital stock of Merger Sub outstanding immediately prior to the Effective Time shall automatically be converted into and become 1,000 validly issued, fully paid and non-assessable shares of common stock, par value $0.001 per share, of the Surviving Company, and shall constitute the only then-outstanding shares of capital stock of the Surviving Company.

(b) Cancellation of Certain Shares of Company Common Stock. Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time and owned by (i) the Company or any of the Company’s wholly owned Subsidiaries, or (ii) Parent or any of its wholly-owned Subsidiaries (including Merger Sub) (each, a “Company Excluded Share” and, collectively, the “Company Excluded Shares”) shall be automatically canceled and shall cease to exist, and no consideration shall be paid in respect thereof.

(c) Conversion of Company Common Stock.

(i) Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than Company Excluded Shares and Company Dissenting Shares) shall be converted into the right to receive the Per Share Cash Amount, without interest, plus one CVR (the “Per Share Merger Consideration”).

(ii) Each share of Company Common Stock converted into the right to receive the Per Share Merger Consideration as provided in Section 3.1(c)(i) (each, a “Converted Share” and collectively, the “Converted Shares”) shall no longer be outstanding and shall automatically be canceled and shall cease to exist and the Persons registered immediately prior to the Effective Time as owners of Converted Shares shall cease to have any rights with respect to the Converted Shares, other than the right to receive the Per Share Merger Consideration with respect to such Converted Shares as provided in Section 3.1(c)(i) upon delivery of instructions in accordance with Section 3.2(b) and the CVR Agreement.

Section 3.2 Depositary Agent and Payment Agent; Surrender of Company Certificates.

(a) Depositary Agent and Payment Agent. Prior to the Offer Acceptance Time, Parent or Merger Sub shall, at its sole cost and expense, appoint a bank or trust company reasonably acceptable to the Company to act as the depository and paying agent for the Company Stockholders in connection with the Offer and the Merger for the holders of shares of Company Common Stock to receive the Closing Amount to which the holders of such shares shall become entitled pursuant to Section 1.1(i) (the “Depositary Agent”) and for the holders of shares of Company Common Stock to receive the Per Share Cash Amount to which the holders of such shares of Company Common Stock shall become entitled pursuant to Section 3.1(c)(i) (the “Payment Agent”) pursuant to a paying agent agreement between Parent and the Payment Agent in form and substance reasonably acceptable to the Company (as the same may be amended or amended and restated, the “Payment Agent Agreement”). At or prior to the Effective Time, Parent (on behalf of Merger Sub) shall deposit, or cause to be deposited, (i) with the Depositary Agent, an amount in cash equal to the aggregate Closing Amount to which the holders of shares of Company Common Stock shall become entitled pursuant to Section 1.1(i), for payment to the Company Stockholders pursuant to Section 1.1(i), other than Company Excluded Shares and Company Dissenting Shares, and (ii) with the Payment Agent cash in an amount sufficient to pay the aggregate Per Share Cash Amount payable pursuant to Section 3.1(c)(i). Such cash amount deposited with the Depositary Agent and the Payment Agent is collectively referred to in this Agreement as the “Payment Fund.” Until disbursed in accordance with the terms and conditions of this Agreement, the Payment Agent Agreement shall require the Payment Agent to invest the Payment Fund as directed by Parent (on behalf of the Surviving Company) in short-term obligations of the United States of America with maturities of no more than ninety (90) days or guaranteed by the United States of America and backed by the full faith and credit of the United States of America or in commercial paper obligations rated A-1 or P-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s, respectively, or in certificates of deposit, bank repurchase agreements or bankers’ acceptances of commercial banks with capital exceeding $1,000,000,000 (based on the most recent financial statements of such bank that are then publicly available); provided, however, that no such investment shall relieve Parent from causing the Depositary Agent or the Payment Agent to make, as applicable, and the Depositary Agent or the Payment Agent, as applicable, from making, the payments required by Section 1.1(i) and Section 3.1(c)(i). Following any losses from such investment, or in the event that the Payment Fund shall otherwise be insufficient to pay the aggregate Closing Amount or aggregate Per Share Cash Amount, as applicable, then payable under Section 1.1(i) or Section 3.1(c)(i), Parent shall promptly deposit or cause to be deposited such shortfall amount of cash as may be required to permit the Payment Agent to make the payments required by Section 1.1(i) or Section 3.1(c)(i), as applicable. Any net profit resulting from, or income produced by, such investments shall inure to the benefit of and be the sole and exclusive property of and paid to the Surviving Company. For the avoidance of doubt, Parent shall not be required to deposit any funds in respect of contingent payments that may become payable pursuant to the terms of the CVR Agreement until such deposit is required pursuant to the terms of the CVR Agreement.

(b) Procedures.

(i) Payment Procedures. Promptly following the Effective Time (and in any event within five (5) Business Days after the Closing Date), Parent shall cause the Payment Agent to mail to each Person registered immediately prior to the Effective Time as an owner of Converted Shares (each, a “Registered Holder” and collectively, the “Registered Holders”) (i) a form of letter of transmittal (a “Letter of Transmittal”), in form and substance agreed upon prior to the Effective Time by the Company and Parent, which shall specify that delivery shall be effected and risk of loss and title shall pass upon (A) with respect to shares evidenced by certificates, only upon the proper delivery of the certificates and a validly executed Letter of

Transmittal to the Payment Agent (and such other documents as the Payment Agent may reasonably request) and (b) with respect to shares evidenced in book-entry form, only upon proper delivery of an “agent’s message” in customary form regarding the transfer of such book-entry shares (or such other evidence, if any, of the transfer as the Payment Agent may reasonably request), and (ii) instructions for effecting the exchange of Converted Shares for the Per Share Merger Consideration payable with respect to the Converted Shares pursuant to Section 3.1(c). After the Effective Time, upon delivery to the Payment Agent by each Registered Holder of either (a) the certificates to be surrendered together with the Letter of Transmittal, duly, completely and validly executed in accordance with the instructions thereto, or (b) an instruction requesting the transfer of Converted Shares, which instruction may be an “agent’s message” in customary form (if required) (it being understood that the Registered Holders will be deemed to have delivered such instructions to the Payment Agent upon the Payment Agent’s receipt of an “agent’s message” or such other evidence, if any, as the Payment Agent may reasonably request pursuant to the terms and conditions of the Payment Agent Agreement), each Registered Holder shall be entitled to receive an amount in cash equal to (A) the aggregate number of Converted Shares of such Registered Holder multiplied by (B) the Per Share Cash Amount. No interest shall be paid or accrued for the benefit of Registered Holders on the Per Share Cash Amount payable upon the delivery of instructions pursuant to this Section 3.2(b). Until so exchanged, outstanding Converted Shares shall be deemed from and after the Effective Time to evidence only the right to receive the Per Share Merger Consideration payable in respect thereof pursuant to Section 3.1(c)(i).

(ii) DTC Payment. Prior to the Effective Time, Parent and the Company shall cooperate to establish procedures with the Payment Agent and the Depository Trust Company (“DTC”), such procedures to be set forth in the Payment Agent Agreement, with the objective that as reasonably as practicable on the Closing Date, Parent shall or shall cause the Payment Agent to transmit to DTC or its nominee on the Closing Date an amount in cash, by wire transfer of immediately available funds, equal to (i) the number of Converted Shares held of record by DTC or such nominee immediately prior to the Effective Time multiplied by (ii) the Per Share Cash Amount (such amount, the “DTC Payment”).

(iii) Transfer of Ownership. If payment of the Per Share Merger Consideration is to be made to a Person other than a Registered Holder, it shall be a condition of payment that (i) the Person requesting such payment present proper evidence of transfer or shall otherwise be in proper form for transfer and (ii) the Person requesting such payment shall have paid any transfer and other similar Taxes required by reason of the payment of the Per Share Merger Consideration to a Person other than the Registered Holder or shall have established to the reasonable satisfaction of Parent and the Payment Agent that such Tax either has been paid or is not applicable.

(iv) No Other Rights. Until an instruction or certificate and Letter of Transmittal are delivered in accordance with this Section 3.2(b), each Converted Share shall be deemed, from and after the Effective Time, to represent only the right to receive the Per Share Merger Consideration, and the Registered Holders shall cease to have any rights with respect to such Converted Shares, other than the right to receive the Per Share Merger Consideration. The Per Share Merger Consideration issued or paid with respect to each Converted Share upon delivery of a certificate and Letter of Transmittal or an instruction in accordance with Section 3.2(b) shall be deemed to have been issued or paid in full satisfaction of all rights pertaining to that Converted Share.

(c) No Further Transfers. At the Effective Time, the stock transfer books of the Company shall be closed and there shall be no further registration of transfers of the shares of Company Common Stock that were outstanding immediately prior to the Effective Time.

(d) Termination of Payment Fund. Any portion of the Payment Fund that remains unclaimed by the holders of Converted Shares twelve (12) months after the Effective Time shall be delivered by the Payment Agent to Parent or the Surviving Company, as determined by Parent. Any holder of a Converted Share who has not complied with Section 3.2(b) by such time shall thereafter look only to Parent or the Surviving Company, as applicable, for payment of the Per Share Merger Consideration with respect to such Converted Share.

(e) No Liability. None of Parent, Merger Sub, the Surviving Company or the Payment Agent shall, to the fullest extent permitted by applicable Laws, be liable to any holder of Converted Shares for any Per Share Merger Consideration properly delivered to a public official under applicable abandoned property, escheat or similar Laws. If an instruction or certificate and Letter of Transmittal have not been delivered in accordance with Section 3.2(b) with respect to any Converted Shares prior to five (5) years after the Effective Time (or immediately prior to such earlier date on which any Per Share Merger Consideration in respect of such Converted Shares would otherwise escheat to or become the property of any Governmental Entity), any Per Share Merger Consideration payable in respect of such Converted Shares shall, to the fullest extent permitted by applicable Laws, become the property of Surviving Company, free and clear of all claims or interests of any Person previously entitled to that Per Share Merger Consideration.

Section 3.3 Withholding Rights. Each of Parent, the Surviving Company, the Payment Agent and any other withholding agent hereunder shall be entitled to deduct and withhold from the Per Share Merger Consideration payable to any Person such amounts as it is required to deduct and withhold from such payment under any applicable Tax Laws. If Parent, the Surviving Company, the Payment Agent or any such other withholding agent, as the case may be, deducts or withholds any such amounts, such amounts shall, to the extent remitted to the appropriate Governmental Entity, be treated for all purposes as having been paid to the Person in respect of whom the Payment Agent, Parent, the Surviving Company or such other withholding agent, as the case may be, made such deduction and withholding.

Section 3.4 Lost Certificates. If any certificate evidencing ownership of shares of Company Common Stock shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such certificate to be lost, stolen or destroyed, the Payment Agent shall, in exchange for such lost, stolen or destroyed certificate, pay the Per Share Merger Consideration deliverable in respect thereof pursuant to this Agreement. Parent may, in its reasonable discretion and as a condition precedent to the payment of any Per Share Merger Consideration, require the owners of such lost, stolen or destroyed certificates to deliver a bond in a reasonable sum as it may reasonably direct as indemnity against any claim that may be made against Parent, Merger Sub, the Surviving Company or the Payment Agent with respect to the certificates alleged to have been lost, stolen or destroyed.

Section 3.5 Appraisal Rights. Notwithstanding anything to the contrary in this Agreement, shares of Company Common Stock issued and outstanding immediately prior to the Effective Time, the holder of which (i) is entitled to demand appraisal rights under Section 262 of the DGCL, (ii) has not tendered their shares of Company Common Stock into the Offer, (iii) has properly exercised and perfected such holder’s demand for appraisal in accordance with Section 262 of the DGCL, and (iv) as of the Effective Time has neither effectively withdrawn nor lost their rights to such appraisal and payment under the DGCL (each such share, a “Company Dissenting Share”), shall not be converted into the right to receive the Per Share Merger Consideration. At the Effective Time, all Company Dissenting Shares shall be canceled and shall cease to exist and shall represent the right to receive only such consideration as shall be determined pursuant to Section 262 of the DGCL. If, after the Effective Time, any holder of a Company Dissenting Share withdraws, loses or fails to perfect such holder’s rights to appraisal, such Company Dissenting Share shall be treated as if such Company Dissenting Share had been converted, as of the Effective Time, into the Per Share Merger Consideration. Such holders of Company Dissenting Shares shall be entitled only to those rights granted under Section 262 of the DGCL. The Company shall promptly notify Parent upon receipt of any written demands received by the Company for appraisal under Section 262 of the DGCL and any withdrawals of such demands, and to the extent permitted by applicable Law, Parent shall have the right to participate in and direct all negotiations and proceedings with respect to such demands. The Company shall not, except with the prior written consent of Parent, make any payment with respect to, or settle or offer to settle, any such demands.

Section 3.6 Treatment of Equity Awards.

(a) Treatment of Vested Company Stock Options.

(i) Immediately prior to the Effective Time, each vested Company Stock Option (including any Company Stock Option that becomes vested in accordance with the terms of the stock option agreement governing such Company Stock Option or any Company Equity Plan upon consummation of the Merger, if any) having an exercise price less than the Per Share Cash Amount shall automatically, by virtue of the Merger and without any action on the part of the Company, Parent, Merger Sub or the holder of such Company Stock Option, be cancelled and converted into the right to receive (A) an amount in cash (without interest and less any applicable Tax withholding) equal to the product of (i) the amount by which the Per Share Cash Amount exceeds the per share exercise price of each such Company Stock Option, multiplied by (ii) the aggregate number of shares of Company Common Stock subject to the vested portion of such Company Stock Options and (B) one CVR for each share of Company Common Stock subject to the vested portion of such Company Stock Option immediately prior to the Effective Time. Any amounts payable in respect of such CVR shall only be payable if, when, and to the extent that the Milestone Payment Amount becomes payable pursuant to the CVR Agreement.

(ii) Immediately prior to the Effective Time, each vested Company Stock Option (including any Company Stock Option that becomes vested in accordance with the terms of the stock option agreement governing such Company Stock Option or any Company Equity Plan upon consummation of the Merger, if any) having an exercise price that is equal to or greater than the Per Share Cash Amount and less than the sum of the Per Share Cash Amount and the Maximum Milestone Payment Amount (each such option, a “Closing Date Contingent Option”) shall automatically, by virtue of the Merger and without any action on the part of the

Company, Parent, Merger Sub or the holder of such Company Stock Option, be cancelled and converted into the right to receive an amount in cash (without interest and less any applicable Tax withholding) equal to the product of (i) the total number of shares of Company Common Stock subject to the Closing Date Contingent Option immediately prior to the Effective Time, multiplied by (ii) the cash payment a holder of one CVR would receive, as and when such payment is made to the holders of CVRs; provided that each such Closing Date Contingent Option shall only receive the excess, if any, of the sum of (A) the Per Share Cash Amount plus (B) such Milestone Payment Amount minus the applicable per share exercise price of such Closing Date Contingent Option. Any amounts payable in respect of such CVR shall only be payable if, when, and to the extent that the Milestone Payment Amount becomes payable pursuant to the CVR Agreement.

(iii) Immediately prior to the Effective Time, each vested Company Stock Option (including any Company Stock Option that becomes vested in accordance with the terms of the stock option agreement governing such Company Stock Option or any Company Equity Plan upon consummation of the Merger, if any) having an exercise price equal to or greater than the sum of the Per Share Cash Amount and the Maximum Milestone Payment Amount shall be canceled as of the Effective Time for no consideration.

(b) Treatment of Unvested Company Stock Options.

(i) At the Effective Time, each outstanding Company Stock Option that is not vested (including any Company Stock Option that does not become vested in accordance with the terms of the stock option agreement governing such Company Stock Option or any Company Equity Plan upon consummation of the Merger) (each, an “Unvested Company Stock Option”) having an exercise price less than the Per Share Cash Amount shall automatically, by virtue of the Merger and without any action on the part of the Company, Parent, Merger Sub or the holder of such Unvested Company Stock Option, be cancelled and converted into (A) a restricted cash award (an “Option Restricted Cash Award”) with a cash value equal to (i) the total number of shares of Company Common Stock subject to such Unvested Company Stock Option immediately prior to the Effective Time, multiplied by (ii) the excess of the Per Share Cash Amount over the per share exercise price of such Unvested Company Stock Option and (B) one CVR for each share of Company Common Stock subject to such Company Stock Option immediately prior to the Effective Time. Except as otherwise provided in this Section 3.6(b), each such Option Restricted Cash Award and any amounts payable with respect to such CVR shall continue to have, and shall be subject to, the same vesting terms and conditions as applied to the corresponding Unvested Company Stock Option immediately prior to the Effective Time, and shall be paid in cash (without interest and less any applicable Tax withholding) through Parent’s or the Surviving Company’s payroll as soon as practicable following (and in no event later than thirty (30) days after) each applicable vesting event or, in respect of the CVR, if later, the Milestone Payment Date in accordance with the CVR Agreement. Any amounts payable in respect of such CVR shall only be payable if, when, and to the extent that the Milestone Payment Amount becomes payable pursuant to the CVR Agreement.

(ii) At the Effective Time, each outstanding Unvested Company Stock Option having an exercise price that is equal to or greater than the Per Share Cash Amount and less than the sum of the Per Share Cash Amount and the Maximum Milestone Payment Amount (each such option, an “Unvested Closing Date Contingent Option”) shall automatically, by virtue of the Merger and without any action on the part of the Company, Parent, Merger Sub or the holder of such Company Stock Option, be cancelled and converted into the right to receive an amount in cash (without interest and less any applicable Tax withholding) equal to the product of (x) the total number of shares of Company Common Stock subject to the Unvested Closing Date Contingent Option immediately prior to the Effective Time, multiplied by (y) the total cash payments a holder of one CVR would have received, as and when such CVR payment is made to the holders of CVRs; which shall equal, for each share of Company Common Stock subject to the Unvested Closing Date Contingent Option immediately prior to the Effective Time, the excess, if any, of the sum of (A) the Per Share Cash Amount minus the applicable exercise price of such Unvested Closing Date Contingent Option plus (B) such Milestone Payment Amount (a “CVR Cash Award”). Except as otherwise provided in this Section 3.6(b), each such CVR Cash Award shall continue to have, and shall be subject to, the same vesting terms and conditions as applied to the corresponding Unvested Closing Date Contingent Option immediately prior to the Effective Time, and shall be paid in cash (without interest and less any applicable Tax withholding) through Parent’s or the Surviving Company’s payroll as soon as practicable following (and in no event later than thirty (30) days after) the date the CVR is earned pursuant to the CVR Agreement. Any amounts payable in respect of such CVR shall only be payable if, when, and to the extent that the Milestone Payment Amount becomes payable pursuant to the CVR Agreement.

(iii) At the Effective Time, each outstanding Unvested Company Stock Option having an exercise price equal to or greater than the sum of the Per Share Cash Amount and the Maximum Milestone Payment Amount shall be canceled as of the Effective Time for no consideration.

(iv) Following the Effective Time, no Unvested Company Stock Option shall remain outstanding, and each former holder of an Unvested Company Stock Option shall cease to have any rights with respect thereto, except for the right (if any) to receive any payments pursuant to this Section 3.6(b).

(c) Treatment of Restricted Stock Units.

(i) Each Company RSU that is vested in accordance with its terms but not yet settled as of the Effective Time, which shall include any Company RSU that vests at or prior to the Effective Time upon consummation of the Merger in accordance with the terms of the award agreement governing such Company RSUs or any Company Equity Plan (each, a “Vested Company RSU”), if any, shall, at the Effective Time, by virtue of the Merger and without any action on the part of the Company, Parent, Merger Sub or the holder of such Company RSU, automatically be cancelled and converted into the right by the holder of such Vested Company RSU to receive (A) an amount in cash (without interest) equal to (x) the total number of shares of Company Common Stock underlying such award of Company RSUs that is a Vested Company RSU, multiplied by (y) the Per Share Cash Amount and (B) one CVR for each share of Company Common Stock subject to such Vested Company RSU immediately prior to the Effective Time. Any amounts payable in respect of such CVR shall only be payable if, when, and to the extent that the Milestone Payment Amount becomes payable pursuant to the CVR Agreement.

(ii) Each Company RSU that is not a Vested Company RSU (each, an “Unvested Company RSU”) shall, at the Effective Time, by virtue of the Merger and without any action on the part of the Company, Parent, Merger Sub or the holder of an Unvested Company RSU, automatically be cancelled and converted into a (A) restricted cash award (“RSU Restricted Cash Award”) with respect to a cash value equal to (x) the total number of shares of Company Common Stock underlying such Unvested Company RSUs, multiplied by (y) the Per Share Cash Amount and (B) one CVR for each share of Company Common Stock subject to such Unvested Company RSU immediately prior to the Effective Time. RSU Restricted Cash Awards and any payments pursuant to the corresponding CVR shall vest and become payable subject to the same vesting schedule and service-based forfeiture conditions that applied to the corresponding Unvested Company RSU immediately prior to the Effective Time and shall be paid in cash (without interest and less any applicable Tax withholding) through Parent’s or the Surviving Company’s payroll or accounts payable, as applicable, as soon as practicable following (and in no event later than thirty (30) days after) each applicable vesting event or, in respect of the CVR, if later, the Milestone Payment Date in accordance with the CVR Agreement. Any amounts payable in respect of such CVR shall only be payable if, when, and to the extent that the Milestone Payment Amount becomes payable pursuant to the CVR Agreement.

(d) Treatment of Performance-Based Restricted Stock Units.

(i) Each Company PRSU that is outstanding as of the Effective Time (each, a “Company PRSU”) shall, at the Effective Time, by virtue of the Merger and without any action on the part of the Company, Parent, Merger Sub or the holder of such Company PRSU, automatically be assumed and converted into a (A) restricted cash award (a “PRSU Restricted Cash Award”) with respect to a cash value equal to (x) the total number of shares of Company Common Stock underlying such Company PRSU, multiplied by (y) the Per Share Cash Amount and (B) one CVR for each Company PRSU. PRSU Restricted Cash Awards and any payments pursuant to the corresponding CVR shall vest and become payable subject to the same vesting schedule and performance- and service-based forfeiture conditions that applied to the corresponding Company PRSU immediately prior to the Effective Time, and shall be paid in cash (without interest and less any applicable Tax withholding) through Parent’s or the Surviving Company’s payroll, or accounts payable, as soon as practicable following (and in no event later than thirty (30) days after) each applicable vesting event or, in respect of the CVR, if later, the Milestone Payment Date in accordance with the CVR Agreement. Any amounts payable in respect of such CVR shall only be payable if, when, and to the extent that the Milestone Payment Amount becomes payable pursuant to the CVR Agreement.

(e) Payments. On the Closing Date, Parent shall pay to the Company an amount equal to the aggregate payments required to be made pursuant to Section 3.6(a)(i)(A), Section 3.6(c)(i)(A) and Section 3.6(d)(i)(A) (inclusive of any and all applicable withholdings, taxes or other sums required by law to be paid by the Company). As promptly as practicable following the Closing (but no later than the Surviving Company’s second scheduled payroll payment date after the Closing Date), the Surviving Company shall pay to the holders of Company Equity Awards such amounts (if any) described in Section 3.6(a)(i)(A), Section 3.6(c)(i)(A) and Section 3.6(d)(i)(A), less any Taxes required to be withheld under applicable Law with respect to such payments, through the Surviving Company’s payroll in accordance with the Company’s normal payroll practices; provided, however, that to the extent the holder of a Company Equity Award did not receive the Company Equity Award in respect of the holder’s status as a Company Employee, such amounts shall not be paid through the payroll system, but shall be paid through the Company’s standard accounts payable procedures.

(f) Termination of Company Equity Plans and ESPP. As of the Effective Time, each Company Equity Plan shall be terminated and no further Company Stock Options, Company RSUs, Company PRSUs, other equity interests in the Company or other rights with respect to shares of Company Common Stock shall be granted thereunder. Following the Effective Time, no Company Stock Option, Company RSU, Company PRSU, other equity interest in the Company or other right with respect to shares of Company Common Stock that was outstanding immediately prior to the Effective Time shall remain outstanding, and each former holder of any such Company Stock Option, Company RSU, Company PRSU, other equity interest in the Company or other right shall cease to have any rights with respect thereto, except the right to receive the applicable payments set forth in this Section 3.6. In addition, as of the Effective Time, the Company ESPP shall be terminated pursuant to the terms of the Company ESPP and no further rights with respect thereto shall be granted thereunder. Parent and the Company may agree to treat equity compensation held by Company employees subject to non-U.S. law in a manner other than that contemplated above in this Section 3.6 to the extent necessary or advisable to take into account applicable non-U.S. law or Tax or employment considerations.

(g) Company ESPP. The only offering period in effect under the Company ESPP as of the date of this Agreement ends on November 16, 2026 (the “Current ESPP Offering Period”). Any outstanding options granted under the Company ESPP with respect to such Current ESPP Offering Period shall be exercised no later than immediately prior to the Effective Time. As soon as practicable following the date of this Agreement, the Company Board shall take all such actions as are required to provide that, (i) no new offering period will commence, nor will the existing offering period be extended, following the date of this Agreement; (ii) no new individuals will be permitted to enroll in the Company ESPP following the date of this Agreement; (iii) with respect to the Current ESPP Offering Period, no existing participant will be permitted to increase his or her rate of deductions and purchases following the date of this Agreement; and (iv) no shares of Company Common Stock will be issued under the Company ESPP except with respect to the Current ESPP Offering Period, as set forth above.

(h) Board Actions. Prior to the Effective Time, the Company Board shall provide such notices, if any, to the extent required under the terms of any of the Company Equity Plans or the Company ESPP, adopt appropriate resolutions and take such other actions as are necessary, advisable and appropriate (including using commercially reasonable efforts to obtain any required consents) to effect the treatment and transactions described in this Section 3.6 and otherwise to give effect to the provisions hereof (including the satisfaction of the applicable requirements of Rule 16b-3(e) promulgated under the Exchange Act and the termination of the Company Equity Plans, the Company ESPP, and all awards thereunder). Prior to the Effective Time, the Company shall provide notice to each Person who is a holder of Company Stock Options, Company RSUs or Company PRSUs describing the treatment of and payment for such equity awards pursuant to this Section 3.6.

(i) 409A Exemption. The Parties intend that each Equity Award CVR is exempt from or in compliance with Section 409A of the Code, and this Agreement shall be interpreted and administered in accordance therewith. None of the Parties to this Agreement nor any of their employees, directors or representatives shall have any liability to any Person in respect of Section 409A of the Code.

Section 3.7 Certain Adjustments. Notwithstanding any provision of this Article III to the contrary, if, between the date of this Agreement and the Effective Time, (a) the outstanding shares of Company Common Stock shall have been increased, decreased, changed into or exchanged for a different number of shares or different class, in each case, by reason of any reclassification, recapitalization, stock split (including reverse stock split), split-up, combination or exchange of shares, or (b) a stock dividend or dividend payable in any other securities of the Company shall be declared with a record date within such period, in each case, the Per Share Merger Consideration shall be proportionately adjusted to reflect such event and provide the Company Stockholders the same economic effect as contemplated by this Agreement prior to such event.

Section 3.8 Intended Tax Treatment. The parties hereto intend to treat, for U.S. federal and applicable state and local income Tax purposes (a) each Milestone Payment Amount paid with respect to the CVRs (other than any Equity Award CVRs) as amounts received with respect to a capital asset to the extent not treated as imputed interest under Section 483 of the Code and (b) each Milestone Payment Amount paid with respect to the Equity Award CVRs as compensation (and not to treat the issuance of such Equity Award CVRs as itself constituting a payment). Parent and/or the Rights Agent shall report consistently with the foregoing except as required by a final determination within the meaning of Section 1313(a) of the Code (or similar determination for state or local purposes) or a change (or clarification) of the Law occurring after the date hereof. Parent and/or Rights Agent, as applicable, shall report the applicable portion of any Milestone Payment Amount paid with respect to the CVRs (other than any Equity Award CVRs) as the receipt of imputed interest under Section 483 of the Code (and analogous provisions of state or local Law) to the extent required by applicable Law.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth (i) in the Company SEC Reports publicly filed on or after January 1, 2024 but at least one Business Day prior to the date of this Agreement (including any exhibits or schedules to the Company SEC Reports and any documents incorporated by reference therein but excluding any disclosures set forth under the captions “Risk Factors” and “Forward-Looking Statements” and similar captions to the extent they are general in nature, or are cautionary, predictive or forward-looking in nature), except that it is understood that any matter disclosed in such Company SEC Reports will not be deemed to be disclosed for purposes of Section 4.1 (Organization and Power), Section 4.2 (Corporate Authorization), Section 4.7 (Capitalization), Section 4.12(b) (Absence of Changes) and Section 4.26 (Brokers and Finders), or (ii) in the disclosure letter, dated as of the date of this Agreement, delivered by the Company to Parent (the “Company Disclosure Letter”) pursuant to Section 9.5, the Company hereby represents and warrants to Parent and Merger Sub as follows:

Section 4.1 Organization and Power. Each of the Company and its Subsidiaries is a corporation, limited liability company or other legal entity duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization (in the case of good standing, to the extent such jurisdiction recognizes such concept), except in the case of the Subsidiaries where the failure to be so organized, exist or be in good standing would not reasonably be expected to (x) be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole or (y) prevent or materially delay or impede the ability of the Company and its Subsidiaries to perform their obligations under this Agreement or consummate the Offer, the Merger or the other Transactions. Each of the Company and its Subsidiaries has the requisite power and authority to own, lease and operate its assets and properties and to carry on its business as now conducted, except in the case of the Subsidiaries where the failure to have such power or authority would not reasonably be expected to (x) be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole or (y) prevent or materially delay or impede the ability of the Company and its Subsidiaries to perform their obligations under this Agreement or consummate the Offer, the Merger or the other Transactions. Each of the Company and its Subsidiaries is duly qualified or licensed to do business as a foreign corporation, limited liability company or other legal entity, and is in good standing (to the extent such jurisdiction recognizes such concept), in each jurisdiction where the character of the assets and properties owned, leased or operated by it or the nature of its business makes such qualification or license necessary, except where failures to be so qualified or licensed or in good standing would not reasonably be expected to (x) be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole or (y) prevent or materially delay or impede the ability of the Company and its Subsidiaries to perform their obligations under this Agreement or consummate the Offer, the Merger or the other Transactions.

Section 4.2 Corporate Authorization. The Company has all necessary corporate power and authority to enter into this Agreement and to consummate the Transactions. The Company Board has unanimously duly adopted resolutions (a) determining that the terms of this Agreement and the Transactions are advisable, fair to and in the best interests of the Company and the Company Stockholders (other than the holders of Company Excluded Shares), (b) approving this Agreement and the Transactions, including the Offer and the Merger, (c) resolving that the Merger shall be effected under Section 251(h) of the DGCL, and (d) recommending that the Company Stockholders tender their shares of Company Common Stock to Merger Sub pursuant to the Offer, upon the terms and subject to the conditions set forth herein. Subject to Section 6.3, the Company Board Recommendation has not subsequently been withdrawn or modified in a manner adverse to Parent. If the Merger is consummated in accordance with Section 251(h) of the DGCL as contemplated hereby, no vote of the Company Stockholders or any holder of Company Common Stock or any other equity interests of the Company is necessary to authorize or adopt this Agreement or to consummate the Offer or the Merger.

Section 4.3 Enforceability. This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Parent and Merger Sub, constitutes a legal, valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, except, in each case, as enforcement may be limited by bankruptcy, insolvency, fraudulent transfer and conveyance, reorganization, moratorium or similar Laws of general applicability affecting creditors rights and general principles of equity (the “Bankruptcy and Equity Exceptions”).

Section 4.4 Organizational Documents; Subsidiaries.

(a) The Company has made available to Parent correct and complete copies of the certificate of incorporation and bylaws of the Company (including any amendments, attachments or supplements thereto) (collectively, the “Company Organizational Documents”) and the certificate of incorporation and bylaws (or the equivalent organizational documents) of each of the Company’s Subsidiaries (including any amendments, attachments or supplements thereto) (collectively, the “Subsidiary Organizational Documents”), in each case, as in effect on the date of this Agreement. The Company is not in violation in any respect of any of the provisions of the Company Organizational Documents. None of the Subsidiaries is in violation of any provision of the applicable Subsidiary Organizational Document, as applicable, except where such violation would not, individually or in the aggregate, have a Company Material Adverse Effect.

(b) A true, correct and complete list of all the Company’s Subsidiaries, together with the jurisdiction of organization of each Subsidiary and the percentage of the outstanding capital stock of each Subsidiary owned by the Company and each other Subsidiary, in each case, as of the date of this Agreement, is set forth in Section 4.4(b) of the Company Disclosure Letter. The Company does not directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, any corporation, partnership, joint venture or business association or other entity.

Section 4.5 Governmental Authorizations. The execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the Transactions do not and will not require any Approval by any Governmental Entity, other than:

(a) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware;

(b) (i) any reports under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) that may be required in connection with this Agreement and the Transactions (including the filing with the SEC of the Offer Documents and the Schedule 14D-9) and (ii) any filings under the Securities Act of 1933, as amended (the “Securities Act”);

(c) compliance with the rules and regulations of The Nasdaq Stock Market LLC (“Nasdaq”); and

(d) any consents, registrations, declarations, notices or filings as are required to be made or obtained under any foreign antitrust, competition, trade regulation, foreign investment or similar Laws in order to complete the Transactions.

Section 4.6 Non-Contravention; Consents. The execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the Transactions do not and will not:

(a) contravene or conflict with, or result in any violation or breach of, any provision of the Company Organizational Documents;

(b) contravene or conflict with, or result in any violation or breach of, any Laws or Orders applicable to the Company or any of its Subsidiaries or by which any assets or properties of the Company or any of its Subsidiaries (collectively, “Company Assets”) are bound, assuming that all Approvals described in Section 4.5 have been obtained or made, as applicable; or

(c) result in any violation or breach of, or constitute a default (with or without notice or lapse of time or both) under, any Material Contract, require any notice or consent by any Person under any Material Contract, or give rise to any termination, cancellation, or acceleration of any rights or obligations under any Material Contract;

with respect to Section 4.6(b) and Section 4.6(c), other than for such violations, conflicts, breaches, and defaults as would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect.

Section 4.7 Capitalization.

(a) The authorized capital stock of the Company consists solely of (i) 500,000,000 shares of Company Common Stock and (ii) 20,000,000 shares of preferred stock, par value $0.005 per share, of the Company (the “Company Preferred Stock”), with respect to this clause (ii), none of which are issued or outstanding as of the close of business on September 24, 2026 and, with respect to each of clause (i) and clause (ii), none of which have been designated as a series thereof.

(b) As of the close of business on September 24, 2026, (i) 13,240,512 shares of Company Common Stock were issued and outstanding, (ii) no shares of Company Common Stock were held in treasury by the Company and its Subsidiaries, (iii) 1,547,967 shares of Company Common Stock were reserved for issuance upon exercise of Company Stock Options, (iv) 1,310,657 shares of Company Common Stock were reserved for issuance upon vesting of Company RSUs, (v) 3,065,444 shares of Company Common Stock were reserved for issuance upon vesting at the maximum level of achievement of Company PRSUs, (vi) an aggregate of 747,445 shares of Company Common Stock were reserved and available for purchase under the Company ESPP (including shares that may be subject to outstanding options under the Company ESPP), (vii) no warrants to purchase shares of Company Common Stock were issued and outstanding and (viii) no shares of Company Preferred Stock were issued and outstanding.

(c) As of the close of business on September 24, 2026, except as set forth in this Section 4.7, there are no other (i) outstanding shares of capital stock or other equity interests in the Company, (ii) outstanding securities, instruments, bonds, debentures, notes or obligations that are or may become convertible into or exchangeable for any shares of the capital stock or other securities of the Company or its Subsidiaries; (iii) stockholder rights plans, or (iv) shares of capital stock of the Company issued, reserved for issuance or outstanding.

(d) Each outstanding share of Company Common Stock is duly authorized, validly issued, fully paid and non-assessable, and not subject to subscription rights, preemptive rights, rights of first refusal or other similar rights. Each outstanding share of capital stock, limited liability company or membership interest, partnership interest or other equity interest of each Subsidiary of the Company is owned by the Company, directly or indirectly, beneficially and of record, free and clear of all Liens (except Permitted Liens) and transfer restrictions, and is duly authorized, validly issued and, to the extent relevant under applicable Laws, fully paid and non-assessable, and not subject to any subscription rights, preemptive rights, rights of first refusal or other similar rights and each such share or other equity interest owned by the Company or any of its Subsidiaries is free and clear of all Liens (except Permitted Liens), except as would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect.

(e) Section 4.7(e) of the Company Disclosure Letter sets forth the following complete and accurate list of information with respect to each Company Stock Option, Company RSU, and Company PRSU outstanding as of the date of this Agreement, as applicable: (i) the name of the recipient; (ii) the number of shares of Company Common Stock subject to such Company Stock Option, Company RSU, or Company PRSU (assuming applicable performance criteria were deemed satisfied at target performance); (iii) the exercise or purchase price of such Company Stock Option, if applicable; (iv) the date on which such Company Stock Option, Company RSU, or Company PRSU was granted; (v) the vesting schedule applicable to such Company Stock Option, Company RSU, or Company PRSU (including the vested and unvested portion of each such Company Stock Option, Company RSU, or Company PRSU as of the date of this Agreement); (vi) the date on which such Company Stock Option expires; and (vii) whether such Company Stock Option is intended to be an incentive stock option as described in Section 422 of the Code. All grants of Company Stock Options, Company RSUs, and Company PRSUs were validly issued and properly approved by the Company Board in accordance with all applicable Laws. With respect to each Company Stock Option (whether outstanding or previously exercised), (A) each grant of such Company Stock Option was duly authorized no later than the date on which the grant of such Company Stock Option was by its terms to be effective (the “Grant Date”) by all necessary corporate and stockholder action, (B) each such grant was made in accordance with the terms of the applicable Company Equity Plan and all applicable Laws, (C) the exercise price per Company Common Stock of each Company Stock Option was not less than the fair market value of one Company Common Stock on the applicable Grant Date (determined in accordance with Section 409A of the Code and the Treasury Regulations thereunder), and (D) each Company Stock Option that is intended to qualify as an “incentive stock option” satisfies the requirements of Section 422 of the Code. The Company has made available to Parent complete and accurate copies of all (A) Company Stock Plans, (B) forms of agreements evidencing Company Stock Options, Company RSUs and Company PRSUs and (C) forms of agreements evidencing any other equity or equity-linked award or compensation arrangement.

Section 4.8 SEC Reports. Since January 1, 2024, the Company has timely filed with or furnished to, as applicable, the SEC all forms, reports, schedules, certifications, statements and other documents (including exhibits, financial statements and schedules thereto and all other information incorporated therein) required to be publicly filed with or furnished to the SEC by the Company pursuant to the Exchange Act or the Securities Act (collectively, the “Company SEC Reports”). Each of the Company SEC Reports (a) was prepared in accordance in all material respects with the requirements of the Securities Act, the Exchange Act or the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), including the rules and regulations promulgated thereunder, and (b) did not, at the time they were filed with or furnished to the SEC or, if amended, supplemented or superseded, as of the date of the most recent amendment, supplement or filing, contain any untrue statement of a material fact or omit to state a material fact required to be stated

therein or necessary in order to make the statements therein, in the light of the circumstances under which such statements were made, not misleading. No Subsidiary of the Company is subject to the periodic reporting requirements of the Exchange Act or is otherwise required to file with or furnish to the SEC, any foreign Governmental Entity that performs a similar function to that of the SEC or any securities exchange or quotation service, any forms, reports, schedules, certifications, statements and other documents. No executive officer of the Company required to make a certification under Sections 302 or 906 of the Sarbanes-Oxley Act has failed to make the certifications required of such executive officer under Sections 302 or 906 of the Sarbanes-Oxley Act with respect to the Company SEC Reports. As of the date of this Agreement, there are no outstanding or unresolved comments in comment letters received from the SEC with respect to the Company SEC Reports. To the Knowledge of the Company, none of the Company SEC Reports is subject to ongoing SEC Review. The Company is in compliance in all material respects with all current listing and corporate governance requirements of Nasdaq.

Section 4.9 Disclosure Controls and Procedures.

(a) The Company (with respect to itself and its consolidated Subsidiaries) has established and maintains, and at all times since January 1, 2024 has maintained, proper disclosure controls and procedures and internal controls over financial reporting (as such terms are defined in Rule 13a-15 and 15d-15 under the Exchange Act) as required by Rule 13a-15 or Rule 15d-15 under the Exchange Act designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP. The Company’s disclosure controls and procedures are reasonably designed to ensure that all material information relating to the Company (with respect to itself and its consolidated Subsidiaries) required to be disclosed by the Company in the reports that it files or furnishes under the Exchange Act is accumulated and communicated to the Company’s principal executive officer, its principal financial officer or those individuals responsible for the preparation of the consolidated financial statements of the Company included in the Company SEC Reports to allow timely decisions regarding required disclosure and to make the certifications required by Rule 13a-14 or Rule 15d-14 under the Exchange Act and pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act.

(b) The Company (with respect to itself and its consolidated Subsidiaries) has devised and maintains a system of internal accounting controls sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements in accordance with generally accepted accounting principles (“GAAP”), including policies and procedures that (i) require the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of the Company; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP and that receipts and expenditures of the Company are being made only in accordance with appropriate authorizations of the Company’s management and the Company Board; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the assets of the Company.

(c) The Company has disclosed, based on the most recent evaluation of its disclosure controls and procedures and internal control over financial reporting by its chief executive officer and its chief financial officer, to the Company’s independent auditors and to the audit committee of the Company Board (i) all “significant deficiencies” in the design or operation of its internal controls over financial reporting that would reasonably be expected to adversely affect the Company’s ability to record, process, summarize and report financial information and has identified for the Company’s independent auditors and the audit committee of the Company Board any “material weaknesses” in such internal controls over financial reporting and (ii) any fraud, whether or not material, that involves management or other employees of the Company or any of its Subsidiaries who have a significant role in the Company’s internal control over financial reporting, including any claim regarding the foregoing. The Company has no “significant deficiencies” or “material weaknesses” in the design or operation of internal controls over financial reporting that are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information.

(d) Neither the Company nor any of its Subsidiaries is a party to nor has any obligation or other commitment to become a party to any securitization transaction, “off-balance sheet” partnership or any similar contract (including any contract relating to any transaction or relationship between or among the Company or any of its Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity, on the other hand, or any “off-balance sheet arrangements” (as defined in the instructions to Item 303(b) of Regulation S-K under the Exchange Act)) where the result, purpose or intended effect of such contract is to avoid disclosure of any material transaction involving, or material liabilities, whether absolute, contingent, accrued or fixed, matured or unmatured, or otherwise, that are required by GAAP to be reflected or reserved against on the Company in the Company’s published financial statements or other Company SEC Reports (including any audited financial statements and unaudited interim financial statements of the Company included therein).

Section 4.10 Financial Statements. The audited consolidated financial statements and unaudited consolidated interim financial statements of the Company and its consolidated Subsidiaries (including the related notes) included in or incorporated by reference into the Company SEC Reports:

(a) were prepared in all material respects in accordance with GAAP consistently applied during the periods involved, except as may be indicated in the notes to such financial statements or as permitted by Regulation S-X, or, in the case of unaudited financial statements, as permitted by Form 10-Q of the SEC or other rules and regulations of the SEC; and

(b) fairly present in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and their consolidated results of operations, cash flows, retained earnings/losses and changes in financial position, as the case may be, for the periods then ended (subject, in the case of any unaudited interim financial statements, to the absence of footnote disclosure and normal year-end audit adjustments that are not, individually or in the aggregate, material), except in each case as may be noted therein or in the notes thereto.

Section 4.11 Liabilities. There are no liabilities or obligations of any kind, whether accrued, contingent, absolute, inchoate or otherwise (collectively, “Liabilities”) of the Company or any of its Subsidiaries other than:

(a) Liabilities disclosed in the consolidated balance sheet of the Company and its consolidated Subsidiaries as of December 31, 2025 and the footnotes thereto set forth in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2025 (the “Audited Company Balance Sheet”);

(b) Liabilities disclosed in the consolidated balance sheet of the Company and its consolidated Subsidiaries as of June 30, 2026 set forth in the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2026;

(c) Liabilities incurred since June 30, 2026 in the ordinary course of business (excluding in any case Liabilities arising from any material breach by the Company or any of its Subsidiaries of obligations to which it is subject);

(d) Liabilities incurred pursuant to the terms of this Agreement or in contemplation of the Transactions; and

(e) other Liabilities that have not had, and would not have, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.12 Absence of Certain Changes. Since June 30, 2026 through the date of this Agreement:

(a) except for the Transactions and discussions and negotiations related thereto, the Company and each of its Subsidiaries have conducted their business in all material respects in the ordinary course of business consistent with past practices;

(b) there has not occurred a Company Material Adverse Effect; and

(c) neither the Company nor any of its Subsidiaries has taken any action that would have constituted a breach of, or required Parent’s consent pursuant to, Section 6.1 (other than clauses (vii), (xi) or (xx) thereof) had the covenants set forth therein applied since June 30, 2026.

Section 4.13 Litigation. There are no, and since January 1, 2024 there have been no, legal actions, claims, demands, arbitrations, mediations, hearings, charges, complaints, investigations, audits, examinations, indictments, litigations, suits, inquiries or other civil, criminal, administrative or investigative proceedings (collectively, “Legal Actions”) pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries or, to the Knowledge of the Company, against any director, officer or employee of the Company or any of its Subsidiaries or other Person for whom the Company or any of its Subsidiaries may be liable, other than Legal Actions that have not had, individually or in the aggregate, a Company Material Adverse Effect. Since January 1, 2024 there have been no Orders to which the Company or any of its Subsidiaries is subject. Since January 1, 2024, there has been no material investigation or review by any Governmental Entity with respect to the Company or any of its Subsidiaries pending or, to the Company’s Knowledge, threatened.

Section 4.14 Contracts.

(a) Section 4.14(a) of the Company Disclosure Letter identifies each Company Contract that constitutes a Material Contract as of the date of this Agreement, other than any Company Contract (1) that is a nondisclosure agreement entered into (x) in the ordinary course of business or (y) in connection with discussions, negotiations and transactions related to this Agreement or other potential strategic transactions, (2) that is a Company Benefit Plan of the type not described in subsection (vi) below, (3) that is filed or furnished by the Company with the Company SEC Reports or (4) that is a Standard License (each of such Company Contracts, a “Material Contract”):

(i) any Company Contract containing any requirement that the Company or its Subsidiaries make, directly or indirectly, any material advance, loan, extension of credit or capital commitment or contribution to, or other investment in, any Person, or any capital expenditure after the date hereof in an amount in excess of $1,000,000;

(ii) any Company Contract that (A) grants any right of first refusal, right of first offer or similar right with respect to any material Company Assets or (B) limits or purports to limit the ability of the Company or any of its Subsidiaries to own, operate, sell, transfer, pledge or otherwise dispose of any material properties or assets, in each case under clause (A) and (B), which rights or limitations are material to the Company and its Subsidiaries, taken as a whole;

(iii) any Company Contract that (A) expressly limits or purports to limit, in any material respect, the ability of the Company or its Subsidiaries (or, following the Closing, the Surviving Company, Parent or any of its Affiliates) to compete in any line of business or with any Person or in any geographic area or during any period of time, (B) provides for any material exclusivity obligations of the Company or its Subsidiaries binding on the Company or its Subsidiaries (or, following the Closing, the Surviving Company, Parent or any of its Affiliates), or (C) contains any “most favored nation” or similar provisions requiring the Company or any of its Subsidiaries (or, following the Closing, the Surviving Company, Parent or any of its Affiliates) to offer to any Person any terms or conditions that are at least as favorable as those offered to one or more other Persons;

(iv) any Company Contract relating to the acquisition or disposition by the Company or any of its Subsidiaries, directly or indirectly (whether by merger, sale of stock, sale of assets or otherwise), of any business, business assets or capital stock or other equity interests of any Person, in each case, with a fair market value in excess of $1,000,000 (other than any such Company Contract relating to the acquisition or disposition of assets in the ordinary course of business consistent with past practices) that includes any earn-out or other similar contingent payment obligation of the Company or any of its Subsidiaries in excess of $1,000,000 outstanding as of the date hereof;

(v) any Company Contract that requires, during the remaining term of such Company Contract, annual payments to or from the Company or its Subsidiaries of more than $1,000,000;

(vi) any Company Contract for the employment, engagement or individual service of any current or former employee, officer, director, manager, independent contractor, consultant or other individual service provider on a full-time, consulting or other basis providing for: (a) annual base salary in excess of $200,000, (b) change in control or transaction-related bonuses or benefits, or (c) severance entitlements or otherwise that cannot be terminated upon thirty (30) days’ notice or less without further payment, liability or obligation;

(vii) any joint venture, partnership or similar arrangement, in each case, involving a sharing of profits or expenses or payments based on revenues or profits of the Company or its Subsidiaries;

(viii) any Government Contract involving annual payments to or from the Company or its Subsidiaries of more than $1,000,000 from and after the date hereof;

(ix) any Company Contract relating to the incurrence of indebtedness for borrowed money (including any credit agreements, indentures, loans, letters of credit, guarantee, performance bonds and surety bonds, whether or not drawn or called, and any mortgages, pledges or security agreements relating thereto) or any security interest in the Company’s or any of its Subsidiaries’ tangible or intangible assets, in each case, in an amount in excess of $1,000,000;

(x) any Lease, including any Contract required to be set forth on Section 4.21(b) of the Company Disclosure Letter;

(xi) any collective bargaining agreement or other Company Contract with any labor union, works council, labor organization or employee representative (each, a “Labor Agreement”);

(xii) any Company Contract set forth or required to be set forth on Section 4.19(c) of the Company Disclosure Letter; and

(xiii) any Company Contract relating to the settlement or resolution of any litigation or other proceeding or Legal Action that (A) is with a Governmental Entity, or (B) provides for any continuing material obligations on the part of the Company or any of its Subsidiaries.

(b) As of the date of this Agreement, the Company has either delivered or made available to Parent a complete and accurate copy of each Company Contract (including any amendments, attachments or supplements thereto). Except for matters which would not, individually or in the aggregate, be material to the Company and its Subsidiaries, taken as a whole, (i) each Company Contract is in full force and effect and, in accordance with its terms, constitutes a legal, valid, binding and enforceable obligation of the Company or its Subsidiaries party thereto and, to the Knowledge of the Company, of the other parties thereto, (ii) except as otherwise set forth on Section 4.14(b) of the Company Disclosure Letter, none of the Company or its Subsidiaries, as applicable, nor, to the Knowledge of the Company, any other party thereto, is in breach of or default under (or is alleged to be in breach of or default under), or has provided or received as of the date hereof any notice of any intention to terminate, renegotiate, claim a breach under, cancel or not renew any Company Contract, and (iii) no event, circumstance or condition has occurred, as of the date hereof, that, to the Knowledge of the Company, with or without the lapse of time or the giving of notice, or both, other than entering into and performing this Agreement and the Transactions, would constitute a breach of any Company Contract or result in the right to terminate, amend, cancel or cause or permit the acceleration or other material changes of any right or obligation or the loss of any material benefit thereunder by the Company or its Subsidiaries, or any other party thereto. Since January 1, 2024, neither the Company nor any of its Subsidiaries has waived, or failed to enforce, any of its material rights or benefits under any Company Contract, except for matters which would not, individually or in the aggregate, be material to the Company and its Subsidiaries, taken as a whole.

Section 4.15 Taxes.

(a) The Company and each of its Subsidiaries has timely filed with the appropriate Taxing authority all material Tax Returns required to be filed by them (taking into account all applicable extensions), and all such Tax Returns are correct and complete in all material respects and were prepared in compliance in all material respects with all applicable Laws.

(b) The Company and each of its Subsidiaries have timely paid all material Taxes for which they are liable (whether or not shown as due and payable on any Tax Return).

(c) All material Taxes that were required to be withheld by the Company or any of its Subsidiaries in connection with (i) amounts paid or owing to any Person or (ii) sales, use, ad valorem, and value added Taxes, have, in each case, been timely withheld and, to the extent required, properly and timely paid or deposited to the appropriate Taxing authority. The Company and each of its Subsidiaries have complied in all material respects with all information and reporting requirements relating to such withholding.

(d) No audit, examination, inquiry, investigation, request for information or other proceeding by any Taxing authority is pending, in progress or threatened in writing with respect to any material Tax Return filed or required to be filed by the Company or any of its Subsidiaries or any material amount of Tax paid or required to be paid by the Company or any of its Subsidiaries.

(e) No claim, assessment or deficiency for any material Tax has been assessed or proposed in writing or threatened in writing against the Company or any of its Subsidiaries that has not been fully settled and paid or otherwise resolved in full.

(f) Neither the Company nor any of its Subsidiaries is the beneficiary of, or has requested, any extension of time to file any material Tax Return, which request or waiver remains outstanding, other than extensions obtained and requests made in the ordinary course of business.

(g) Neither the Company nor any of its Subsidiaries has waived any statute of limitations or agreed to any extension of time with respect to a material Tax claim, assessment or deficiency that, in either case, remains in effect (other than pursuant to requests for extensions of time to file a Tax Return made in the ordinary course of business that do not require the consent of any Taxing authority).

(h) Neither the Company nor any of its Subsidiaries (i) is a party to any Tax allocation, sharing, indemnity, gross-up or similar agreement, other than customary commercial agreements entered into in the ordinary course of business and not primarily related to Taxes, (ii) has been a member of an affiliated group filing consolidated income Tax Returns under Section 1501 of the Code or any similar provision of state, local or foreign Law (other than an affiliated group consisting only of the Company and/or Subsidiaries of the Company), and (iii) has any material liability for Taxes of any other Person (other than the Company or its Subsidiaries) under Treasury Regulations Section 1.1502-6 or any similar provision of state, local or foreign Law, as a transferee or successor, by contract (other than customary commercial agreements entered into in the ordinary course of business and not primarily related to Taxes), or applicable Law.

(i) The unpaid Taxes of the Company and its Subsidiaries (i) did not, as of the date of the unaudited consolidated interim financial statements, materially exceed the reserve for Tax liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the balance sheet of such unaudited consolidated interim financial statements and (ii) will not materially exceed such reserve, as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Company and its Subsidiaries in filing Tax Returns and adjusted for the transactions contemplated by this Agreement.

(j) Each of the Company and its Subsidiaries are in compliance in all material respects with all state and local Laws applicable to abandoned or unclaimed property or escheat and has paid all material amounts owed under any escheat or unclaimed property Laws.

(k) No written claim has been made by any Governmental Entity in a jurisdiction where the applicable Company or Subsidiary thereof does not file Tax Returns or pay Taxes that it is or may be subject to taxation by or in that jurisdiction that has not otherwise been settled, resolved or paid in full. Neither the Company nor any Subsidiary is subject to Tax in any jurisdiction outside its country of incorporation or formation by virtue of having a permanent establishment or other place of business in that jurisdiction.

(l) There are no Liens for material Taxes (other than Permitted Liens) upon any of the assets of the Company or any Subsidiary.

(m) Neither the Company nor any Subsidiary will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) change in method of accounting for or with respect to a Pre-Closing Tax Period made before the Closing, (ii) use by the Company or any Subsidiary of an improper method of accounting or the cash method of accounting in a Pre-Closing Tax Period, (iii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. Law) executed by the Company or any Subsidiary prior to the Closing, or (iv) prepaid amount received or deferred revenue accrued on or prior to the Closing Date outside the ordinary course of business.

(n) Neither the Company nor any Subsidiary has participated in or is participating in any “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2).

(o) Neither the Company nor any of its Subsidiaries has constituted either a “distributing corporation” or “controlled corporation” in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code (i) in the three (3) years prior to the date of this Agreement or (ii) in a distribution which could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the Transactions.

Section 4.16 Benefit Plans.

(a) Section 4.16(a) of the Company Disclosure Letter contains a list of each material Company Benefit Plan, and separately identifies any material Company Benefit Plan which covers current or former employees, officers, directors, independent contractors or other individual service providers of the Company or any of its Subsidiaries outside of the United States.

(b) With respect to each Company Benefit Plan, copies of each of the following have been made available to Parent, as applicable: (i) the plan document together with all material amendments and contracts relating thereto (including, for any unwritten plan, a summary of the material terms), (ii) the most recent summary plan description and summary of material modifications thereto, (iii) in the case of any plan that is intended to be qualified under Code Section 401(a), the most recent determination, opinion, or advisory letter from the IRS and any related correspondence, (iv) in the case of any plan for which Forms 5500 are required to be filed, the Form 5500 (and all attachments and auditor’s reports thereto) for the three (3) most recent plan years, (v) copies of the non-discrimination testing results for the two (2) most recent plan years, and (vi) all non-routine correspondence to or from any Governmental Entity with respect to each Company Benefit Plan.

(c) No Company Benefit Plan is or was within the past six years, and neither the Company nor any of its Subsidiaries nor any of their ERISA Affiliates has or reasonably expects to have any Liability or obligation under or with respect to (including current or potential withdrawal Liability): (i) any “multiemployer plan” (as that term is defined in Section 3(37) of ERISA); (ii) any employee plan which is a “defined benefit plan” (as that term is defined in Section 3(35) of ERISA), whether or not terminated, which is subject to Section 412 of the Code and/or Title IV of ERISA; (iii) a “multiple employer plan” as described in Section 413(c) of the Code; or (iv) a “multiple employer welfare arrangement” as described in Section 3(40) of ERISA.

(d) With respect to each Company Benefit Plan: (i) such Company Benefit Plan has been established, funded, administered, sponsored and maintained, in all material respects, in accordance with and in compliance with its terms and all applicable Laws, including ERISA and the Code, and the Company has not incurred (and does not reasonably expect to incur) any material penalty, tax or other liability in relation to any Company Benefit Plan; (ii) all contributions, premiums and other similar payments to, and payments from, such Company Benefit Plan with respect to any period ending on or before the Closing Date have been, in all material respects, timely made or accrued in accordance with GAAP; (iii) all material reports, returns and similar documents required to be filed with any Governmental Entity or distributed to any plan participant have been, in all material respects, duly and timely filed or distributed; and (iv) there are no Legal Actions or other claims (other than routine and uncontested claims for benefits in the ordinary course of business) pending, or to the Knowledge of the Company, threatened.

(e) Each Company Benefit Plan intended to qualify under Section 401(a) of the Code either has been determined by the Internal Revenue Service to be so qualified or is maintained pursuant to a favorable opinion letter from the Internal Revenue Service, and no event has occurred and no condition exists with respect to the form or operation of such Company Benefit Plan which would reasonably be expected to cause the loss of such qualification or exemption, except as has not been, and would not reasonably be expected to be, individually or in the aggregate, materially adverse to the Company and its Subsidiaries, taken as a whole.

(f) There are no Company Benefit Plans, Contracts or other obligations of the Company or any of its Subsidiaries which provides for (or promises to provide for) health, life or other welfare benefits to past or present employees or other service providers (or their dependents or beneficiaries) beyond their retirement or other termination of service, other than coverage mandated by the Consolidated Omnibus Budget Reconciliation Act of 1985, Section 4980B of the Code, Title I of ERISA or any similar state group health plan continuation Laws, the cost of which is fully paid by such employees or their dependents.

(g) Neither the execution of this Agreement nor the consummation of the Transactions could (either alone or in conjunction with any other action by the Company or any of its Subsidiaries prior to the Closing): (i) limit or restrict the right of the Company or any of its Subsidiaries or, after the Effective Time, Parent, to merge, amend or terminate any Company Benefit Plan; (ii) accelerate the time of the payment, funding or vesting of, or increase the amount of, any compensation and/or benefits due to any current or former employee, officer, director, independent contractor or other individual service provider of the Company or any of its Subsidiaries under a Company Benefit Plan; (iii) entitle any such person set forth in the preceding clause to any compensation or benefits (whether in cash, property or vesting of property) that could become payable as a result of, or otherwise triggered upon, consummation of the Transactions, other than as provided for pursuant to (or entered into in accordance with) the terms of Section 3.6, Section 6.1 or Section 6.17 of this Agreement or the CVR Agreement; or (iv) result in any amount that could be received or retained (either alone or together with any other amount and whether in cash, property or the vesting of property) by a “disqualified individual” (within the meaning of Section 280G of the Code), failing to be deductible by reason of Section 280G of the Code or being subject to an excise tax under Section 4999 of the Code.

(h) Each Company Benefit Plan that constitutes in any part a “nonqualified deferred compensation plan” (within the meaning of Section 409A of the Code) has been established, operated, maintained and administered in all material respects in operational and documentary compliance with Section 409A of the Code and the regulations and guidance promulgated thereunder.

(i) Neither the Company nor any of its Subsidiaries has any obligation (whether pursuant to a Company Benefit Plan or otherwise) to indemnify, “gross-up”, reimburse or otherwise compensate any individual with respect to the additional Taxes or interest imposed pursuant to Sections 409A or 4999 of the Code (or any corresponding provision of state, local, or foreign Law).

Section 4.17 Labor Relations.

(a) Neither the Company nor any of its Subsidiaries is a party to or bound by a Labor Agreement, and no employees of the Company or any of its Subsidiaries are represented by any labor union, works council, labor organization, or other employee representative with respect to their employment with the Company or any of its Subsidiaries. No labor union, trade union, labor organization, works council or group of employees of the Company or any of its Subsidiaries has made a pending demand in writing or, to the Knowledge of the Company, orally, for recognition or certification as the bargaining representative of any employees of the Company or any of its Subsidiaries, and there are not and since January 1, 2024 there have not been, any actual or, to the Knowledge of the Company, threatened union organizing activities or attempts, card signing activity, or any representation or certification proceedings or petitions seeking a representation proceedings before with the National Labor Relations Board or any other labor relations tribunal or other Governmental Entity.

(b) Neither the Company nor any of its Subsidiaries has experienced any actual or, to the Knowledge of the Company, threatened strike, slowdown, work stoppage, lockout, concerted refusal to work overtime, claim of unfair labor practices, material labor grievance, material labor arbitration, picketing, hand billing, or other material labor dispute since January 1, 2024, and no such disputes, disruptions or claims are pending or, to the Knowledge of the Company, threatened, as of the date hereof.

(c) Except as has not had, and would not have, individually or in the aggregate, a Company Material Adverse Effect, the Company and its Subsidiaries are, and since January 1, 2024 have been, in compliance in all material respects with all applicable Laws relating to employment and labor, including all applicable Laws relating to: discrimination, retaliation or harassment in employment; terms and conditions of employment; termination of employment; wages; overtime classification; hours; meal and rest breaks; occupational safety and health; plant closings and layoffs (including the Worker Adjustment and Retraining Notification Act of 1988, as amended, or any similar Laws (the “WARN Act”)); employee whistle-blowing; immigration and employment eligibility verification (including the completion of Forms I-9 for all U.S. employees and the proper confirmation of employee visas); restrictive covenants; pay transparency; disability rights or benefits; equal opportunity; employee trainings and notices; employee privacy; defamation; background checks and other consumer reports regarding employees and applicants; employment practices; negligent hiring or retention; affirmative action and other employment-related obligations on federal contractors and subcontractors; classification of employees as exempt or non-exempt and of consultants and independent contractors; labor relations; collective bargaining; unemployment insurance; paid time off, leaves of absence; the use of artificial intelligence in employment, and the collection and payment of withholding and/or social security taxes and any similar tax; employee benefits; and workers’ compensation (collectively, “Employment Matters”).

(d) Except as has not had, and would not have, individually or in the aggregate, a Company Material Adverse Effect: (i) each of the Company and its Subsidiaries has fully and timely paid all wages, salaries, wage premiums, commissions, bonuses, severance, termination payments, expense reimbursements, fees and other compensation that have come due and payable to their current or former employees and individual service providers under applicable Law,

Contract, or company policy; (ii) each individual who is providing or since January 1, 2024 has provided services to the Company or any of its Subsidiaries and is or was classified and treated as an independent contractor, consultant, leased employee, or other non-employee service provider, or as an overtime exempt employee, is and has been properly classified and treated as such for purposes of applicable Laws; (iii) each of the Company and its Subsidiaries has maintained legally adequate records regarding the service of all of their employees, including, where required by applicable Law, records of hours worked; (iv) is not liable for any payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Entity with respect to unemployment compensation benefits, social security or other benefits or obligations for any current or former independent contractors or employees (other than routine payments to be made in the ordinary course of business and consistent with past practices); and (v) each employee of the Company or its Subsidiaries is a United States citizen, a United States national, a lawful permanent resident of the United States, or an alien authorized to work in the United States.

(e) There are no, and since January 1, 2024 there have been no, material Legal Actions pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries relating to any Employment Matters; there are no pending or, to the Knowledge of the Company, threatened investigations or audits by any Governmental Entity relating to any Employment Matters of the Company or any of its Subsidiaries; and neither the Company nor any of its Subsidiaries is a party to, or otherwise bound by, any consent decree with, or citation by, any Governmental Entity relating to any Employment Matters.

(f) There has been no “mass layoff” or “plant closing” or similar workforce event (as defined under the WARN Act) involving the Company or any of its Subsidiaries since January 1, 2024.

(g) The Company and its Subsidiaries have thoroughly and impartially investigated all sexual harassment, or other harassment, discrimination or retaliation allegations against officers, directors, employees, or contractors of the Company or its Subsidiaries that have been reported to the Company or its Subsidiaries since January 1, 2021, or of which the Company or its Subsidiaries are otherwise aware. With respect to each such allegation (except those the Company or its applicable Subsidiary reasonably deemed to not have merit), the Company and its Subsidiaries have taken prompt corrective action reasonably calculated to prevent further improper action. To the Company’s Knowledge, there are no such allegations of harassment or discrimination that, if known to the public, would bring the Company or any of its Subsidiaries into material disrepute.

Section 4.18 Environmental Matters. Except as has not had, individually or in the aggregate, a Company Material Adverse Effect:

(a) The Company and each of its Subsidiaries and, to the Knowledge of the Company, their respective predecessors, are and have been in compliance in all material respects with applicable Environmental Laws and possess and comply in all material respects with and have possessed and complied in all material respects with, all Permits required for the conduct of the business and occupation of their facilities pursuant to Environmental Law (“Environmental Permits”), and each Environmental Permit is in full force and effect.

(b) There is no Legal Action, and neither the Company nor any of its Subsidiaries has received any notice, report or other communication, alleging (i) that the Company or any of its Subsidiaries is or may be a potentially responsible person or otherwise subject to any material Liability in connection with any waste disposal site or other location allegedly containing any Hazardous Substances, (ii) that the Company or any of its Subsidiaries has failed to comply in any material respect with, or has any material Liability under, any Environmental Laws or the requirements of any Environmental Permits, (iii) any potential revocation, withdrawal, non-renewal, suspension, cancellation, adverse modification or termination of any Environmental Permit, or (iv) that the Company or any of its Subsidiaries is requested or required by any Governmental Entity to perform any material investigation, corrective or remedial action or other action in connection with any actual or alleged release of Hazardous Substances or violation of Environmental Law.

(c) Neither the Company nor any of its Subsidiaries, has assumed, undertaken, provided an indemnity with respect to, or otherwise become subject to, any material Liabilities of any other Person arising under Environmental Laws or relating to Hazardous Substances.

(d) There has been no Release, manufacture, service, installation, distribution or disposal of, contamination by, or exposure of any Person to Hazardous Substances in violation of Environmental Law, or which has given rise or would give rise to, any Legal Action against or material Liabilities of the Company or any of its Subsidiaries under Environmental Laws, or requiring investigation, corrective or remedial action.

(e) The Company has delivered to Parent complete copies of all environmental and health and safety reports received since January 1, 2024, including Phase I and Phase II reports, and other investigations, studies, audits, tests, reviews or other analyses commenced or conducted by or on behalf of the Company or any of its Subsidiaries’ (or by a third-party of which the Company has knowledge) and other material environmental, health, or safety documents, in each case in relation to the current or prior business of the Company or any of its Subsidiaries or any of its or their real property presently or formerly owned, leased, or operated by the Company or any of its Subsidiaries (or its or their predecessors) that, are in the possession, custody or control of the Company or any of its Subsidiaries.

Section 4.19 Intellectual Property.

(a) The Company or one of its Subsidiaries exclusively own all right, title and interest to all Company Owned IP, free and clear of any Liens, other than Permitted Liens, and except as would not be material to the Company and its Subsidiaries, taken as a whole, the Company and its Subsidiaries have the right to use, pursuant to a valid written license, sublicense or other Contract, all other Intellectual Property which is not owned by the Company or its Subsidiaries but is used in or necessary for the operation of their business. The Company Registered Intellectual Property is subsisting, valid and enforceable.

(b) Section 4.19(b) of the Company Disclosure Letter sets forth a complete and accurate list of all material Company Registered Intellectual Property and material domain name registrations owned by the Company or any of its Subsidiaries, specifying as to each item, as applicable: (A) the title; (B) the owner of the item; (C) the jurisdictions in which the item is issued or registered or in which an application for issuance or registration has been filed; and (D) the issuance, registration, or application numbers and dates.

(c) Section 4.19(c) of the Company Disclosure Letter sets forth all material Intellectual Property Licenses under which the Company or any of its Subsidiaries is a party, excluding (i) non-exclusive, “off the shelf” licenses to third-party Software available on standard terms and conditions for annual license fees of less than $1,000,000 and (ii) Standard Licenses. Each Intellectual Property License is in full force and effect and, in accordance with its terms, constitutes a legal, valid, binding and enforceable obligation of the Company or its Subsidiaries party thereto and, to the Knowledge of the Company, of the other parties thereto, except where such failures to be valid, binding, enforceable or in full force and effect have had, individually or in the aggregate, a Company Material Adverse Effect, taken as a whole, and subject to the effect of applicable Bankruptcy and Equity Exceptions. Except for matters which have not had, individually or in the aggregate, a Company Material Adverse Effect, neither the Company nor any of its Subsidiaries nor, to the Knowledge of the Company, any other party thereto, is in breach of or default under (or is alleged to be in breach of or default under), or has provided or received any notice of any intention to terminate, any Intellectual Property License. Except as has not had, individually or in the aggregate, a Company Material Adverse Effect, taken as a whole, no event, circumstance or condition has occurred, as of the date hereof, that, to the Knowledge of the Company, would constitute a breach of any Intellectual Property License or result in the right to terminate, or cause or permit the acceleration or other material changes of any right or obligation or the loss of any material benefit thereunder by the Company or its Subsidiaries, or any other party thereto. Correct and complete copies of each material Intellectual Property License (including all modifications, amendments and supplements thereto and waivers thereunder) have been made available to Parent.

(d) The Company and its Subsidiaries have taken commercially reasonable steps to, in the ordinary exercise of their business discretion, maintain and protect all material Company Owned IP and to protect the secrecy, confidentiality and value of their Trade Secrets (including any information of any Person obtained by or on behalf of the Company or any of its Subsidiaries under a condition of continued confidentiality and non-disclosure) and the proprietary nature and value of all Intellectual Property material to the business of the Company and its Subsidiaries as currently conducted.

(e) Each present or past employee, officer, consultant or any other Person, in each case, who developed any material Intellectual Property on behalf of the Company or its Subsidiaries has executed a valid and enforceable agreement with the Company or its Subsidiaries that (i) conveys any and all right, title and interest in and to all Intellectual Property developed by such person to the Company or its Subsidiaries and (ii) obligates such Person to keep any confidential information, including Trade Secrets, of the Company or any of its Subsidiaries confidential both during and after the term of employment or contract, and, to the Knowledge of the Company, no such employee, consultant or other Person is in violation of any such agreement.

(f) (i) Except as would not be material to the Company and its Subsidiaries, taken as a whole, the operation of the business of the Company and its Subsidiaries, including the products or services owned, used, developed, provided, sold, licensed, imported or otherwise exploited by the Company or its Subsidiaries, or made for, used or sold by or licensed to the Company or its Subsidiaries by any Person, has not, in the past six (6) years, infringed, misappropriated, or otherwise violated (collectively, “Infringed”) or is Infringing any Intellectual Property of others, and (ii) there are no, and in the past six (6) years, there has not been any, legal proceedings pending or, to the Knowledge of the Company threatened in writing that allege Infringement of any Intellectual Property of any other Person by the Company or any of its Subsidiaries or of any Intellectual Property of the Company or any of its Subsidiaries by any other Person. The Company Owned IP is not subject to any outstanding Order restricting the use or licensing thereof by the Company and its Subsidiaries, and neither the Company nor any of its Subsidiaries has received any written claim challenging the use, ownership, validity or enforceability of such Intellectual Property. Each item of Intellectual Property owned or used by the Company and its Subsidiaries immediately prior to the Closing will, except as otherwise set forth in Section 4.6(c) or Section 4.19 of the Company Disclosure Letter, and except as may otherwise be affected by any Order or Contract binding Parent immediately prior to Closing, be owned or available for use immediately subsequent to the Closing on substantially the same terms and conditions as owned or used by the Company and its Subsidiaries immediately prior to the Closing.

(g) To the Knowledge of the Company, no Person is infringing upon the Intellectual Property of the Company or its Subsidiaries in any material respect.

(h) No Open Source Software is used in, incorporated into, integrated with, or bundled by the Company or any of its Subsidiaries with any proprietary Software of the Company or its Affiliates (“Company Software”) in a manner (i) that would require any portion of the Company Software (A) to be disclosed or distributed in source code form, (B) to be licensed to any third party, including for the purpose of making modifications or derivative works, or (C) to be redistributable at no charge; or (ii) which would otherwise impose any other material limitation, restriction or condition on the right or ability of the Company and its Subsidiaries to use or distribute any Company Owned IP (excluding, for the avoidance of doubt, any attribution or similar requirements). The Company and its Subsidiaries have not disclosed, delivered or licensed to any Person, and are not obligated to disclose, deliver or license to any Person (including any escrow agent), any source code of any Company Software, other than to employees or other Persons performing services on behalf of the Company and its Subsidiaries who have executed, enforceable, valid written confidentiality agreements in favor of the Company and its Subsidiaries restricting the use and disclosure of such source code.

Section 4.20 Data Privacy.

(a) The Company and its Subsidiaries are, and since January 1, 2024 have been, in compliance in all material respects with all Privacy and Data Security Requirements, and the Transactions contemplated by this Agreement and the consummation thereof will not violate any Privacy and Data Security Requirement in any material respects. The Company and its Subsidiaries have, since January 1, 2024, implemented and maintained, and currently implement and maintain, commercially reasonable policies regarding data privacy and protection that are designed to comply with all Privacy and Data Security Requirements in all material respects. Neither the Company nor any of its Subsidiaries has been required to notify any Person with respect to any Security Incident, except as would not result in liability material to the Company. To the extent required by Privacy and Data Security Requirements, the Company requires third parties who process Personal Information on their behalf to implement information security measures which comply with Privacy and Data Security Requirements. No written notices have been received by the Company or any of its Subsidiaries, and no Legal Actions have been asserted by any third party against the Company or any of its Subsidiaries, alleging the material violation of Privacy and Data Security Requirements or Security Incidents and, to the Knowledge of the Company, there is no reasonable basis for the same.

(b) The IT Systems are reasonably sufficient for the existing needs of the Company and its Subsidiaries, including, as applicable, with respect to capacity, scalability and ability to process current and anticipated peak volumes in a timely manner, in each case, except as would not have a Company Material Adverse Effect. The IT Systems (i) are in good working condition to effectively perform all computing, information technology and data processing operations necessary for the operation of the business of the Company and its Subsidiaries as presently conducted, (ii) have not, since January 1, 2024, materially malfunctioned and (iii) to the Company’s Knowledge, do not contain any bugs, faults or other devices, errors, or Contaminants that (A) materially disrupt or adversely affect the functionality of any IT Systems or (B) enable or assist any person to access any IT System without authorization, in each case, except as has not resulted or would not reasonably be expected to result in a liability material to the Company or any of its Subsidiaries. The Company at all times maintained, and presently maintains, backup, business continuity and disaster recovery plans, procedures, technology and facilities, including testing thereof, in each case in compliance with applicable Privacy and Data Security Requirements, in each case, except as would not have a Company Material Adverse Effect.

(c) The Company and its Subsidiaries have at all times since January 1, 2024, implemented and maintained and currently implement and maintain commercially reasonable administrative, technical and physical safeguards and controls designed to protect Personal Information and confidential data in the custody or control of the Company and its Subsidiaries against loss, damage, unauthorized access, unauthorized use, unauthorized modification, or other misuse. There have been no actual or reasonably suspected Security Incidents, except as has not resulted and would not reasonably be expected to result in a liability material to the Company or any of its Subsidiaries.

Section 4.21 Real Property.

(a) Neither the Company nor any of its Subsidiaries owns or, since January 1, 2024, has owned any real property.

(b) Section 4.21 of the Company Disclosure Letter sets forth the address of and contains a complete and accurate list of all real property that is leased or subleased by the Company and its Subsidiaries (each a “Lease”, and collectively, the “Leased Real Property”). Except as would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole, with respect to each Lease: (i)the Company and its Subsidiaries holds a valid and existing leasehold interest in each Leased Real Property, free and clear of all Liens other than Permitted Liens; (ii) neither the Company nor any of its Subsidiaries has received any written notice, or to the Knowledge of the Company, other notice, regarding any violation or breach or default under any Lease that has not since been cured; (iii) there are no subleases, licenses, occupancy agreements, consents, assignments, purchase agreements, or other contracts granting to any Person (other than the Company or its Subsidiaries) the right to use or occupy the Leased Real Property, and no other Person (other than the Company and its Subsidiaries) is in possession of the Leased Real Property; (iv) each Lease is in full force and effect and is valid, binding and enforceable on the Company or one of its Subsidiaries that is a party to such lease and, to the Knowledge of the Company, the other parties thereto, subject to Bankruptcy and Equity Exceptions; (v) neither the Company nor any of its Subsidiaries nor, to the Knowledge of the Company, any other party to the applicable Lease, is in breach or default in any respect under any of such Leases, and no event has occurred or circumstance exists, which, with the delivery or notice or the passage of time or both, would constitute such a breach or default or would permit the termination, modification, or acceleration of rent under such Lease; (vi) neither the Company nor any of its Subsidiaries has collaterally assigned or granted any security interest under any Lease; and (vii) there are no disputes under any Lease. The Leased Real Property comprises all of the real property used or intended to be used in, or otherwise related to, the business of the Company and its Subsidiaries.

Section 4.22 Compliance with Laws.

(a) Except as disclosed on Section 4.22(a) of the Company Disclosure Letter, each of the Company and its Subsidiaries is, and since January 1, 2024 has been, in possession of all registrations, franchises, grants, authorizations, licenses, easements, variances, exceptions, consents, certificates, approvals and other permits of any Governmental Entity (“Permits”) necessary for it to own, lease and operate its properties and assets or to carry on its business as it is now being conducted (collectively, the “Company Permits”), and all such Company Permits are, and since January 1, 2024 has been, in full force and effect, except, in each instance, where such failure to obtain or maintain, as applicable, would not reasonably be expected to (x) be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole, or (y) prevent or materially delay or impede the ability of the Company and its Subsidiaries to perform their obligations under this Agreement or consummate the Offer, the Merger or the other Transactions. No suspension or cancellation of any of the Company Permits is pending or threatened, and no such suspension or cancellation will result from the Transactions, except as has not had, individually or in the aggregate, a Company Material Adverse Effect. Since January 1, 2024, neither the Company nor its Subsidiaries has, in the conduct of the business, received written notice from any Governmental Entity regarding (i) any actual material violation of any Company Permit, or any failure to so comply in any respect with any material term or requirement of any Company Permit, or (ii) any actual or proposed material modification, non-renewal, revocation, withdrawal, suspension, cancellation, or termination of any Company Permit. To the Knowledge of the Company, no event has occurred which would reasonably be expected to result in the material modification, non-renewal, revocation, withdrawal, suspension, cancellation, or termination of any Company Permit. To the Knowledge of the Company, there are not currently, and have not been since January 1, 2024, any Legal Actions pending or threatened in writing by any Governmental Entity with respect to any alleged failure of the Company or its Subsidiaries to have any Company Permit or any revocation, withdrawal, cancellation, rescission, material modification, termination, suspension, or refusal to renew in the ordinary course, any of the Company Permits.

(b) Neither the Company nor any of its Subsidiaries is, and since January 1, 2024 neither the Company nor any of its Subsidiaries has been, in conflict with, or in default or violation of, (i) any Laws applicable to the Company or such Subsidiary or by which any of the Company Assets is bound or (ii) any Company Permits, in each case, except as has not had, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.23 Government Contracts and Regulatory Matters.

(a) Schedule 4.23(a) of the Company Disclosure Letter sets forth, as of the date hereof, a complete and accurate list of each Government Contract involving annual payments to the Company of its Subsidiaries of more than $1,000,000 from and after the date hereof where the period of performance of which has not yet expired or been terminated and for which final payment has not yet been received (collectively, the “Current Government Contracts”). To the Knowledge of the Company, each Current Government Contract was awarded in compliance with applicable Law.

(b) Schedule 4.23(b) of the Company Disclosure Letter sets forth a complete and accurate list of each Government Bid that would involve annual payments to the Company or its Subsidiaries of more than $1,000,000 that remain outstanding and for which an award has not been made as of the date of this Agreement (collectively, the “Current Government Bid”).

(c) Since January 1, 2024 and through the date hereof, with respect to each Government Contract, except as has not had, individually or in the aggregate, a Company Material Adverse Effect:

(i) The Company has complied in all material respects with all terms and conditions of each Government Contract, including all clauses, provisions and requirements incorporated expressly by reference and including any requirements relating to the charging of prices or costs, minimum qualifications of personnel, warranties, industrial funding fees and price reductions. To the Knowledge of the Company, no event has occurred in connection with a Government Contract or Government Bid which, with the passage of time or the giving of notice or both, would be reasonably expected to result in a condition of default or material breach of a Government Contract.

(ii) The Company has complied in all material respects with all applicable Laws pertaining to each Government Contract or Government Bid, including the following Laws to the extent applicable: the Truthful Cost or Pricing Data Act, NIST special publication 800-171, Safeguarding Covered Defense Information and Cyber Incident Reporting (DFARS 252.204-7012), the Service Contract Act of 1965, the Office of Federal Procurement Policy Act, the Federal Property and Administrative Services Act, the FAR and the Cost Accounting Standards.

(iii) The Company has, to the extent required by applicable Laws and the terms of its Government Contracts, maintained systems of internal controls, including quality control systems, cost accounting systems, estimating systems, purchasing systems, proposal systems, billing systems and material management systems, that are in compliance, in all material respects, with all requirements of such Government Contracts.

(iv) No Government Contract has been terminated for convenience or default.

(v) The Company has not performed any activities under any Government Contract that would reasonably be expected to create or result in the Company having an Organizational Conflict of Interest as defined in Federal Acquisition Regulation (“FAR”) subpart 9.5 and/or other applicable Laws.

(vi) There is no currently pending claim or, any reasonable basis to give rise to any claim against the Company for fraud, bribery, gratuity, kickback, or similar conduct, or under the United States civil or criminal False Claims Acts, the United States Procurement Integrity Act, the Anti-Kickback Act, any Law restricting the payment of contingent fee arrangements, or other applicable Law.

(vii) The Company has not been served with any document requests, or any subpoenas, search warrants or civil investigative demands addressed to or requesting information involving the Company, or any of its officers, employees, Affiliates, agents or representatives in connection with or related to any Government Contract or Government Bid.

(viii) The Company has not received written notice that it, or any of its predecessors, officers, directors, employees, Affiliates, agents or representatives, has been under administrative, civil or criminal investigation, indictment or criminal information, or audit by a Governmental Entity (other than routine audits by a government audit agency in the ordinary course of business consistent with past practices) with respect to any Government Contract, Government Bid or applicable Law, including any audit relating to a suspected, alleged or possible violation of United States civil or criminal False Claims Acts or the United States Procurement Integrity Act, provision of defective or non-compliant products or services, mischarging of prices or costs, misstatements of fact, or other acts, omissions or irregularities relating to any Government Contract or Government Bid.

(ix) Neither the Company nor any other Person, has conducted any internal audit, review or inquiry (whether or not any outside legal counsel, auditor, accountant or investigator was engaged) with respect to any suspected or alleged material violation of any Government Contract, Government Bid or applicable Law.

(x) The Company has not made, and is not and has not been required to make, any disclosure to a Governmental Entity under FAR Subpart 3.1003 or FAR clause 52.203-13.

(xi) Neither the Company nor any predecessor of the Company has made a voluntary disclosure to any Governmental Entity with respect to any alleged suspected, alleged or possible breach, violation, irregularity, mischarging, misstatement or other improper act or omission, in any material respect, arising under or relating to any Government Contract or Government Bid.

(d) Neither the Company nor any officers, directors, or any “Principal” (as defined in FAR 2.101) of the Company are, or have been, in the six (6) year period immediately preceding the Closing Date, the subject of a debarment, suspension or exclusion from participation in programs funded by any Governmental Entity or in the award of any Government Contract, nor, are any of them listed on the List of Parties Excluded from Federal Procurement and Nonprocurement Programs (“Listing”), nor to the Knowledge of the Company has any such debarment, suspension or exclusion proceeding or proposed Listing been initiated from the date that is six (6) years immediately preceding the Closing Date.

Section 4.24 International Trade and Anti-Corruption.

(a) Neither the Company, nor any of its Subsidiaries, nor any of its officers, directors, employees, nor, to the Company’s Knowledge, any agents or other third-party representatives acting on behalf of the Company or its Subsidiaries, currently is or has been at any time since April 24, 2019: (i) a Sanctioned Person, (ii) engaged in any direct or indirect dealings or transactions with, on behalf of, or for the benefit of any Sanctioned Person or in any Sanctioned Country, (iii) engaging in any export, reexport, transfer or provision of any goods, software, technology, data or service without, or exceeding the scope of, any required or applicable licenses or authorizations under all applicable Export-Import Control Laws, or (iv) otherwise in violation of applicable Sanctions Laws, U.S. anti-boycott Laws, or Export-Import Control Laws (collectively, “Trade Control Laws”).

(b) The Company, its Subsidiaries, and their respective officers, directors, employees, to the Company’s Knowledge, any agents and other third-party representatives acting on behalf of the Company or its Subsidiaries are and have been, since January 1, 2021, in compliance with the provisions of the U.S. Foreign Corrupt Practices Act of 1977, as amended, and any other applicable anti-corruption laws, applicable anti-bribery laws of each jurisdiction in which the Company and its Subsidiaries operate or have operated (“Anti-Corruption Laws”). since January 1, 2021, neither the Company, nor any of its Subsidiaries, nor any of its officers, directors, employees, and, to the Company’s Knowledge, any agents, representatives or other Persons acting on behalf of the Company or its Subsidiaries has paid, offered or promised to pay, or authorized or ratified the payment or transfer, directly or indirectly, of any monies or anything of value to any Public Official for the purpose of corruptly influencing any act or decision of such Public Official or of a Governmental Entity to obtain or retain business, or direct business to any Person or to secure any other improper benefit or advantage, in each case, in violation of any Anti-Corruption Laws.

(c) Since January 1, 2021 (or, in the case of Sanctions, since April 24, 2019), neither the Company nor any of its Subsidiaries has, in connection with or relating to the business of the Company and its Subsidiaries, received from any Governmental Entity any written notice, inquiry, or internal or external allegation, made any voluntary or involuntary disclosure to a Governmental Entity, or conducted any internal investigation concerning any actual or potential violation or wrongdoing related to Trade Control Laws or Anti-Corruption Laws. There are no pending or, to the Knowledge of the Company, threatened claims against the Company or any Subsidiary with respect to Trade Control Laws or Anti-Corruption Laws.

Section 4.25 Related Party Transactions. Except as set forth on the Company SEC Reports, neither the Company nor any of its Subsidiaries is party to any transaction or arrangement under which any (a) present or former executive officer or director of the Company or any of its Subsidiaries, (b) beneficial owner (within the meaning of Section 13(d) of the Exchange Act) of 5% or more of any class of equity of the Company or (c) affiliate, “associate” or member of the “immediate family” (as such terms are respectively defined in Rules 12b-2 and 16a-1 of the Exchange Act) of any of the foregoing is a party to any actual or proposed loan, lease or other Contract with or binding upon the Company or any of its Subsidiaries or owns or has any interest in any of their respective properties or assets, in each case as would be required to be disclosed by the Company pursuant to Item 404 of Regulation S-K.

Section 4.26 Brokers and Finders. No broker, finder or investment banker other than the Company Financial Advisor is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of the Company. A true, correct and complete and unredacted copy of the engagement letter (including evidence of any written or other amendment or other agreement between the Company and the Company Financial Advisor) governing the fee arrangements between the Company and the Company Financial Advisor has been made available to Parent.

Section 4.27 Opinion of Financial Advisor. The Company Board has received an oral opinion, to be subsequently confirmed by delivery of its written opinion, of Tidal Partners LLC (the “Company Financial Advisor”), its financial advisor, to the effect that, as of the date of such opinion and based on and subject to the matters set forth therein, including the various assumptions made, procedures followed, matters considered and qualifications and limitations set forth therein, the Offer Price and the Per Share Merger Consideration to be received by the holders of Company Common Stock (other than holders of Company Excluded Shares, Company Dissenting Shares, shares of Company Common Stock held by Affiliates of the Company or Parent or any shares of Company Common Stock that are contributed to, or exchanged for, equity or other interests in Parent or any of its Affiliates in lieu of receiving such consideration) pursuant to this Agreement is fair, from a financial point of view, to such Company Stockholders. The Company will make available to Parent on a non-reliance basis for informational purposes only a complete and correct copy of such written opinion within two (2) Business Days following the date hereof.

Section 4.28 Takeover Statutes. Assuming the accuracy of the representations and warranties set forth in Section 5.10, the Company Board has taken all necessary action, including the approval of this Agreement, the Merger, and the Transactions, to ensure that the restrictions on business combinations contained in Section 203 of the DGCL will not apply to the Transactions, and no other so-called “fair price,” “moratorium,” “control share acquisition” or other similar takeover laws (collectively, “Takeover Statutes”) apply or purport to apply to this Agreement, the Offer, the Merger, the Tender & Support Agreement, the Tender, Reinvestment & Support Agreement, the CVR Agreement, or the Transactions.

Section 4.29 Information in the Offer Documents. The information supplied by or on behalf of the Company expressly for inclusion in the Offer Documents (and any amendment or supplement thereto) will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

Section 4.30 Material Customers and Material Suppliers. Section 4.30 of the Company Disclosure Letter sets forth a list of (a) the ten (10) largest customers (by gross sales revenue) (each, a “Material Customer”) and (b) the ten (10) largest vendors to and/or suppliers (by payments) (each, a “Material Supplier”) of the Company and its Subsidiaries, in each case, for (x) the fiscal year ended December 31, 2025 and (y) the six (6) months ended June 30, 2026.

Section 4.31 No Other Representations or Warranties. Except for the express written representations and warranties made by Parent and Merger Sub in Article V, the Transaction Documents, and in any certificate to be delivered by Parent and Merger Sub pursuant to this Agreement or the Transaction Documents, the Company acknowledges and agrees that neither Parent, Merger Sub nor any other Person makes any express or implied representation or warranty with respect to Parent, Merger Sub or their respective Affiliates or with respect to any other information provided to the Company or any of its Affiliates or its and their respective Representatives by or on behalf of Parent, Merger Sub or their respective Affiliates in connection with the Transactions. The Company, on its own behalf and on behalf of its Subsidiaries and Affiliates and its and their respective Representatives, disclaims reliance on any representations or warranties or other information provided to them by Parent, Merger Sub or any of their Subsidiaries or its or their respective Representatives or any other Person except for the representations and warranties expressly set forth in Article V and in any certificate delivered by Parent or Merger Sub pursuant to this Agreement. Without limiting the generality of the foregoing, the Company, on its own behalf and on behalf of their Subsidiaries and Affiliates and its and their respective Representatives, acknowledges and agrees that none of Parent, Merger Sub, any of its Subsidiaries or any other Person shall have or be subject to any liability or other obligation to the Company or any other Person resulting from the distribution to the Company or any of their respective Representatives, or the Company’s (or such Representatives’) use of, or the accuracy or completeness of, any representations or warranties or other information, except for the representations and warranties expressly set forth in Article V and in any certificate delivered by Parent or Merger Sub pursuant to this Agreement, including any such information, documents, projections, forecasts or other material made available to the Company in expectation of the Merger.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent and Merger Sub each hereby represents and warrants to the Company that:

Section 5.1 Organization and Power. Each of Parent and Merger Sub is a limited liability company or corporation, duly formed, validly existing and in good standing under the Laws of the State of Delaware. Each of Parent and Merger Sub has the requisite limited liability company power or corporate authority to own, lease and operate its assets and properties and to carry on its business as now conducted.

Section 5.2 Organizational Documents. Parent has made available to the Company correct and complete copies of the certificate of formation, limited liability company agreement, certificate of incorporation and bylaws of Parent and Merger Sub, as in effect on the date of this Agreement (collectively, the “Parent Organizational Documents”). Such Parent Organizational Documents are in full force and effect. Neither Parent nor Merger Sub is in violation in any material respect of any of the provisions of the Parent Organizational Documents.

Section 5.3 Corporate Authorization. Each of Parent and Merger Sub has all necessary limited liability company and corporate power and authority to enter into this Agreement and the CVR Agreement and to consummate the Transactions. Each of Parent and Merger Sub has consented to the Transactions and approved this Agreement and the CVR Agreement. The execution and delivery of this Agreement and the CVR Agreement by each of Parent and Merger Sub and the consummation by each of Parent and Merger Sub of the Transactions have been duly and validly authorized by all necessary limited liability company and corporate actions on the part of Parent and Merger Sub.

Section 5.4 Enforceability. This Agreement has been duly executed and delivered by each of Parent and Merger Sub and, assuming the due authorization, execution and delivery by the Company, constitutes, and at (and subject to the occurrence of) the Effective Time, assuming the due authorization, execution and delivery by the Rights Agent, the CVR Agreement will constitute a legal, valid and binding agreement, of each of Parent and Merger Sub, enforceable against them in accordance with its terms, subject to the Bankruptcy and Equity Exceptions.

Section 5.5 Governmental Authorizations. The execution, delivery and performance of this Agreement by Parent and Merger Sub, and the execution, delivery and performance of the CVR Agreement by Parent, and the consummation by Parent and Merger Sub of the Transactions do not and will not require any Approval by any Governmental Entity, other than:

(a) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware;

(b) any reports under the Securities Act or the Exchange Act that may be required in connection with this Agreement and the Transactions; and

(c) any consents, registrations, declarations, notices or filings as are required to be made or obtained under any foreign antitrust, competition, trade regulation, foreign investment or similar Laws in order to complete the Transactions.

Section 5.6 Non-Contravention; Consents. The execution, delivery and performance of this Agreement and the CVR Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the Transactions do not and will not:

(a) contravene or conflict with, or result in any violation of or breach of, any provision of the Parent Organizational Documents;

(b) contravene or conflict with, or result in any violation or breach of, any Laws or Orders applicable to Parent or Merger Sub or by which any assets or properties of Parent or Merger Sub (“Parent Assets”) are bound, assuming that all Approval described in Section 5.5 have been obtained or made; or

(c) result in any violation or breach of, or constitute a default (with or without notice or lapse of time or both) under, any Contracts to which Parent or Merger Sub is a party or by which any Parent Assets are bound (collectively, “Parent Contracts”), require any notice or consent by any Person under any Parent Contracts, or give rise to any termination, cancellation, or acceleration of any rights or obligations under any Parent Contracts, with respect to Section 5.6(b) and Section 5.6(c), other than as would not reasonably be expected, individually or in the aggregate, to prevent or materially impede the consummation of the Transactions or the payment of the Offer Price or the Per Share Merger Consideration.

Section 5.7 Financing.

(a) Concurrently with the execution and delivery of this Agreement, Parent has provided to the Company true, complete and correct copies of (i) the fully executed Equity Commitment Letter, and (ii) a limited guarantee, dated as of the date hereof, duly executed by the Investor, in favor of the Company and pursuant to which, subject to the terms and conditions contained therein, the Investor is guaranteeing certain obligations of Parent and Merger Sub in connection with this Agreement (the “Limited Guarantee”). The Equity Commitment Letter provides that (A) the Company is a third-party beneficiary thereof in connection with the Company’s exercise of its rights under this Agreement and (B) subject in all respects to the terms hereof, Parent and the Equity Financing parties will not oppose the granting of an injunction, specific performance or other equitable relief in connection with the exercise by the Company of its third party beneficiary rights.

(b) Each of the Equity Commitment Letter and the Limited Guarantee is in full force and effect and constitutes the legal, valid and binding obligations of Parent and the Equity Financing parties or the Investor, as applicable, and is enforceable against Parent, the Equity Financing parties and the Investor, as applicable, in accordance with its terms, subject to the Bankruptcy and Equity Exceptions. As of the date hereof, (i) the Equity Commitment Letter and the terms of the Equity Financing have not been amended or modified, (ii) no such amendment or modification is contemplated, and the financing commitments thereunder have not been withdrawn, terminated or rescinded in any respect, (iii) the respective commitments contained therein have not been withdrawn, terminated or rescinded in any respect and (iv) no such withdrawal, termination or rescission is contemplated. As of the date hereof, there are no side letters or other Contracts (written or oral) related to the funding or investing, as applicable, of the Equity Financing other than as expressly set forth in the Equity Commitment Letter delivered to the Company prior to the date hereof. Parent or its Affiliates have fully paid any and all commitment fees or other fees or expenses in connection with the Equity Commitment Letter that are payable on or prior to the date hereof. There are no conditions precedent or other contingencies related to the funding of the full amount of the Equity Financing, other than as expressly set forth in the Equity Commitment Letter. No event has occurred and no circumstances exist which, with or without notice, lapse of time or both, would or would reasonably be expected (i) to constitute a default or breach on the part of Parent or any other party thereto under the Equity Commitment Letter, (ii) make any of the assumptions or any of the statements or representations of Parent or, to the knowledge of Parent, any other Party thereto set forth in the Equity Commitment Letter not being satisfied on a timely basis, or (iii) otherwise result in any portion of the Equity Financing not being available in accordance with the terms of the Equity Commitment Letter. As of the date hereof, Parent has no reason to believe that (i) any of the conditions to the Equity Financing contemplated by the Equity Commitment Letter will not be satisfied, (ii) the Equity Financing will not be available at the Closing or (iii) any condition to the Closing will not be satisfied.

(c) As of the date hereof, the Limited Guarantee is in full force and effect and constitutes the legal, valid and binding obligation of the Investor that executed such Limited Guarantee and, assuming compliance by the Company with its representations, warranties and obligations pursuant to this Agreement, no event has occurred which, with or without notice, lapse of time or both, would constitute a default on the part of the Investor under such Limited Guarantee.

(d) For the avoidance of doubt (but without limiting clause (c) of Annex 1 as it relates to Section 6.15), the obligations of Parent under this Agreement are not subject to any conditions regarding Parent’s, its Affiliates’ or any other Person’s ability to obtain any financing, including the Equity Financing, for the consummation of the transactions contemplated hereby.

Section 5.8 Solvency. Assuming (i) the Equity Financing is funded in accordance with the Equity Commitment Letter, (ii) the representations and warranties set forth in Article IV are true and correct to the necessary standards set forth in clause (b) of Annex 1 for satisfaction thereof, (iii) compliance and performance by the Company with its covenants and agreements to the necessary standards set forth in clause (c) of Annex 1 for satisfaction thereof, and (iv) the conditions to Closing contained in Article VII are satisfied or waived (other than any conditions that are satisfied as of the Closing), immediately after giving effect to the Merger and the payment of the (a) aggregate Closing Amount and aggregate Per Share Cash Amount payable in the Offer and the Merger, respectively, (b) the cash consideration payable pursuant to the treatment of Company Stock Options and in respect of Vested Company RSUs, in each case pursuant to Section 3.6 (in the case of clauses (a) and (b), excluding any contingent amounts that may become payable in accordance with the terms of the CVR Agreement), plus any applicable withholding amounts, (c) the repayment of any Indebtedness and (d) the payment of any fees, costs or expenses payable by Parent or Merger Sub pursuant to this Agreement (collectively, the “Required Amounts”), Parent and its consolidated Subsidiaries (on a consolidated basis) will be Solvent. For purposes of this Section 5.8, the amount of contingent liability at any time shall be computed as the amount that would reasonably be expected to become an actual and matured liability in the ordinary course of business.

Section 5.9 Brokers and Finders. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission from the Company or its Subsidiaries in connection with the Transactions based upon any agreements, arrangements or understandings made by or on behalf of Parent or Merger Sub.

Section 5.10 No Ownership of Company Common Stock. Neither Parent nor any Parent Affiliated Persons directly or indirectly owns, and at all times for the past three (3) years, neither Parent nor any Parent Affiliated Persons has owned, beneficially or otherwise, any shares of the Company’s capital stock or any securities, contracts or obligations convertible into or exercisable or exchangeable for shares of the Company’s capital stock. Neither Parent nor Merger Sub has enacted or will enact a plan that complies with Rule 10b5-1 under the Exchange Act covering the purchase of any of the shares of the Company’s capital stock. As of the date hereof, neither Parent nor Merger Sub is an “interested stockholder” of the Company under Section 203(c) of the DGCL.

Section 5.11 No Operations of Merger Sub. Merger Sub was formed solely for the purpose of engaging in the Transactions and has not engaged in any business activities or conducted any operations other than in connection with the Transactions.

Section 5.12 No Competitive Assets. None of Parent or any of its “associates” or “affiliates” (each as defined in 16 CFR 801.1(d)) hold, directly or indirectly, voting securities or non-corporate interests (as “hold,” “voting securities” and “non-corporate interest” are defined under 16 CFR 801) of any entity that competes or expects to compete in the future with the Company to the extent that such holdings would reasonably be expected to lead antitrust or competition authorities to investigate the transactions.

Section 5.13 CFIUS Foreign Person Status. Neither Parent nor Merger Sub is a “foreign person” within the meaning of the Defense Production Act of 1950, as amended, including all implementing regulations thereof.

Section 5.14 Certain Agreements. As of the date of this Agreement, other than the Tender & Support Agreement and the Tender, Reinvestment & Support Agreement, there are no Contracts between Parent or Merger Sub or any of their Affiliates, on the one hand, and any party known to Parent, Merger Sub, or their respective Affiliates to be a beneficial owner (as defined in Rule 13d-3 under the Exchange Act) of five percent (5%) or more of the outstanding shares of Company Common Stock or any known Affiliate thereof (other than any existing limited partner or equity financing source of the Investor or any of its Affiliates) or any member of the Company’s management or the Company Board, on the other hand, (a) relating in any way to the operations of the Surviving Company (including as to continuing employment) after the Effective Time, or (b) pursuant to which any (i) holder of shares of Company Common Stock would be entitled to receive consideration of a different amount or nature other than the Offer Price in respect of such holder’s shares of Company Common Stock, (ii) such holder of shares of Company Common Stock has agreed to approve this Agreement or vote against any Superior Proposal, or (iii) such Person has agreed to provide, directly or indirectly, any equity investment or funding to Parent, Merger Sub or the Company to finance any portion of the Offer or the Merger or invest in Parent, Merger Sub, or their respective Affiliates following the Merger.

Section 5.15 No Other Representations or Warranties; No Reliance. Parent and Merger Sub each acknowledge and agree that, except for the representations and warranties set forth in Article IV, the Transaction Documents, and in any certificate delivered by the Company pursuant to this Agreement or the Transaction Documents, neither the Company nor any other Person makes or has made any express or implied representation or warranty with respect to the Company or any of its Subsidiaries or with respect to any other information provided to Parent, Merger Sub or any of their respective Affiliates or its and their respective Representatives by or on behalf of the Company or any of its Subsidiaries in connection with the Transactions. Each of Parent and Merger Sub, on its own behalf and on behalf of their Affiliates (other than the Company and its Subsidiaries) and its and their respective Representatives, disclaims reliance on any representations or warranties or other information provided to them by the Company or any of its Subsidiaries or its or their respective Representatives or any other Person except for the representations and warranties expressly set forth in Article IV and in any certificate delivered by the Company pursuant to this Agreement. Without limiting the generality of the foregoing, each of Parent and Merger Sub, on its own behalf and on behalf of its Affiliates (other than the Company and its Subsidiaries) and its and their respective Representatives, acknowledges and agrees that none of the Company, any of its Subsidiaries or any other Person shall have or be subject to any liability or other obligation to Parent, Merger Sub or any other Person resulting from the distribution to Parent or Merger Sub or any of their respective Representatives, or Parent’s or Merger Sub’s (or their Representatives’) use of, or the accuracy or completeness of, any representations or warranties or other information, except for the representations and warranties expressly set forth in Article IV and in any certificate delivered by the Company pursuant to this Agreement, including any such information, documents, projections, forecasts or other material made available to Parent or Merger Sub in certain “data rooms” or management presentations in expectation of the Merger.

ARTICLE VI

COVENANTS

Section 6.1 Conduct of Business of the Company.

(a) From and after the date of this Agreement and the earlier to occur of the Effective Time and the termination of this Agreement in accordance with Article VIII (the “Interim Period”), except as (w) expressly required or expressly contemplated by this Agreement, (x) expressly consented to in writing by Parent, which shall not be unreasonably withheld, conditioned or delayed, (y) as set forth in Section 6.1(a) of the Company Disclosure Letter or (z) required by applicable Laws, the Company shall, and shall cause each of its Subsidiaries to, (i) conduct its operations in the ordinary course of business consistent with past practices in all material respects and (ii) use commercially reasonable efforts to (A) maintain and preserve intact its assets, properties, Contracts and business organization, (B) retain the services of its present officers and key employees, and (C) preserve the good will of its customers, suppliers, distributors, partners, licensors, creditors, contracts and other Persons with whom it has business relationships; provided that (1) no action by, or the failure to act of, the Company or any of its Subsidiaries to the extent addressed by the subject matter of any of the subclauses of Section 6.1(b) shall constitute a breach of this Section 6.1(a) and (2) any such action or failure to take any action shall exclusively be deemed a breach of such specific subclauses of Section 6.1(b) if and to the extent expressly prohibited thereby and (3) any failure to take any action prohibited by Section 6.1(b) shall not be deemed a breach of this Section 6.1(a).

(b) Without limiting the generality of Section 6.1(a), during the Interim Period, except as (w) required or expressly contemplated by this Agreement, (x) expressly consented to in writing by Parent, which shall not be unreasonably withheld, conditioned or delayed, (y) set forth in Section 6.1 of the Company Disclosure Letter or (z) required by applicable Laws, the Company shall not, and shall not permit any of its Subsidiaries to:

(i) amend any of the Company Organizational Documents or any of the Subsidiary Organizational Documents;

(ii) (A) adjust, split, combine or reclassify its capital stock or any securities convertible or exchangeable into or exercisable for any shares of its capital stock; (B) issue, authorize, grant, sell, transfer, pledge or otherwise dispose of or encumber any shares of its capital stock or any securities convertible or exchangeable into or exercisable for any shares of its capital stock, including any options, warrants, stock appreciation rights, shares of restricted stock, restricted stock units, performance-based restricted stock units or phantom equity (including, for the avoidance of doubt, any Company Equity Awards); (C) amend or modify any material terms of any options, warrants, restricted stock units, performance-based restricted stock units, restricted stock or other rights to acquire any shares of its capital stock or any securities convertible or exchangeable into or exercisable for any shares of its capital stock (including, for the avoidance of doubt, by reducing the exercise price and/or extending the expiration date of any such options, warrants or other rights or otherwise amending or modifying any materials terms of any Company Equity Award); (D) enter into any agreement, arrangement or understanding with respect to the sale, issuance, voting, registration or repurchase of its capital stock or any other equity or voting securities; or (E) commence any new offering periods under the Company ESPP (except that the Company may (1) issue shares of Company Common Stock as required to be issued in accordance with the Company Equity Plans in effect as of the date hereof and the terms of the applicable Company Equity Award in effect as of the date hereof upon the settlement of RSUs or PRSUs outstanding on the date of this Agreement, or upon the exercise of Company Stock Options outstanding as of the date of this Agreement, in each case, to the extent set forth on Section 4.7(e) of the Company Disclosure Letter or related subsequent grants, (2) issue shares in respect of any Purchase Rights (as defined in the Company ESPP) outstanding under the Company ESPP in respect of the Current ESPP Offering Period, (3) to the extent required under the terms of an applicable Company Equity Award in effect as of the date hereof and set forth on Section 4.7(e) of the Company Disclosure Letter, sell shares upon exercise, settlement or sales, as applicable, of Company Equity Awards if necessary to effectuate a direction of the holder upon exercise, settlement or sales to satisfy, as applicable, the exercise price or Tax obligations with respect to Company Equity Awards);

(iii) make, declare, set aside or pay any dividend or other distribution (whether payable in cash, stock, property or a combination thereof) with respect to, or, directly or indirectly, redeem, purchase or otherwise acquire, any shares of its capital stock or any securities convertible or exchangeable into or exercisable for any shares of its capital stock, except for dividends or other distributions paid by a wholly owned Subsidiary of the Company to the Company or another wholly owned Subsidiary of the Company;

(iv) (A) increase or accelerate or commit to accelerate the funding, payment, vesting of the compensation or benefit provided to any current or former employee, director, officer, manager, independent contractor, consultant or other individual service provider of the Company or any of its Subsidiaries (or any of their respective dependents or beneficiaries), including under any Company Benefit Plan or any other benefit or compensation plan, agreement, contract program, policy or arrangement, (B) grant, promise or announce any cash or equity or equity-based incentive awards, bonus, retention, change in control, transaction, severance or similar compensation or any increase in the salaries, bonuses or other compensation and benefits payable by the Company or any of its Subsidiaries to any current or former employee, director, officer, manager, independent contractor, consultant or other individual service provider of the Company or any of its Subsidiaries, (C) hire, promote or engage, or otherwise enter into any employment arrangement or independent contractor agreement with any current or former employee, director, officer, manager, independent contractor, consultant or other individual service provider of the Company or any of its Subsidiaries with a title of Vice President or above or with annual compensation of $300,000 or more (other than hiring, promoting or engaging such individuals as is reasonably necessary in connection with a replacement or backfill of a previously existing position, so long as the new employee’s compensation and other terms and conditions of employment are substantially comparable to those of the employee being replaced and the Company has provided notice of such change to Parent), (D) terminate (other than for cause) the employment of, furlough or temporarily layoff any officer, director, employee or independent contractor with a title of Vice President or above or with annual compensation of $300,000 or more;

(v) (A) establish, adopt, amend or terminate any Company Benefit Plan or any other benefit or compensation plan, policy, program, contract, agreement or arrangement that would be an Company Benefit Plan if in effect on the date hereof, (B) accept the transfer of sponsorship of, or any liabilities relating to, any Company Benefit Plan, or (C) withdraw from, incur any withdrawal liability with respect to or commence an obligation of the Company or any of its Subsidiaries to contribute to, any “multiemployer plan” (as defined in Section 3(37) of ERISA);

(vi) merge or consolidate the Company or any of its Subsidiaries with any Person or adopt a plan of complete or partial liquidation or resolutions providing for a complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of the Company or any of its Subsidiaries;

(vii) directly or indirectly sell, lease, sublease, exclusively license, transfer, pledge or otherwise dispose of or encumber (whether by merger, consolidation, other business combination, sale or otherwise) all or any material portion of the Company Assets (other than (v) licenses to Company products and services granted on a non-exclusive basis, (w) as required to comply with a Company Contract in effect as of the date hereof, (x) the sale of inventory or the disposition of used or excess equipment, (y) pledges on encumbrances pursuant to financing transactions permitted pursuant to Section 6.1(b)(x) or (z) otherwise in the ordinary course of business consistent with past practices);

(viii) directly or indirectly sell, lease, exclusively license, sublicense, transfer, pledge, encumber, abandon, permit to lapse, dedicate to the public, fail to maintain or otherwise dispose of any material Company Owned IP, other than non-exclusive licenses granted in the ordinary course of business consistent with past practices;

(ix) except in respect of any merger, consolidation, business combination or other purchase among the Company and its Subsidiaries or among the Company’s Subsidiaries, directly or indirectly acquire or purchase (whether by merger, consolidation, other business combination, purchase, subscription or otherwise) any material assets or properties, including capital stock or other equity securities of any Person (other than the purchase of raw materials, inventory, supplies and equipment or license of software);

(x) (A) incur any indebtedness (including, without limitation, indebtedness for borrowed money, or indebtedness evidenced by notes, bonds, debentures, or similar contractual obligations) or issue any debt securities, (B) assume, guarantee or endorse, or otherwise as an accommodation become liable or responsible for (whether directly, contingently or otherwise), any such indebtedness or debt securities, or (C) redeem, repurchase, cancel or otherwise acquire any such indebtedness or debt securities (directly, contingently or otherwise), except in each case (x) for borrowings under the Company’s revolving credit facilities in existence (and not to exceed that available amount of commitments thereunder) as of the date of this Agreement and (y) letters of credit issued for the benefit of Company vendors, in each case of the foregoing clauses (x) and (y), in the ordinary course of business and consistent with past practices;

(xi) make any loans, advances or capital contributions to, or investments in, any other Person, except for (A) short-term advances to directors, officers and other employees for travel and other business-related expenses and (B) loans, advances or capital contributions to, or investments in, the Company or any of its Subsidiaries, in each case in the ordinary course of business (including in the case of clause (B), in compliance in all material respects with the Company’s and its Subsidiaries’ policies related thereto);

(xii) terminate or cancel, or agree to any material amendment to or waiver under, any Company Contract, or enter into or amend any Contract that, if existing on the date hereof, would be a Company Contract (in each case, including renewals or extensions of any existing Material Contracts and amendments that accompany such renewals or extension), in each case, other than in the ordinary course of business consistent with past practices;

(xiii) purchase or acquire any interest in real property;

(xiv) except as provided for in the Company’s budget for such fiscal year as provided to Parent, make or authorize any capital expenditures in excess of $500,000, individually or in the aggregate;

(xv) adopt or implement any change in its accounting policies or procedures, other than as required by GAAP or applicable Law;

(xvi) waive, release, assign, settle or compromise, or offer to waive, release, assign, settle or compromise, any material rights, claims, litigation or proceedings, other than the settlement of any claims, litigations or proceedings that is: (A) reflected or reserved against in the Audited Company Balance Sheet; (B) otherwise for solely monetary payments, net of insurance recovery, of no more than $350,000 in the aggregate and that (x) does not involve any admission of wrongdoing or (y) does not impose any material restriction on the business or activities of the Company or any current or future Subsidiaries of the Company or Parent or its current or future subsidiaries;

(xvii) implement or announce any employee layoffs, plant closings, reductions in force, furloughs, temporary layoffs, salary or wage reductions, work schedule changes or other such actions that would trigger notice requirements under the WARN Act;

(xviii) waive or release any noncompetition, non-solicitation, nondisclosure, noninterference, non-disparagement or similar obligations of any current or former officer, employee or consultant of the Company or any of its Subsidiaries;

(xix) negotiate, enter into, modify, extend, amend, or terminate any Labor Agreement or recognize or certify any labor union, works council, labor organization, other employee representative or group of employees as the bargaining representative for any employees of the Company or any of its Subsidiaries;

(xx) enter into any Contract that would expressly limit or restrict the Company or any of its Subsidiaries, or that would after the Effective Time expressly limit or restrict Parent or any of its Subsidiaries, from engaging or competing in any line of business or in any geographic area, in each case, in any material respect;

(xxi) make (other than in the ordinary course of business consistent with past practices), change or revoke any material Tax election, settle or compromise any material federal, state, local or foreign Tax liability, enter into any “closing agreement” or other agreement relating to material Taxes with any Governmental Entity, apply for any material Tax ruling, adopt or change any material Tax accounting period or method, amend any previously filed material Tax Return, enter into any Tax allocation agreement, Tax-sharing agreement, pre-filing or advance pricing agreement, or Tax indemnity agreement (in each case, other than agreements the primary purpose of which does not relate to Taxes), or agree to any extension or waiver regarding the application of the statute of limitations with respect to any Taxes or Tax Returns (other than pursuant to an extension of time to file a Tax Return);

(xxii) fail to maintain insurance in such amounts and against such risks and losses as is maintained by the Company and its Subsidiaries as of the date hereof; or

(xxiii) authorize, propose or commit to do any of the foregoing.

Section 6.2 Access to Information; Confidentiality. During the Interim Period, the Company shall, and shall cause its Subsidiaries, to (a) provide to Parent and its Representatives, reasonable access at reasonable times upon prior notice to the officers, employees, agents, properties, books and records (including, for the avoidance of doubt, the Company Board (including any committee thereof) minutes and other meeting materials) of the Company and its Subsidiaries, and (b) furnish promptly such information concerning the Company and its Subsidiaries as Parent or its Representatives may reasonably request from time to time; provided, however, that the Company shall not be required to permit such access or make such disclosure, to the extent it determines, after consultation with outside counsel, that such disclosure or access would reasonably be likely to (A) violate the terms of any confidentiality agreement or other Contract with a third party (provided that the Company shall use its commercially reasonable efforts to obtain the required consent of such third party to such access or disclosure); (B) result in the loss of any attorney-client privilege (provided that the Company shall use its commercially reasonable efforts to allow for such access or disclosure (or as much of it as possible) in a manner that does not result in a loss of attorney-client privilege); (C) result in the disclosure of information related to the negotiation and execution of this Agreement or any sale process preceding the execution and delivery of this Agreement; or (D) violate any Law (provided that the Company will notify Parent in writing and explain in reasonable detail the circumstances giving rise to any non-disclosure pursuant to the foregoing subsections (A) through (D), and the Company shall and shall cause the Company’s Subsidiaries to provide such access or make such disclosure pursuant to the foregoing subsections (A) through (D) to the maximum extent possible and in a manner that does not violate Law). No investigation conducted under this Section 6.2 will affect or be deemed to modify any representation or warranty made by the Company in this Agreement. Parent and the

Company shall comply, and shall cause their respective Representatives to comply, with all of their respective obligations under the Confidentiality Agreement; provided that from and after the date hereof, and notwithstanding anything to the contrary in the Confidentiality Agreement, Parent and Merger Sub will be permitted to disclose any Confidential Information (as defined therein) to any financing sources, including the Debt Financing Sources that may become parties to the Debt Financing Documents (and, in each case, to their respective counsel, auditors and other advisors).

Section 6.3 No Solicitation.

(a) During the Interim Period, except as specifically permitted by Section 6.3(e) or Section 6.3(f), the Company shall not, and shall cause each of its Subsidiaries, directors, executive officers and controlled Affiliates not to, and shall use reasonable best efforts to cause its other Representatives not to, directly or indirectly:

(i) solicit, initiate, knowingly facilitate, encourage or assist, directly or indirectly, any inquiries, offers or proposals that constitute, or reasonably would be expected to lead to, any Takeover Proposal;

(ii) initiate, enter into, participate or engage in discussions or negotiations with any Person with respect to a Takeover Proposal;

(iii) furnish or otherwise disclose any information relating to the Company or any of its Subsidiaries, in each case, to any Person that has made or is reasonably known to be considering making any inquiry, offer or proposal that constitutes, or reasonably would be expected to lead to, any Takeover Proposal;

(iv) accept, approve, publicly endorse, publicly recommend or enter into any letter of intent, term sheet, memorandum of understanding, merger agreement, acquisition agreement, stock purchase agreement, asset purchase agreement, option agreement, joint venture agreement, partnership agreement or other agreement, arrangement or understanding, whether binding or non-binding, written or oral, constituting a Takeover Proposal (other than a confidentiality agreement or advisory agreement) (each, an “Alternative Acquisition Agreement”); or

(v) resolve, agree, or propose, or publicly announce an intention to, do any of the foregoing.

(b) The Company shall, shall cause each of its Subsidiaries, directors, executive officers and controlled Affiliates to, and shall use reasonable best efforts to cause its other Representatives to, immediately (i) cease any existing solicitations, discussions or negotiations with any Person or its Representatives with respect to any Takeover Proposal, (ii) cease providing any information to any Person or its Representatives with respect to the Company with respect to, or that is reasonably expected to lead to, any Takeover Proposal, and (iii) terminate all existing access of any Person or its Representatives to any physical or electronic data room maintained with respect to, or that is reasonably expected to lead to, any Takeover Proposal. Within two (2) Business Days following the date hereof, the Company shall instruct each Person (other than Parent and its Representatives) that has entered into a confidentiality agreement within one (1) year of the date hereof in connection with such Person’s consideration of any Takeover Proposal to return or destroy (and cause its Representatives to return or destroy) all confidential information provided thereunder as of the date of this Agreement.

(c) During the Interim Period, the Company shall promptly (and, in any event, within twenty-four (24) hours) notify Parent in writing if (i) any bona fide inquiries, offers or proposals or requests for discussions, in each case, that constitute or reasonably would be expected to lead to any Takeover Proposal, or any material revisions to the terms and conditions of any Takeover Proposal, or (ii) any requests for non-public information that reasonably would be expected to be related to a Takeover Proposal, are received by the Company, the Company’s Subsidiaries or any of their respective Representatives. Such notice shall include (A) the identity of the Person or Persons making such inquiries, offers or proposals or requests, (B) a summary of the material terms and conditions of such inquiries, offers or proposals or requests (to the extent such material terms and conditions are not included in the written materials provided in accordance with the following clause (C)), and (C) copies of any written materials provided with such inquiries, offers or proposals or requests. Thereafter the Company shall, and shall use reasonable best efforts to cause its Representatives to, keep Parent reasonably informed, on a reasonably prompt basis (and in any event within twenty-four (24) hours), of the material developments regarding any such inquiries, offers or proposals or requests (including any amendments thereto and any new, amended or revised written materials relating to such inquiries, offers or proposals or requests provided to the Company, the Company’s Subsidiaries or their respective Representatives).

(d) During the Interim Period, except as specifically permitted by Section 6.3(f) or Section 6.3(g), the Company Board shall not: (i) withhold, withdraw, amend, qualify or modify, or propose to withhold, withdraw, amend, qualify or modify, the Company Board Recommendation in a manner adverse to Parent (it being understood that it shall be considered a modification of the Company Board Recommendation adverse to Parent if (A) any Takeover Proposal structured as a tender or exchange offer subject to Regulation 14D under the Exchange Act (other than by Parent and its Affiliates) is commenced and the Company Board fails to publicly recommend against acceptance of such tender or exchange offer by the Company Stockholders in any solicitation or recommendation statement on Schedule 14D-9 filed by the Company with the SEC in connection with such tender offer or exchange offer within ten (10) business days (determined as set forth in Rule 14d-1(g)(3) and Rule 14e-1(a) under the Exchange Act) following the date of commencement, within the meaning of Rule 14d-2 under the Exchange Act, thereof (or, if earlier and the next scheduled Expiration Date is within ten (10) Business Days of such commencement of such Takeover Proposal, within five (5) Business Days after commencement thereof), or (B) any offer or proposal that constitutes a Takeover Proposal is publicly announced (other than by the commencement of a tender or exchange offer subject to Regulation 14D under the Exchange Act) and the Company Board fails to issue a public press release within ten (10) Business Days after such public announcement (or, if earlier and the next scheduled Expiration Date is within ten (10) Business Days of such public announcement of such Takeover Proposal, within five (5) Business Days after such public announcement thereof) providing that the Company Board reaffirms the Company Board Recommendation; (ii) adopt, approve, endorse, recommend or otherwise declare advisable (or propose to adopt, approve, endorse, recommend or otherwise declare advisable) any Takeover Proposal by a Person other than Parent; (iii) accept, approve, publicly endorse, publicly recommend or enter into any (or propose to accept, approve, publicly endorse, publicly recommend or enter into any) any Alternative Acquisition Agreement

(other than an Acceptable Confidentiality Agreement or other permitted confidentiality agreement contemplated by this Section 6.3); (iv) fail to publicly reaffirm the Company Board Recommendation within ten (10) Business Days (or, if earlier and the next scheduled Expiration Date is within ten (10) Business Days of the commencement of the applicable Takeover Proposal, within five (5) Business Days) after Parent so requests in writing (it being understood that the Company will have no obligation to make such reaffirmation more than once per Takeover Proposal or once per material amendment or modification thereof or on one (1) other occasion); (v) fail to include the Company Board Recommendation in the Schedule 14D-9; or (vi) commit or agree to do any of the foregoing (any action described in the foregoing clauses (i) through (vi), a “Company Board Recommendation Change”). Without limiting Section 6.3(i), a public statement that solely confirms the Company’s receipt of a Takeover Proposal and the operation of this Agreement with respect thereto shall not be deemed a Company Board Recommendation Change.

(e) Notwithstanding anything to the contrary contained in this Section 6.3, prior to the Offer Acceptance Time, the Company (and its Representatives) may engage in discussions or negotiations with, or furnish or disclose non-public information relating to the Company or any of its Subsidiaries or give access to the business, properties, assets, books, records or personnel of the Company or any of its Subsidiaries to, any Person or its Representatives who has made an unsolicited bona fide, written Takeover Proposal, if, and only if (i) such Takeover Proposal did not arise from a material breach of the Company’s obligations under this Section 6.3 (provided that, any communication by or on behalf of the Company to request that any oral Takeover Proposal be provided in written form or inform such person or group of Persons of the terms of this Section 6.3 shall not be deemed to be a breach of this Section 6.3); (ii) the Company Board, in good faith, has determined, based on the information then available and after consultation with the Company Financial Advisor and outside legal counsel, that (A) such Takeover Proposal constitutes, or is reasonably likely to lead to, a Superior Proposal and (B) the failure to take the actions contemplated by this Section 6.3(e) would be reasonably likely to be inconsistent with the fiduciary duties of the Company Board under applicable Law; (iii) the Company has entered into an Acceptable Confidentiality Agreement (or has already entered into a confidentiality agreement with respect to a Takeover Proposal between the Company and such Person or group of Persons that, if entered into after the date hereof, would be an Acceptable Confidentiality Agreement) with the Person that has made such Takeover Proposal; and (iv) any non-public information relating to the Company or its Subsidiaries provided or made available to such Person shall, to the extent not previously provided or made available to Parent or Merger Sub, be provided or made available to Parent or Merger Sub as promptly as reasonably practicable (and in any event within twenty-four (24) hours) after such information is provided or made available to such Person.

(f) Notwithstanding anything to the contrary contained in this Section 6.3, if, prior to the Offer Acceptance Time the Company has received a bona fide, written Takeover Proposal (or a renewal of any previously received Takeover Proposal) and such proposal did not arise from a material breach of its obligations under this Section 6.3 and the Company Board, in good faith, has determined, after consultation with the Company Financial Advisor and outside legal counsel, that such Takeover Proposal constitutes a Superior Proposal, then (i) the Company Board may effect a Company Board Recommendation Change with respect to such Superior Proposal and/or (ii) the Company may terminate this Agreement pursuant to Section 8.4(b) and enter into an Alternative Acquisition Agreement providing for the implementation of such

Superior Proposal, in each case, if, and only if: (A) the Company Board, in good faith, has determined, after consultation with outside legal counsel, that the failure to take such action would be reasonably likely to be inconsistent with the fiduciary duties of the Company Board under applicable Law; (B) the Company shall have provided to Parent at least four (4) Business Days’ prior written notice (which such notice shall not constitute a Company Board Recommendation Change) (the “Superior Proposal Notice Period”) to the effect that the Company Board intends to take such action, which notice shall specify the basis for such proposed action, describe the material terms and conditions of such Takeover Proposal in reasonable detail and contain a copy of the available transaction agreement proposed to be entered into by the Company in respect of such Takeover Proposal; provided, however, that in the event of any material modifications to such Takeover Proposal (it being understood that any change to the financial terms of such Takeover Proposal shall be deemed a material modification), the Company shall be required to deliver a new written notice to Parent and to comply with the requirements of this Section 6.3(f) with respect to such material modification (it being understood that the “Superior Proposal Notice Period” in respect of such new written notice shall be three (3) Business Days from Parent’s receipt of such new written notice); (C) during the Superior Proposal Notice Period, the Company shall have, and shall have caused its Representatives to have, negotiated with Parent and its Representatives (if Parent wishes to so negotiate) reasonably and in good faith in furtherance of making such amendments or adjustments to the terms and conditions of this Agreement, the Equity Commitment Letter and the Limited Guarantee and any written proposals made by Parent to amend the terms hereof or thereof or enter into another proposal (in any case that remains able to be accepted) as would cause the applicable Takeover Proposal to no longer constitute a Superior Proposal; and (D) after 11:59 p.m. New York time on the last day of the Superior Proposal Notice Period, the Company Board, in good faith, has determined, after consultation with the Company Financial Advisor and outside legal counsel, as applicable, and taking into account any amendments or adjustments to the terms and conditions of this Agreement, the Equity Commitment Letter and the Limited Guarantee and any written proposals made by Parent to amend the terms hereof or thereof or enter into another proposal (in any case that remains able to be accepted), that (1) that such Takeover Proposal continues to constitute a Superior Proposal and (2) the failure to effect a Company Board Recommendation Change with respect to such Superior Proposal and/or terminate this Agreement and enter into an Alternative Acquisition Agreement providing for the implementation of such Superior Proposal would be reasonably likely to be inconsistent with the fiduciary duties of the Company Board under applicable Law; and, solely in the event of any termination of this Agreement in order to cause or permit the Company and its Subsidiaries to enter into an Alternative Acquisition Agreement pursuant to a Takeover Proposal that constitutes a Superior Proposal under clause (ii) of this Section 6.3(f), the Company shall validly terminate this Agreement in accordance with Section 8.4(b), including paying, or causing to be paid, the Company Termination Fee as provided pursuant to Section 8.6(b).

(g) Notwithstanding anything to the contrary set forth in this Section 6.3, subject to the Company’s compliance with the provisions of this Section 6.3(g), prior to the Offer Acceptance Time, the Company Board may effect a Company Board Recommendation Change in response to any Intervening Event if, and only if: (A) the Company Board, in good faith, has determined, after consultation with outside legal counsel, that the failure to make such a Company Board Recommendation Change would be reasonably likely to be inconsistent with the fiduciary duties of the Company Board under applicable Law, (B) the Company shall have provided to Parent at least four (4) Business Days’ prior written notice (which such notice shall not constitute a Company Board Recommendation Change) (the “Intervening Event Notice Period”) to the effect that the Company Board intends to make such Company Board Recommendation Change, which notice shall specify the basis for such action and describe the facts and circumstances of such Intervening Event in reasonable detail; provided, however, that in the event of any change in the Intervening Event, the Company shall be required to deliver a new written notice to Parent and to comply with the requirements of this Section 6.3(g) with respect to such change (it being understood that the “Intervening Event Notice Period” in respect of such new written notice shall be three (3) Business Days from Parent’s receipt of such new written notice); (C) during the Intervening Event Notice Period, the Company shall have, and shall have caused its Representatives to have, negotiated with Parent and its Representatives (if Parent wishes to so negotiate) in good faith in furtherance of making such amendments or adjustments to the terms and conditions of this Agreement, the Equity Commitment Letter and the Limited Guarantee and any written proposals made by Parent to amend the terms hereof or thereof or enter into another proposal (in any case that remains able to be accepted) as would enable the Company to proceed with the Transactions so that such Intervening Event would no longer necessitate a Company Board Recommendation Change, and (D) after 11:59 p.m. New York time on the last day of the conclusion of the Intervening Event Notice Period, the Company Board, in good faith, has determined, after consultation with outside legal counsel and taking into account any amendments or adjustments to the terms and conditions of this Agreement, the Equity Commitment Letter and the Limited Guarantee or other proposal and any written proposals made by Parent to amend the terms hereof or thereof or enter into another proposal (in any case that remains able to be accepted), that the failure to make such a Company Board Recommendation Change would be reasonably likely to be inconsistent with the fiduciary duties of the Company Board under applicable Law.

(h) Nothing contained in this Agreement shall prohibit the Company or the Company Board from taking and disclosing to the Company Stockholders a position contemplated by Rule 14d-9 or Rule 14e-2(a) promulgated under the Exchange Act (or any similar communication in connection with the making or amendment of a tender offer or exchange offer that is required by Law), making a customary “stop-look-and-listen” communication to the Company Stockholders pursuant to Rule 14d-9(f) under the Exchange Act (or any similar communication) or from making any legally required disclosure to Company Stockholders that the Company Board has reasonably determined in good faith, after consultation with outside legal counsel, would be inconsistent with its fiduciary duties under applicable Law or other securities laws to not make such disclosure (it being agreed that this sentence shall not be deemed to permit the Company Board to make a Company Board Recommendation Change). Any customary “stop-look-and-listen” communication to the Company Stockholders pursuant to Rule 14d-9(f) under the Exchange Act by the Company or the Company Board (or any committee thereof) shall not be deemed to be a Company Board Recommendation Change; provided that the foregoing shall in no way eliminate or modify the effect that such disclosure would otherwise have under this Agreement or permit the Company Board to effect a Company Board Recommendation Change except in accordance with Section 6.3(f) or Section 6.3(g).

(i) Notwithstanding anything herein to the contrary, the Company agrees that any violation of the restrictions set forth in this Section 6.3 by any director or officer of the Company or any of its Subsidiaries, or any action by any other Representative acting on the Company’s or any of its Subsidiaries’ behalf in breach of this Section 6.3, shall be deemed to be a breach of this Agreement by the Company. Accordingly, upon becoming aware of any breach or threatened breach of this Section 6.3 by a Representative of the Company, the Company shall use reasonable best efforts to stop such breach or threatened breach.

Section 6.4 Approval of Merger. The Merger shall be governed by, and effected under, Section 251(h) of the DGCL and shall be effected by Parent, Merger Sub and the Company as soon as practicable following consummation of the Offer, without a vote of the Company Stockholders, pursuant to Section 251(h) of the DGCL.

Section 6.5 Reserved.

Section 6.6 Reasonable Best Efforts. Upon the terms and subject to the conditions set forth in this Agreement and in accordance with applicable Laws, during the Interim Period, each of the Parties shall (other than as set forth in Section 6.7) (a) use its reasonable best efforts to take, or cause to be taken, all lawful action, and to do, or cause to be done, and to assist and cooperate with the other Parties in doing, as promptly as practicable, all lawful things necessary, proper or advisable under applicable Laws and regulations to ensure that the conditions set forth in Article VII are satisfied and to consummate the Transactions no later than the Outside Date and (b) abstain from taking any action that would reasonably be expected to prevent, materially delay or materially impair the ability of such Party to consummate the Transactions.

Section 6.7 Consents; Filings; Further Action. Upon the terms and subject to the conditions of this Agreement and in accordance with applicable Laws, each of the Parties shall use its respective commercially reasonable efforts to (i) obtain any Approval required to be obtained by Parent or the Company or any of their respective Subsidiaries in connection with the Transactions and (ii) make any necessary filings and notifications as promptly as reasonably practicable following the date of this Agreement, and thereafter make any other submissions either required or deemed appropriate by each of the Parties, with respect to the Transactions required under (A) the Securities Act, the Exchange Act and state securities or “blue sky” Laws, (B) any applicable competition and antitrust Laws, (C) the DGCL, (D) any other applicable Laws and (E) the rules and regulations of Nasdaq. The Parties shall cooperate and consult with each other in connection with the making of all such filings and notifications, including by providing copies of all such documents to the non-filing Party and its advisors prior to filing, and none of the Parties shall file any such document if any of the other Parties shall have reasonably objected to the filing of such document. None of the Parties shall consent to any voluntary delay of the consummation of the Transactions at the behest of any Governmental Entity without the prior written consent of the other Parties, which consent shall not be unreasonably withheld or delayed.

(a) Each of the Parties shall promptly inform the other Parties of any notice or other communication from the Federal Trade Commission, the Department of Justice or any other Governmental Entity regarding any of the Transactions. If any of the Parties or their respective Affiliate receives a request for additional information or documentary material from any such Governmental Entity with respect to the Transactions, then such Party shall endeavor in good faith to make, or cause to be made, as soon as reasonably practicable and after consultation with the other Parties, an appropriate response in compliance with such request. Parent shall advise the Company promptly in respect of any understandings, undertakings or agreements (oral or written) which Parent proposes to make or enter into with the Federal Trade Commission, the Department of Justice or any other Governmental Entity in connection with the Transactions. In furtherance and not in limitation of the foregoing, Parent shall use commercially reasonable efforts to resolve such objections, if any, as may be asserted with respect to the Transactions under any antitrust, competition or trade regulatory laws, rules or regulations of any domestic or foreign government or Governmental Entity or any multinational authority.

(b) Parent agrees that, from the date of this Agreement to the Closing, except as contemplated by this Agreement, it shall not, and shall cause its controlled Affiliates not to, directly or indirectly, acquire or agree to acquire any assets, business or any Person, whether by merger, consolidation, purchasing a substantial portion of the assets of or equity in a Person, that would reasonably be expected to (i) impose any material delay in obtaining, or increase the risk of not obtaining, the approval of any Governmental Entity or the expiration or termination of any applicable waiting period or (ii) materially increase the risk of any Governmental Entity entering an order prohibiting the consummation of the Transactions.

Section 6.8 Stock Exchange Delisting; Exchange Act Deregistration. Prior to the Closing Date, the Company shall cooperate with Parent and use its commercially reasonable efforts to take, or cause to be taken, all lawful actions, and do or cause to be done all lawful things, reasonably necessary, proper or advisable on its part under applicable Laws and rules and policies of Nasdaq to enable the delisting by the Surviving Company of shares of Company Common Stock from the Nasdaq and the deregistration of the shares of Company Common Stock and other securities of the Company under the Exchange Act as promptly as practicable after the Effective Time.

Section 6.9 Directors’ and Officers’ Indemnification and Insurance.

(a) To the fullest extent permitted by applicable Law, the rights to indemnification, advancements and exculpation from liability for acts or omissions occurring at or prior to the Effective Time existing in favor of any present or former director or officer of the Company or any of its Subsidiaries (collectively, the “Indemnified Persons” and each, an “Indemnified Person”) under the Company Organizational Documents, the Subsidiary Organizational Documents or in any agreement between any Indemnified Person and the Company or any Subsidiary of the Company in existence as of the date hereof and in the forms made available to Parent prior to the date of this Agreement (such obligations, the “Existing Indemnification Obligations”) shall survive the Effective Time and shall continue in full force and effect in accordance with their terms for a period of not less than six (6) years after the Effective Time and shall not be amended, repealed or otherwise modified in any manner that would adversely affect the rights thereunder of such Indemnified Persons. Any claim made pursuant to such rights within such six (6) year period shall continue to be subject to this Section 6.9(a) and the rights provided under this Section 6.9(a) until disposition of such claim (even if after such six (6) year period).

(b) From the Effective Time until at least six (6) years after the Effective Time, Parent shall cause the Surviving Company (together with its successors and assigns, the “Indemnifying Parties”), to the fullest extent permitted under applicable Law, to indemnify and hold harmless each Indemnified Person in his or her capacity as an officer or director of the Company or any of its Subsidiaries against all losses, claims, damages, liabilities, fees, expenses (including reasonable and documented attorneys’ fees), judgments, amounts paid in settlement or fines incurred by such Indemnified Person in connection with any pending or threatened Legal Action based on or arising out of, in whole or in part, the fact that such Indemnified Person is or was (or any acts or omissions by such Indemnified Person in his or her capacity as) a director, officer, employee or agent of the Company or any of its Subsidiaries at or prior to the Effective Time and pertaining to any and all matters pending, existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, including any such matter arising under any claim with respect to the Transactions, in each case to the extent required by the Existing Indemnification Obligations. Without otherwise limiting the Indemnified Persons’ rights with regards to counsel, following the Effective Time, the Indemnified Persons shall be entitled to continue to retain Cooley LLP, or such other counsel selected by the Indemnified Persons that is reasonably acceptable to the Surviving Company.

(c) The Surviving Company shall maintain in effect for at least six (6) years after the Effective Time, as of the Effective Time, the current policies of directors’ and officers’ liability insurance maintained by the Company or policies of at least the same coverage and amounts containing terms and conditions which are no less advantageous with respect to claims arising out of or relating to events which occurred before or at the Effective Time; provided, however, that the Surviving Company shall not be required to pay an annual premium in excess of 300% of the last annual premium paid by the Company for such insurance prior to the date of this Agreement (the “Maximum Amount”). If the Surviving Company is unable to obtain the insurance coverage required under the prior sentence for an annual premium less than the Maximum Amount, the Surviving Company shall obtain as much comparable insurance coverage as possible for an annual premium equal to the Maximum Amount. Prior to the Closing, the Company may obtain prepaid “tail” coverage (of at least the same coverage and amounts and containing terms and conditions which are no less advantageous with respect to claims arising out of or relating to events which occurred before or at the Effective Time). The provisions of this Section 6.9(c) shall be deemed to have been satisfied if such prepaid “tail” policy has been obtained by the Company on or prior to the Effective Time, which policy provides directors and officers with coverage substantially similar in scope and amount to the coverage available to them under the policies currently in place, for an aggregate period of six (6) years with respect to acts or omissions occurring or alleged to have occurred prior to the Effective Time that were committed or alleged to have been committed by such directors and officers.

(d) In the event Parent or the Surviving Company or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving company or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, in each such case, Parent shall make proper provisions such that the successors and assigns of Parent or the Surviving Company, as the case may be, assume the obligations set forth in this Section 6.9(d).

(e) The provisions of this Section 6.9 shall survive the Merger and are (i) intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Persons and their successors, assigns and heirs and (ii) in addition to, and not in substitution for, any other rights to indemnification or contribution that any such Person may have by contract or otherwise. Unless required by applicable Law, this Section 6.9 may not be amended, altered or repealed after the Effective Time in such a manner as to adversely affect the rights of any Indemnified Person or any of their successors, assigns or heirs without the prior written consent of the affected Indemnified Person.

Section 6.10 Public Announcements. The initial press release relating to this Agreement shall be a joint press release issued by, and whose form and content shall be agreed to by, the Company and Parent, and thereafter Parent and the Company shall consult with each other before issuing any further press release(s) or otherwise making any public statement, public announcement or public communication (including any statement, announcement or other communication to employees or any other Persons that would be required to be publicly disclosed under the applicable SEC rules), in each case, with respect to the Merger, this Agreement or any of the other Transactions and shall not issue any such press release, public statement, announcement or communication without the other Party’s prior written consent (which shall not be unreasonably withheld, conditioned or delayed). Notwithstanding the foregoing: (a) each Party may, without such consultation or consent, make any public statement (including to media, analysts, Company Stockholders, investors or those attending industry conferences), or internal announcements to its employees, and disclosures in Company SEC Reports, in each case, so long as such statements are consistent with previous press releases, public disclosures or public statements that were mutually agreed to by the Company and Parent; (b) a Party may, without the prior consent of the other Party, issue any press release or make any public announcement or statement in connection with any dispute between the Parties related to this Agreement or the Transactions; (c) a Party may, without the prior consent of the other Party, but subject to giving advance notice to the other Party and providing the other Party with a reasonable opportunity to review and comment on such release, public announcement or statement (to the extent not prohibited by any applicable Law), issue any such press release or make any such public announcement or statement as may be required by any applicable Law; (d) the Company need not consult with Parent, or obtain its consent, in connection with any press release, public statement or filing to be issued or made pursuant to and in accordance with the provisions of Section 6.3 that relates to any Takeover Proposal or Company Board Recommendation Change and any related matters; (e) Parent and Merger Sub may, without consulting the Company, issue any press release, public statement or filing that relates to any Takeover Proposal or Company Board Recommendation Change and any related matters and (f) Parent or its Affiliates may make communications to current and potential equityholders or investors, in each case who are subject to customary confidentiality restrictions, in connection with fundraising, marketing, informational or reporting activities.

Section 6.11 Notices of Certain Events.

(a) The Company shall notify Parent as promptly as reasonably practicable of (i) any notice or other communication from any Person alleging that the consent of such Person (or another Person) is or may be required in connection with the Transactions, (ii) any notice or other communication from any Governmental Entity in connection with the Transactions, (iii) any Legal Actions threatened or commenced against or otherwise affecting the Company or any of its Subsidiaries, or (iv) any Effect that makes any of the representations and warranties of the Company contained in this Agreement untrue or inaccurate in any material respect, in each case if and only to the extent that such consent, action, untruth, inaccuracy or breach would reasonably be expected to cause any of the conditions set forth in Article VII to fail to be satisfied at the Closing.

(b) Parent shall notify the Company as promptly as reasonably practicable of (i) any notice or other communication from any Person alleging that the consent of such Person (or another Person) is or may be required in connection with the Transactions, (ii) any notice or other communication from any Governmental Entity in connection with the Transactions, or (iii) any Legal Actions threatened or commenced against or otherwise affecting Parent or Merger Sub, in each case if and only to the extent that such consent, action, untruth, inaccuracy or breach would reasonably be expected to cause any of the conditions set forth in Article VII to fail to be satisfied at the Closing.

Section 6.12 Costs and Expenses. Except as set forth in this Section 6.12 or Section 6.9, Section 6.15 or Section 6.16 or as otherwise provided in this Agreement, whether or not the Merger is consummated, all expenses (including those payable to counsel, accountants, investment bankers, experts and consultants to a Party and its Affiliates) incurred by any Party or on its behalf (collectively, “Expenses”) in connection with this Agreement and the Transactions shall be paid by the Party incurring such Expenses.

Section 6.13 Takeover Statutes. If any Takeover Statute is or may become applicable to the Transactions, each of the Company and Parent and the members of their respective boards of directors or managers shall use their respective commercially reasonable efforts to grant such approvals and take such actions as are necessary to ensure that such Transactions may be consummated as promptly as practicable on the terms and subject to the conditions set forth in this Agreement and otherwise act to eliminate or minimize the effects of such Takeover Statute.

Section 6.14 Litigation. The Company shall not compromise, settle or offer or come to an arrangement to settle any Legal Action against the Company, any of its Subsidiaries or any of their respective present or former directors or officers by any Company Stockholder arising out of or relating to this Agreement or the Transactions (other than routine investigations conducted by the Financial Industry Regulatory Authority) (“Stockholder Litigation”) without the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed). Prior to the Effective Time, the Company shall (a) promptly notify Parent, through notice to Parent’s outside counsel, of any Stockholder Litigation and keep Parent reasonably and promptly informed (including by providing copies of all pleadings with respect thereto) with respect to the status thereof, and (b) give Parent the opportunity to participate in (but not control) the defense or settlement of any Stockholder Litigation, (c) consult in good faith with Parent with respect to the defense, settlement and prosecution of any Stockholder Litigation and (d) direct its counsel to consider in good faith Parent’s advice, comments, recommendations and suggestions relating to proposed strategy and other significant decisions with respect to such Stockholder Litigation, with no significant decisions being made without the approval of the other Party (which approval shall not be unreasonably withheld, conditioned or delayed). For the purposes of this Section 6.14, “participate” means that Parent and the Company will jointly reasonably cooperate in the proposed strategy and any other significant decisions with respect to the Stockholder Litigation, with no such significant decisions being made without the approval of the other. From and after the Effective Time, Parent shall, with the outside counsel of its choosing, assume control of all such Stockholder Litigation (other than with respect to directors and officers of the Company, in connection with rights of indemnification afforded to such directors and officers under the Company Organizational Documents or in applicable agreements between any such director or officer and the Company).

Section 6.15 Financing.

(a) Parent shall use reasonable best efforts to take, or cause to be taken, all actions and do, or cause to be done, all things necessary or advisable to consummate the Equity Financing on the Closing Date, and Parent shall use its reasonable best efforts to take, or cause to be taken, all actions and do, or cause to be done, all things necessary or advisable, in each case, to the extent within the control of Parent, to arrange the Equity Financing, to fund all payments to be made by or on behalf of Parent on the Closing Date in accordance with the terms hereof (such payments, collectively, the “Financing Amounts”), including the following:

(i) causing the Equity Financing to be consummated on the terms and conditions contained in the Equity Commitment Letter;

(ii) satisfying on a timely basis (or, if available, obtaining waivers of) the Financing Terms; and

(iii) enforcing its rights (including taking all actions within its control) under the Equity Commitment Letter and any definitive documents relating to the Equity Financing.

(b) Parent shall not amend, modify, waive or replace, or agree to amend, modify, waive or replace (in any case whether by action or inaction) any term of the Equity Commitment Letter without the prior written consent of the Company.

(c) Upon request by the Company, Parent shall keep the Company informed on a reasonably current basis in reasonable detail of the status of its efforts to obtain and consummate the Equity Financing. Parent shall give the Company prompt written notice (and keep the Company informed on a reasonably current basis in reasonable detail with respect to) (i) of any material breach or material default (or any event or circumstance that, with or without notice, lapse of time or both, would reasonably be expected to give rise to any breach or default) by any party of any term or condition of Equity Commitment Letter or definitive document related to the Equity Financing of which Parent becomes aware, (ii) of the termination of the Equity Commitment Letter, (iii) of any condition precedent under any Equity Financing that Parent believes will not be satisfied at the Closing or (iv) if at any time for any other reason Parent believes that it will not be able to obtain all or any portion of the Financing Amount at or prior to the Closing on the terms and conditions (as such terms may be modified in a manner that does not have any of the effects set forth in Section 6.16(a)(i)) contemplated by any of the Equity Commitment Letter or the definitive documents related to the Equity Financing. Notwithstanding the foregoing or anything to the contrary in this Section 6.15(c), in no event shall Parent have any obligation to disclose any information pursuant to this Section 6.15(c) that would waive the protection of attorney-client or similar privilege.

(d) Neither Parent nor any of its Affiliates shall take any action that would reasonably be expected to materially delay, impede or prevent the consummation of the Equity Financing.

(e) Parent acknowledges and agrees that (i) the obtaining of the Equity Financing, or any alternative financing, is not a condition to the Closing and reaffirms its obligation to consummate the Transactions irrespective and independently of the availability of the Equity Financing or any alternative financing, subject to fulfillment or waiver of the conditions to the Closing set forth in Article VII and (ii) compliance by Parent with this Section 6.15 shall not relieve Parent of its obligation to consummate the Transactions, whether or not the Equity Financing or any alternative financing is available. If the Equity Financing or any alternative financing has not been obtained, Parent will continue to be obligated, subject to the satisfaction or waiver of the conditions set forth in Article VII, to consummate the Transactions.

Section 6.16 Debt Financing Cooperation.

(a) If Parent intends to obtain any Debt Financing in connection with the Merger at the Effective Time and enters into a debt commitment letter with respect thereof, and if reasonably requested by Parent, in all such cases subject to the limitations set forth herein, the Company shall use, and shall cause each of its Subsidiaries to use, commercially reasonable efforts to provide such customary cooperation reasonably requested by Parent to assist it in arranging such Debt Financing (provided that such commercially reasonable efforts qualification shall not apply to clause (vii) below). Such assistance shall include, without limitation, the following, each of which shall be at Parent’s sole cost and expense:

(i) participation by the senior management team of the Company in the customary marketing activities undertaken in connection with the marketing of the Debt Financing or any assignments permitted under a debt commitment letter, including (A) preparation of customary marketing material and due diligence sessions related thereto and (B) a reasonable number of road shows and meetings with prospective lenders and debt investors (each of which may be conducted by conference call and shall be at reasonable times and locations mutually agreed and with reasonable advance notice);

(ii) participation by senior management of the Company in, and assistance with, the preparation of rating agency presentations and meetings with rating agencies and other customary marketing documents required in connection with the Debt Financing (including customary authorization letters), if necessary (each of which shall be at reasonable times and locations mutually agreed and with reasonable advance notice);

(iii) as promptly as reasonably practicable following request therefor, timely furnishing to Parent and any Debt Financing Source and their respective Representatives of pertinent information regarding the Company and its Subsidiaries reasonably requested by the Debt Financing Sources, of the type and form customarily included in materials pertaining to transactions similar to the Debt Financing by companies of a comparable size in a comparable industry as the Company (such information, the “Requested Information”); provided that the obligations set forth in this Section 6.16(a)(iii) may be satisfied with respect to the Requested Information by filing the Form 10-K or Form 10-Q, as applicable of the Company filed with the SEC within the applicable time periods required by applicable law and regulations (including any extended deadlines available thereunder); provided, further, that, notwithstanding anything to the contrary in this Section 6.16(a)(iii), the Company shall not be required to provide Requested Information with respect to any fiscal quarter after the date hereof prior to the date on which the Form 10-Q with respect to such fiscal quarter is required by the Company to be filed with the SEC;

(iv) requesting that its independent auditors provide customary cooperation in connection with the arrangement of the Debt Financing, including delivering to Parent “comfort” letters with respect to the historical financial information of the Company, customary in scope and substance for letters delivered by independent public accountants in connection with transactions similar to those contemplated by this Agreement;

(v) cooperating with the Debt Financing Sources’ due diligence, to the extent reasonable and customary;

(vi) facilitating and assisting in the preparation of (A) definitive documents for the Debt Financing, including guarantee and collateral documents and customary closing certificates, as may be required by the Debt Financing, (B) the pledging of collateral and perfection of security interests (which such pledge and perfection shall be subject to and only effective upon the occurrence of the Effective Time) under the definitive documentation for the Debt Financing with respect to the Company, and (C) the taking of all corporate actions necessary to permit the consummation of the Debt Financing, in each case, subject to and only effective upon the occurrence of the Effective Time; provided that no such action shall be required of the Company Board, any committee thereof or any of the Company’s officers, in any case, except to the extent solely with respect to any continuing directors or officers in such directors’ or officers’ capacities from and after the Closing; and

(vii) providing any information, at least three (3) Business Days prior to Closing, about the Company required by any of the Debt Financing Sources to comply with applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act to the extent requested at least ten (10) Business Days prior to the Closing.

(viii) Notwithstanding anything to the contrary contained in this Section 6.16, the Company and its Subsidiaries will not be required to, and cooperation will not be required, to the extent it would require the Company or any of its Subsidiaries to (i) waive or amend any terms of this Agreement or cause any Offer Condition or condition to Closing set forth in Article VII to fail to be satisfied, or (ii) require the Company or any of its Representatives to (A) pay any commitment fee or similar fee or agree to pay any other fees or reimburse any expenses or otherwise issue or provide an indemnities (in each case, except to the extent reimbursed or indemnified by Parent); (B) execute, deliver, approve, modify or perform any agreement, instrument, certificate or other documentation, in each case that would be effective prior to the Effective Time (other than customary authorization letters); (C) take any action under any certificate, document or instrument that is not contingent upon the Closing (including the entry into any agreement that is effective before the Closing), that does not terminate without liability to the Company upon the termination of this Agreement or that would be effective prior to the Effective Time; (D) take any action that, in the good faith determination of the Company, would unreasonably interfere with the conduct of the business or the Company and its Subsidiaries or would create a risk of damage or destruction to any property or assets of the Company or any of its Subsidiaries; (E) adopt (or cause any of its Affiliates or its or their respective Representatives to deliver) any resolutions, execute any consents or otherwise take any corporate or similar action (except with regards to directors of the Company Board or officers of the Company that will continue in such role as of Closing and with respect to consents that shall only be effective as of or following the Effective Time); (F) deliver (or cause any of its Affiliates or its or their respective

Representatives to deliver) any legal opinion or reliance letter or comfort letter; (G) take any action that could reasonably be expected to result in a contravention of, violation or breach of, or default under, this Agreement, any Company Organizational Document, any Subsidiary Organizational Document, any Contract or any Law; (H) provide access to or disclose information which the Company determines would result in waiving any attorney-client privilege; (I) incur liability in connection with the Debt Financing prior to the Effective Time; (J) provide any information regarding any post-Closing or pro forma financial statements, post-Closing pro forma adjustments desired to be incorporated into any information used in connection with the Debt Financing (including any synergies or cost savings), projections, ownership or an as-adjusted capitalization table; (K) make any representations, warranties or certifications as to which, after the Company’s use of commercially reasonable efforts to cause such representation, warranty or certification to be true, the Company has determined that such representation, warranty or certification is not true; (L) deliver any certificate or opinion or take any other action under this Section 6.16 that could reasonably be expected to result in personal liability to such Representative; or (M) to approve any financing or Contracts related thereto (expect with regards to directors of the Company Board that will continue in such role as of Closing and with respect to such financing or such Contracts that shall be effective as of or following the Effective Time). In addition, (a) other than customary authorization and representation letters, no action, liability or obligation of the Company, any of its Subsidiaries or any of their respective Representatives pursuant to any certificate, agreement, arrangement, document or instrument relating to the Debt Financing will be effective until the Effective Time, and neither the Company nor any of its Subsidiaries or their respective Representatives will be required to take any such action pursuant to any such certificate, agreement, arrangement, document or instrument that is not contingent on the occurrence of the Closing or that must be effective prior to the Effective Time; and (b) any bank information memoranda and high-yield offering prospectuses or memoranda required in relation to the Debt Financing will contain disclosure and financial statements reflecting the Surviving Company or its Subsidiaries as the obligor. In addition, nothing in this Section 6.16 will require any Representative of the Company or any of its Subsidiaries to take any action that could reasonably be expected to result in personal liability to such Representative.

(b) Notwithstanding anything to the contrary in this Agreement, the condition set forth in clause (c) of Annex 1 will be deemed to be satisfied, and the right of Parent to terminate this Agreement pursuant to Section 8.3(b) may not be asserted, in each case as it applies to the obligations under Section 6.16(a), unless and until (A) Parent provides written notice (the “Non-Cooperation Notice”) to the Company of any alleged failure to comply, or action or failure to act, that constitutes a breach of Section 6.16(a); (B) Parent includes in such Non-Cooperation Notice reasonable detail regarding the cooperation required to cure such alleged failure (which will not require the Company to provide any cooperation that it would not otherwise be required to provide under Section 6.16(a)); (C) the Company fails to take the actions specified in such Non-Cooperation Notice within ten (10) Business Days from receipt of such Non-Cooperation Notice (or such shorter period as necessary to cause such compliance to occur prior to termination of the commitments under definitive documents to the Debt Financing) and (D) such breach is a primary cause of the failure of the Debt Financing to be obtained.

(c) The Company shall have the right to review and comment on marketing materials used in connection with the arrangement of the Debt Financing prior to the dissemination of such materials to potential lenders or other counterparties; provided that (x) the Company shall promptly communicate in writing its comments, if any, to Parent and its counsel and (y) Parent and its counsel shall give due regard and consideration to any such comments of the Company.

(d) Parent shall indemnify and hold harmless the Company and its Subsidiaries, and each of their respective directors, officers, employees, agents and other Representatives, from and against any and all liabilities, costs or expenses suffered or incurred in connection with any assistance or activities provided pursuant to Section 6.16(a), except to the extent such losses are suffered or incurred (i) as a result of any such Person’s bad faith, gross negligence, willful misconduct or fraud, as applicable, or (ii) as a result of any material errors, omission, misstatements or inaccuracies contained in any written information (including any of the financial statements or any other historical financial information). Promptly upon the termination of this Agreement pursuant to Section 8.1, Parent shall reimburse the Company for all reasonable and documented out-of-pocket third-party costs and expenses incurred by the Company in connection with the cooperation under Section 6.16(a); provided that the Company (and not Parent) shall be responsible for (x) any ordinary course amounts payable to existing employees of the Company with respect to services provided prior to the Effective Time and (y) any amounts that would have been incurred in connection with the transactions contemplated by this Agreement regardless of the Debt Financing; provided further that in no event shall Parent be required to reimburse the Company for such costs and expenses incurred by the Company in excess of $1,000,000.

(e) All non-public or otherwise confidential information regarding the Company and its Subsidiaries obtained by Parent or its representatives shall be kept confidential in accordance with the Confidentiality Agreement, except that Parent shall be permitted to disclose such information to potential investors and lenders (i) during syndication of the Debt Financing or any permitted replacement or amended, modified or alternative financing subject to the potential sources of capital, ratings agencies and prospective lenders and investors entering into customary confidentiality undertakings with respect to such information (including through a notice and undertaking in a form customarily used in confidential information memoranda for senior credit facilities) and/or (ii) in connection with any equity co-investment or similar arrangement, subject to such Persons entering into a customary confidentiality agreement.

(f) The Company and its Subsidiaries consents to the use of their logos by Parent, the Debt Financing Sources and their respective representatives in connection with the Debt Financing in a manner customary for such financing transactions; provided that such logos are used solely in a manner that is not intended to or reasonably expected to harm or disparage the Company and its Subsidiaries or the reputation or goodwill of the Company and its Subsidiaries.

Section 6.17 Employee Matters.

(a) For a period of not less than one year following the Closing (or, if earlier, the termination date of the applicable current employees of the Company (the “Company Employees”), Parent shall cause the Surviving Company or its applicable Subsidiary to provide to Company Employees (i) base salary and target cash incentive compensation (such terms to include salary and wages, target cash bonus, and commission opportunities, and to exclude equity or equity-based incentives) no less favorable than those in effect with respect to such Company Employees immediately prior to the Closing (subject to the same exclusion); and (ii) benefits programs (excluding any defined benefit pension, equity or equity-based, long-term incentives, nonqualified deferred compensation, change in control, retention, severance, post-termination, retiree health or welfare benefits) that are substantially comparable in the aggregate to those provided to such Company Employees immediately before the Closing (subject to the same exclusions).

(b) For purposes of eligibility, vesting of defined contribution retirement benefits, and determining the level of paid time off and severance benefits under the applicable employee benefit plans of the Surviving Company or its Subsidiaries providing benefits to any Company Employees after the Closing that replace such benefits provided under the applicable Company Benefit Plan (the “New Plans”), each Company Employee shall be credited with his or her years of service with the Company before the Closing, to the same extent and for the same purpose as such Company Employee was provided, before the Closing, to credit for such service under any similar Company Benefit Plans; provided that such credit does not result in the duplication of benefits or compensation. In addition, for purposes of each New Plan providing group medical, dental, pharmaceutical and/or vision benefits to any Company Employee, Parent shall use commercially reasonable efforts to cause all pre-existing condition exclusions, waiting periods and actively-at-work requirements of such New Plan to be waived for such employee and his or her covered dependents to the same extent waived under the corresponding Company Benefit Plan as of Closing, and Parent shall cause any eligible expenses incurred by such employee and his or her covered dependents during the portion of the plan year of the Company Plan in which such Company Employee participated immediately before the Closing ending on the date such employee’s participation in the corresponding New Plan begins to be taken into account under such New Plan for purposes of satisfying the corresponding deductible, coinsurance and maximum out-of-pocket requirements applicable to such employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such New Plan to the same extent and for the same purpose as such amount was credited under the applicable Company Benefit Plan, in each case, except to the extent that would result in duplication of benefits.

(c) Nothing contained herein, express or implied, (i) is intended to confer upon any Company Employee any right to continued employment for any period or continued receipt of any specific employee benefit, or shall constitute an establishment, termination or amendment to or any other modification of any benefit or compensation plan, program, policy, agreement or arrangement (ii) shall alter or limit Parent’s or the Company’s or their Affiliates’ ability to amend, modify or terminate any particular benefit plan, program, agreement or arrangement or (iii) is intended to confer upon any individual (including employees, retirees or dependents or beneficiaries of employees or retirees) any right as a third party beneficiary of this Agreement.

Section 6.18 Section 16 Matters. Prior to the Effective Time, the Company and the Company Board (or committee thereof) shall take all such steps as may be reasonably necessary or required to cause any dispositions of shares of Company Common Stock (including derivative securities with respect to shares of Company Common Stock) resulting from the Transactions by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act. Prior to taking the actions required by this Section 6.18, the Company will provide Parent copies of resolutions or other documentation with respect to such actions and the Company shall give good faith consideration to all reasonable additions, deletions or changes thereto suggested by Parent.

Section 6.19 Merger Sub Obligations. Immediately following the execution of this Agreement, Parent shall execute and deliver, in accordance with Section 228 of the DGCL and in its capacity as the sole stockholder of Merger Sub, a written consent adopting this Agreement. Parent will take all action necessary to cause Merger Sub and the Surviving Company to perform their respective obligations pursuant to this Agreement and to consummate the Transactions upon the terms and subject to the conditions set forth in this Agreement. Parent shall ensure that each of its Subsidiaries (including Merger Sub) duly performs, satisfies and discharges on a timely basis each of the covenants, obligations and liabilities applicable to its Subsidiaries under this Agreement, and Parent, as applicable, shall be jointly and severally liable with its Subsidiaries (including Merger Sub) for the due and timely performance and satisfaction of each of said covenants, obligations and liabilities.

Section 6.20 Further Actions. If, at any time after the Effective Time, the Surviving Company shall consider or be advised that any further deeds, assignments or assurances under any applicable Laws or any other acts are necessary or desirable to (a) vest, perfect or confirm, of record or otherwise, in the Surviving Company its right, title or interest in, to or under any of the rights, properties or assets of the Company or (b) otherwise carry out the provisions of this Agreement, the Company and its directors and officers shall be deemed to have granted to the Surviving Company an irrevocable power of attorney to execute and deliver all such deeds, assignments or assurances in law and to take all acts necessary, proper or desirable to vest, perfect or confirm title to and possession of such rights, properties or assets in the Surviving Company and otherwise to carry out the provisions of this Agreement, and the directors and officers of the Surviving Company are authorized for, in the name of and on behalf of the Company or otherwise to take any and all such action.

Section 6.21 Resignations. If requested by Parent prior to the Effective Time, the Company shall cause to be delivered to Parent resignations executed by each director of the Company and its Subsidiaries as of immediately prior to the Effective Time, in their capacities as such, effective upon the Effective Time.

Section 6.22 Payoff Letter. The Company shall provide Parent (x) at least three (3) Business Days prior to the Closing, (i) a draft of a customary payoff letter in respect of the Existing Credit Agreement (the “Payoff Letter”), together with lien terminations and instruments of release, discharge and termination which shall be effective as of the Closing (such terminations and instruments shall include, to the extent applicable, UCC-3 terminations, Intellectual Property security agreement terminations, account control agreement terminations, mortgage releases and landlord waiver terminations), of (A) any Liens (other than Permitted Liens) on the Company or any of its assets securing the obligations under the Existing Credit Agreement and (B) any guarantees made by any of the Company Subsidiaries in respect of the obligations under the Existing Credit Agreement (together with the Payoff Letter, the “Payoff Deliverables”) and (y) final and duly executed copies (to the extent applicable) of the Payoff Deliverables on or prior to the Closing.

ARTICLE VII

CONDITIONS TO THE MERGER

Section 7.1 Conditions to Each Party’s Obligation to Effect the Merger. The respective obligation of each of the Parties to effect the Merger is subject to the satisfaction or waiver or prior to the Closing Date of each of the following conditions:

(a) Consummation of the Offer. The Offer Acceptance Time shall have occurred and Merger Sub shall have irrevocably accepted for payment all of the shares of Company Common Stock validly tendered (and not validly withdrawn) pursuant to the Offer.

(b) No Legal Restraints. No Governmental Entity shall have enacted, issued, promulgated, enforced or entered any Laws or Orders (whether temporary, preliminary or permanent) remaining in effect that enjoin or prohibit the acceptance of payment for shares of Company Common Stock pursuant to the Offer or the consummation of the Merger or the other transactions contemplated by this Agreement (a “Legal Restraint”).

ARTICLE VIII

TERMINATION; AMENDMENT; WAIVER

Section 8.1 Termination by Mutual Consent. This Agreement may be terminated at any time prior to the Offer Acceptance Time, by mutual written consent of Parent and the Company.

Section 8.2 Termination by Either Parent or the Company. This Agreement may be terminated by either Parent or the Company at any time prior to the Offer Acceptance Time:

(a) if the Offer Acceptance Time shall not have occurred on or before March 28, 2027 (the “Outside Date”); provided that the right to terminate this Agreement under this Section 8.2(a) shall not be available to any Party whose failure to fulfill any of its obligations has been a primary cause of, or primarily resulted in, the failure of the Offer Acceptance Time to occur on or before the Outside Date;

(b) if the condition set forth in Section 7.1(b) (No Legal Restraints) is not satisfied and a Legal Restraint giving rise to such nonsatisfaction has become final and non-appealable; provided that the right to terminate this Agreement pursuant to this Section 8.2(b) shall not be available to any Party if the issuance of such final, non-appealable Legal Restraint was primarily due to or primarily caused by the failure of such Party to perform any of its covenants or obligations under this Agreement; or

(c) if, at any time prior to the Offer Acceptance Time, the Offer shall have expired in accordance with its terms (as extended in accordance with the terms of this Agreement) and the Offer Acceptance Time shall not have occurred solely as a result of the failure to satisfy the Minimum Condition; provided that the right to terminate this Agreement pursuant to this Section 8.2(c) shall not be available to any Party that has breached in any material respect its obligations under this Agreement in any manner that shall have been the primary cause of the occurrence of the events described in this Section 8.2(c).

Section 8.3 Termination by Parent. This Agreement may be terminated by Parent at any time prior to the Offer Acceptance Time:

(a) if, prior to the Offer Acceptance Time, (i) the Company Board shall have effected a Company Board Recommendation Change; or (ii) (A) the Company shall have willfully breached its obligations under Section 6.3 and (B) as of such date of termination, the Minimum Condition has not been satisfied; or

(b) if the Company shall have breached or failed to perform any of its covenants or other agreements, or if any of the representations or warranties of the Company in this Agreement is inaccurate, which breach, failure to perform or inaccuracy would result in a failure of the Offer Conditions set forth in clause (b) or clause (c) of Annex 1, as applicable, except that if such breach, failure or inaccuracy is capable of being cured prior to the Outside Date, Parent will not be entitled to terminate this Agreement pursuant to this Section 8.3(b) prior to the delivery by Parent to the Company of written notice of such breach, delivered at least twenty (20) days prior to such termination (or such shorter period of time as remains prior to the Outside Date (the shorter of such periods, the “Company Breach Notice Period”)), stating Parent’s intention to terminate this Agreement pursuant to this Section 8.3(b) and the basis for such termination, it being understood that Parent will not be entitled to terminate this Agreement if such breach, failure or inaccuracy has been cured prior to the expiration of the Company Breach Notice Period (to the extent capable of being cured); provided, further, that Parent shall not have the right to terminate this Agreement pursuant to this Section 8.3(b) if Parent or Merger Sub is then in breach of any representation, warranty, agreement or covenant contained in this Agreement that would result in a failure of any of the Offer Conditions set forth in Annex 1 to be satisfied (if such condition were tested as of the date of such breach).

Section 8.4 Termination by the Company. This Agreement may be terminated by the Company at any time prior to the Offer Acceptance Time:

(a) if (i) Merger Sub shall have failed to commence (within the meaning of Rule 14d-2 under the Exchange Act) the Offer within the period specified in Section 1.1(a) or (ii) Merger Sub shall, when required to do so in accordance with the terms of this Agreement, have failed to accept and pay for all shares of Company Common Stock validly tendered (and not validly withdrawn) as of the expiration of the Offer (as may be extended); provided that the Company shall only be entitled to terminate this Agreement pursuant to Section 8.4(a)(i) within five (5) Business Days from the date Merger Sub shall have failed to commence the Offer within the period specified in Section 1.1(a)); provided, further, that the right to terminate this Agreement pursuant to Section 8.4(a)(i) shall not be available to the Company if the Company has breached in any material respect its obligations under this Agreement in any manner that shall have been the primary cause of the failure of Merger Sub to commence the Offer within the period specified in Section 1.1(a);

(b) if, prior to the Offer Acceptance Time, the Company Board shall have determined to accept a Superior Proposal or authorized the Company to enter into, and the Company enters into, an Alternative Acquisition Agreement with respect to such Superior Proposal in accordance with Section 6.3(f); provided that the Company shall have complied in all respects with its obligations with respect to such Superior Proposal and shall pay, or cause to be paid, the Company Termination Fee to Parent as provided pursuant to Section 8.6(b); or

(c) if Parent or Merger Sub shall have breached or failed to perform in any material respect any of its respective covenants or other agreements contained in this Agreement, or if any of the representations, warranties or agreements contained in this Agreement is inaccurate in any material respect, which breach, failure to perform or inaccuracy would or would reasonably be expected to prevent or materially impair Parent or Merger Sub from consummating the Transactions prior to the Outside Date, except that if such breach failure or inaccuracy is capable of being cured prior to the Outside Date, the Company will not be entitled to terminate this Agreement pursuant to this Section 8.4(c) prior to the delivery by Company to Parent of written notice of such breach, delivered at least twenty (20) days prior to such termination (or such shorter period of time as remains prior to the Outside Date (the shorter of such periods, the “Parent Breach Notice Period”)), stating the Company’s intention to terminate this Agreement pursuant to this Section 8.4(c) and the basis for such termination, it being understood that the Company will not be entitled to terminate this Agreement if such breach, failure or inaccuracy has been cured prior to the expiration of the Parent Breach Notice Period (to the extent capable of being cured); provided, further, that the Company shall not have the right to terminate this Agreement pursuant to this Section 8.4(c) if the Company is then in breach of any representation, warranty, agreement or covenant contained in this Agreement that would result in a failure of any of the Offer Conditions set forth in Annex 1 to be satisfied (if such condition were tested as of the date of such breach).

Section 8.5 Effect of Termination. If this Agreement is validly terminated pursuant to this Article VIII, it shall, to the fullest extent permitted by applicable Laws, become void and of no further force and effect, with no liability or obligation on the part of any Party (or any of their respective Affiliates or Representatives), except that (a) no such termination shall relieve the Company of its obligation to pay the Company Termination Fee if, as and when required pursuant to Section 8.6(b); (b) no such termination shall relieve any Party for liability for such Party’s fraud or a Willful and Material Breach of any of its representations, warranties, covenants or other agreements set forth in this Agreement prior to such termination, except (x) with respect to the Company, as set forth in Section 8.6(b) and Section 8.6(d), and (y) with respect to Parent and Merger Sub, with respect to the liability of Parent and Merger Sub in excess of the Parent Liability Limit; and (c) (in each case, to the extent not otherwise terminated upon the termination of this Agreement), the provisions of Section 6.12, Section 6.16(d), this Section 8.5, Section 8.6 and Article IX shall survive the termination hereof. Notwithstanding anything to the contrary in this Agreement or any agreement entered into in connection with this Agreement, and without limiting the rights of the Company in Section 9.10 and Section 9.11 or the Company’s right to enforce the Equity Commitment Letter in certain circumstances in accordance with the terms thereof, in no event shall the maximum aggregate liability (including for any monetary damages) of (i) Parent, Merger Sub, the Investor and each of their respective Affiliates and (ii) each of the respective former, current and future holders of any equity, controlling persons, directors, officers, employees, agents, attorneys, Affiliates, members, managers, general or limited partners, and assignees of any of the Persons described in clause (i) above (the Persons described in the foregoing clauses (i) and (ii), collectively, the “Parent Related Parties”) in respect of any and all breaches (whether willful, material, intentional or otherwise, including fraud and any Willful and Material Breach) of any covenant or other obligation or representation and warranty in this

Agreement or the other Transaction Documents and any other agreements, instruments and certificates entered into in connection with the transactions contemplated by this Agreement and the Transaction Documents, in the aggregate, exceed $14,250,000 (the “Parent Liability Limit”). Subject to the rights of the Company in Section 9.11 (Specific Performance) or the Company’s right to enforce the Equity Commitment Letter in certain circumstances in accordance with the terms thereof, in no event will the Company, its Subsidiaries, each of their respective Affiliates and each of the former, current and future holders of any equity, controlling persons, directors, officers, employees, agents, attorneys, Affiliates, members, managers, general or limited partners, stockholders and assignees of each of the Company, its Subsidiaries and each of their respective Affiliates (collectively, the “Company Related Parties”) seek or obtain, nor will they permit any of their Representatives to seek or obtain, nor will any Person be entitled to seek or obtain, any monetary recovery, monetary award or monetary damages against any Parent Related Party or any Debt Financing Related Person with respect to this Agreement, the other Transaction Documents or the Debt Financing Documents or any other agreements, instruments and certificates entered into in connection with the transactions contemplated by this Agreement (including any breach by the Investor or any Parent Related Party), the termination of this Agreement, the failure to consummate the transactions contemplated by this Agreement or thereby or any claims, Legal Actions under applicable Laws arising out of any such breach, termination or failure (including in the event of fraud or willful and material breach), other than from Parent or Merger Sub and solely to the extent expressly provided for in this Agreement (and in all cases subject to the Parent Liability Limit) or from the Investor solely to the extent provided in the Limited Guarantee. Nothing in this Section 8.5 shall in any way expand or be deemed or construed to expand the circumstances in which Parent, any other Parent Related Party or any Debt Financing Related Person may be liable under the Transaction Documents or any Debt Financing Documents. The Company acknowledges that the limitations contained in the immediately preceding sentence are an integral part of this Agreement and the transactions contemplated by this Agreement, and that, without such agreements, Parent and Merger Sub would not enter into this Agreement and the Investor would not have entered into the Equity Commitment Letter. The Parent Related Parties are express third party beneficiaries of this Section 8.5.

Section 8.6 Expenses and Company Termination Fee.

(a) Except as set forth in Section 8.5 (Effect of Termination) and this Section 8.6, all Expenses incurred in connection with this Agreement and the Transactions shall be paid in accordance with the provisions of Section 6.12.

(b) The Company shall pay, or cause to be paid, to Parent, by wire transfer of immediately available funds to an account designated in writing by Parent, an amount in cash equal to $4,500,000 (the “Company Termination Fee”), as follows:

(i) if this Agreement is validly terminated by the Company pursuant to Section 8.4(b) (Superior Proposal), the Company shall concurrently with (and as a condition to) such termination, pay, or cause to be paid, to Parent or its designee(s) the Company Termination Fee to the account designated by Parent in writing (to the extent such account(s) has been designated at the time the payment is due and payable), and if not so designated within one Business Day after the later of such termination or the date the account(s) is designated by Parent in writing;

(ii) if this Agreement is validly terminated by Parent pursuant to Section 8.3(a) (Company Board Recommendation Change; Breach of Non-Solicit), then the Company shall promptly (and in any event within one Business Day after the later of such termination or the date the account(s) is designated by Parent in writing) following such termination, pay, or cause to be paid, to Parent the Company Termination Fee to the account(s) designated by Parent or its designee(s) in writing; or

(iii) if (A) a bona fide Takeover Proposal shall have been made or proposed to the Company or its stockholders or publicly announced prior to the termination of this Agreement (and not publicly withdrawn at least three (3) Business Days prior to such termination), (B) this Agreement is validly terminated (1) by the Company or Parent pursuant to Section 8.2(c) (Failure of Minimum Condition), (2) by Parent pursuant to Section 8.3(b) (Company Breach) or (3) by the Company or Parent pursuant to Section 8.2(a) (Outside Date) and at the time of any such termination Parent could have terminated the Agreement pursuant to Section 8.2(c) (Failure of Minimum Condition) or Section 8.3(b) (Company Breach) and (C) within twelve (12) months after the date of such termination, the Company or any of its Subsidiaries enters into an agreement, arrangement or understanding providing for the implementation of any Takeover Proposal or any Takeover Proposal is consummated, payment of the Company Termination Fee shall be made within three (3) Business Days after the last to occur of the events set forth in this clause (iii) (except, in the case of the consummation of a Takeover Proposal, the Company Termination Fee shall be paid concurrently with (and as a condition to) the consummation of such Takeover Proposal); provided, however, that for purposes of this Section 8.6(b)(iii), the references to 20% in the definition of “Takeover Proposal” shall be deemed to be references to 50%.

(c) Each of the Company and Parent acknowledges that (i) the agreements contained in this Section 8.6 are an integral part of the Transactions, (ii) without these agreements the other Party would not have entered into this Agreement, and (iii) the Company Termination Fee is not, in circumstances in which it is payable, a penalty but constitutes liquidated damages in a reasonable amount. Accordingly, if the Company fails to pay when due any amounts required to be paid by it pursuant to this Section 8.6 and, in order to obtain such payment, Parent commences a Legal Action which results in a judgment against the Company for such amounts, then, in addition to the amount of such judgment, the Company shall pay to Parent an amount equal to the fees, costs and expenses (including reasonable attorneys’ fees, costs and expenses) incurred by Parent in connection with such Legal Action, together with interest from the date of termination of this Agreement on all amounts so owed at the prime rate as published in the Wall Street Journal in effect on the date such payment was required to be made plus three percent (3%) (“Enforcement Expenses”); provided, however, that the aggregate amount of Enforcement Expenses (inclusive of any interest) for which the Company may be liable pursuant to this Section 8.6(c) shall not exceed $1,000,000 in the aggregate.

(d) The Parties acknowledge and agree that in no event will the Company be required to pay the Company Termination Fee on more than one occasion, whether or not the Company Termination Fee may be payable pursuant to more than one provision of this Agreement at the same or at different times and upon the occurrence of different events. Notwithstanding anything to the contrary in this Agreement, if Parent is entitled to receive the Company Termination Fee pursuant to Section 8.6(b), subject Parent’s right to specific performance pursuant to Section 9.11, following the valid termination of this Agreement in the circumstances in which the Company Termination Fee is payable pursuant to Section 8.6(b), Parent’s right to receive payment of the Company Termination Fee pursuant to Section 8.6(b), together with any Enforcement Expenses, shall be the sole and exclusive monetary remedy of Parent and each of its Affiliates against the Company, its Subsidiaries, each of their respective Affiliates and each of the former, current and future holders of any equity, controlling persons, directors, officers, employees, agents, attorneys, Affiliates, members, managers, general or limited partners, stockholders and assignees of each of the Company, its Subsidiaries and each of their respective Affiliates (collectively, the “Company Related Parties”) in respect of this Agreement or the Transactions, in each instance, except in the case of fraud or Willful and Material Breach of this Agreement by the Company or any Company Related Party, and, upon payment in full of the Company Termination Fee, together with any Enforcement Expenses, none of the Company Related Parties shall have any further liability or obligation to Parent relating to or arising out of this Agreement or the Transactions (except that Parent (or an Affiliate of Parent) may be entitled to remedies under the Confidentiality Agreement, solely to the extent provided therein), through the Company or otherwise, whether by or through the attempted piercing of the corporate (or limited liability company or limited partnership) veil, by or through a claim (whether at law, in equity, in contract, in tort or otherwise) by or on behalf of any Party against any Company Related Party, by the enforcement of any assessment or by any legal or equitable proceeding, by virtue of any statute, regulation or other applicable Law, or otherwise, except in the case of fraud or Willful and Material Breach of this Agreement by the Company or any Company Related Party. Except in the case of fraud or Willful and Material Breach of this Agreement by the Company or any Company Related Party, following the valid termination of this Agreement, in no event shall the Company or any of its Subsidiaries or any Company Related Party have liability for monetary damages relating to or arising out of this Agreement or the Transactions in excess of the Company Termination Fee, together with any Enforcement Expenses. The Company Related Parties are intended third-party beneficiaries of this Section 8.6(d).

Section 8.7 Amendment. Subject to the DGCL, this Agreement may be amended by the Parties by an instrument in writing signed by each of the Parties.

Section 8.8 Extension; Waiver. At any time prior to the Effective Time, and subject to Section 8.9, each of the Parties may (a) extend the time for the performance of any of the obligations of any other Party, (b) waive any inaccuracies in the representations and warranties of any other Party contained in this Agreement or in any document delivered under this Agreement or (c) subject to applicable Laws, waive compliance with any of the covenants or conditions contained in this Agreement. Any agreement on the part of any Party to any extension or waiver shall be valid only if set forth in an instrument in writing signed by such Party. The failure of any Party to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

Section 8.9 Procedure for Termination, Amendment, Extension or Waiver. Any valid termination of this Agreement by either the Company or Parent pursuant to Section 8.1 through Section 8.4 will be effective immediately upon the delivery of written notice thereof by the terminating Party to the other Party or Parties and specifying the provisions hereof pursuant to which such termination is made. Notwithstanding anything to the contrary in this Agreement, (a) any termination, amendment, extension or waiver of this Agreement shall require the prior approval of that action by the Party seeking to terminate, amend, extend or waive this Agreement;

provided, however, that any such amendment, extension or waiver of this Agreement made after the Offer Acceptance Time shall not (i) alter or change the amount or kind of shares, securities, cash, property and/or rights to be received in exchange for or on conversion of all or any of the shares of capital stock of the Company, including decreasing the Per Share Merger Consideration, (ii) alter or change any term of the certificate of incorporation of the Surviving Company to be effected by Merger or (iii) alter or change any of the terms and conditions of this Agreement if such alteration or change would adversely affect the holders of shares of capital stock of the Company.

ARTICLE IX

MISCELLANEOUS

Section 9.1 Certain Definitions. For purposes of this Agreement:

(a) “Acceptable Confidentiality Agreement” means any confidentiality agreement executed, delivered and effective after the date hereof containing terms (including confidentiality and use terms) that are not less favorable in any substantive respect to the Company than those contained in the Confidentiality Agreement and allow for any party to provide information to its Representatives, except that such confidentiality agreement need not contain any “standstill” or similar provision or otherwise prohibit the making of any Takeover Proposal, and provided that such agreement does not (i) contain provisions which prohibit the Company from providing any information to Parent in accordance with Section 6.3 or that otherwise prohibits the Company from complying with its obligations under this Agreement, including the provisions of Section 6.3, or (ii) require the Company to negotiate exclusively with any party thereto.

(b) “Applicable Privacy and Security Laws” means all applicable Laws, governing the privacy, security, data-breach notification, data protection or Processing of Personal Information or confidential information.

(c) “Affiliate” means, with respect to any Person, any other Person that directly or indirectly controls, is controlled by or is under common control with, such first Person; provided, however, that notwithstanding anything in this definition to the contrary, neither the Company nor any of its Subsidiaries shall be deemed to be an “Affiliate” of Parent, Merger Sub or any of their respective Affiliates, and none of Parent, Merger Sub or any of their respective Affiliates shall be deemed to be an “Affiliate” of the Company or any of its Subsidiaries, for purposes of this Agreement or any document or certificate contemplated by this Agreement; provided, further that Parent, Merger Sub, and their respective Subsidiaries shall not be considered an Affiliate of any investment fund (excluding investment funds focused on private equity) managed by Transom Capital Group, LLC, or any portfolio company of any such investment fund, nor shall any investment fund (excluding investment funds focused on private equity) managed by Transom Capital Group, LLC, or any portfolio company of such investment fund, be considered to be an Affiliate of Parent, Merger Sub, or any of their respective Subsidiaries. For the purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities, by contract or otherwise.

(d) “Approval” means all filings, approvals, Orders, authorizations, consents, Permits, qualifications, clearances, actions, non-actions, waiting period ends or terminations, or waivers of any of the foregoing, required to be obtained from or made with or by, or any notice, statement or other communications required to be filed with or delivered to, any Governmental Entity or any other Person.

(e) “Business Day” means any day, other than Saturday, Sunday or a day on which the banks in New York, New York are authorized by law or executive order to be closed.

(f) “Code” means Internal Revenue Code of 1986, as amended.

(g) “Company Benefit Plan” means each “employee benefit plan” (as defined in Section 3(3) of ERISA, regardless of whether such plan is subject to ERISA), and any profit sharing, bonus, incentive, commission, individual consulting agreement, employment agreement, offer letter, equity or equity-based compensation (including those related to the Company Equity Awards and Company Equity Plans), phantom equity, pension, retirement, severance, deferred compensation, transaction or change in control, retention, stay bonus, excess benefit, supplemental unemployment, post-retirement medical or life insurance, welfare or incentive plan, or sick leave, long-term disability, medical, hospitalization, life insurance, other insurance plan, or other benefit or compensation plan, programs, agreements, understandings or arrangements, in each case, sponsored, maintained, or contributed to by the Company or any of its Subsidiaries, or under which the Company and/or any of its Subsidiaries could have any obligation or liability.

(h) “Company Equity Awards” means, collectively, the Company Stock Options, Company PRSUs and Company RSUs.

(i) “Company Equity Plans” means, collectively, (a) the ShotSpotter, Inc. Amended and Restated 2005 Stock Plan and (b) the SoundThinking, Inc. 2017 Equity Incentive Plan, in each case, as amended, modified or restated from time to time.

(j) “Company ESPP” means the SoundThinking, Inc. 2017 Employee Stock Purchase Plan, as amended, modified or restated from time to time.

(k) “Company Material Adverse Effect” means any Effect that, individually or in the aggregate with any other Effect, (a) has had or would reasonably be expected to have a material adverse effect on the business, operations or results of operations, assets or financial position or condition of the Company and its Subsidiaries, taken as a whole, or (b) would prevent or materially delay or impede the ability of the Company and its Subsidiaries to perform their obligations under this Agreement or consummate the Offer, the Merger or the other Transactions; provided, however, that, for the purposes of clause (a), none of the following, and no Effect arising out of, relating to or resulting from the following, shall be deemed to constitute, alone or in combination, or be taken into account in determining whether a Company Material Adverse Effect has occurred or would reasonably be expected to occur: (i) any general business or economic conditions in or affecting the United States, or any other country or region in the world, or changes therein, (ii) acts of war, civil unrest, national or international calamity, sabotage or terrorism (including cyberterrorism), in each case in the United States or any jurisdiction or country or region in the world, (iii) changes in conditions of the economic, legislative, regulatory, or political conditions (including government shutdowns and tariffs) or conditions in any financial, banking, credit, capital or securities markets generally or Effects otherwise relating to any changes in interest rates, inflation rates, fluctuations in the value of any currency or tariffs, in each case in the United States or any other country or region in the world, (iv) changes after the date hereof in any applicable Laws or accounting requirements or principles required by GAAP, (v) any Effect that is generally affecting the industries or markets in which the Company or any of its Subsidiaries operates, (vi) the execution or public announcement of this Agreement or the pendency or consummation of the Transactions, including (A) any action taken or not taken by the Company or any of its Subsidiaries at the express written request of Parent, (B) the initiation or settlement of any Legal Actions threatened or commenced by or involving any Company Stockholders arising out of or related to this Agreement or the Transactions, (C) any Effect that arises out of or relates to the identity of, or any facts or circumstances relating to, Parent or any of its Affiliates or (D) the impact of any of the foregoing on the relationships, contractual or otherwise, of the Company or any of its Subsidiaries with employees, financing sources, customers, suppliers, partners, Governmental Entities, or other business or regulatory relationships (provided that this clause (vi)(D) shall not apply with respect to any representation or warranty contained in this Agreement the purpose of which is to address the consequences resulting from the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby (including the Offer and the Merger) or the performance of obligations under this Agreement), (vii) any failure by the Company to meet, or changes to, any internal or published budgets, projections, forecasts, estimates, guidance, milestones, operating statistics or predictions for any period (it being understood that the underlying facts giving rise or contributing to such failure or change may be taken into account in determining whether there has been a Company Material Adverse Effect), (viii) any change in the market price, credit rating or trading volume of the Company’s stock or other securities or any change affecting the ratings or the ratings outlook for the Company (it being understood that the underlying facts giving rise or contributing to such failure or change may be taken into account and shall not be excluded in determining whether there has been a Company Material Adverse Effect) or (ix) any outbreaks of diseases or public health events, pandemics, epidemics, acts of God or other natural disasters or any escalation of the foregoing; provided, however, that any Effect resulting from a matter described in any of the foregoing clauses (i) through (v) or (ix) may be taken into account in determining whether a Company Material Adverse Effect has occurred or is reasonably likely to occur to the extent such Effect has a disproportionate adverse effect on the Company and its Subsidiaries, taken as a whole, relative to other participants operating in the industries or markets in which the Company and its Subsidiaries operate (with the incremental materially disproportionate adverse Effects taken into account).

(l) “Company Owned IP” means all Intellectual Property, the Intellectual Property Rights in which are owned or purported to be owned by the Company or any of its Subsidiaries.

(m) “Company PRSU” means each performance-based restricted stock unit award pursuant to which the holder has a right to receive a share of Company Common Stock or cash, granted pursuant to any Company Equity Plan or otherwise, whether vested or unvested, which is outstanding immediately prior to the Effective Time and which is subject to a performance-based vesting schedule.

(n) “Company Registered Intellectual Property” means all Patents, Trademarks, and Copyrights, which are owned or purported to be owned by the Company or any of its Subsidiaries and that are issued or registered or the subject of a pending application for issuance or registration with any Governmental Entity.

(o) “Company RSU” means each restricted stock unit award pursuant to which the holder has a right to receive share of Company Common Stock or cash, granted pursuant to any Company Equity Plan or otherwise, whether vested or unvested, which is outstanding immediately prior to the Effective Time and which is subject to a time-based vesting schedule.

(p) “Company Stock Option” means each option to purchase a share of Company Common Stock, granted pursuant to any Company Equity Plan or otherwise, whether vested or unvested, which is outstanding immediately prior to the Effective Time.

(q) “Contaminants” means any (a) virus, trojan horse, worm or other Software routines designed to permit unauthorized access or to disable, erase or otherwise harm Software, IT Systems or data, (b) back door, time bomb, drop dead device or other Software routine designed to disable a computer program automatically with the passage of time or under the positive control of a person other than the user of the program or (c) other malicious code that is intended to disrupt or disable Software or any IT Systems, excluding any lock-out or disabling functionality that is disclosed in any applicable documentation or license agreement.

(r) “Company Contract” shall mean any Contract to which the Company is a party.

(s) “Confidentiality Agreement” means the confidentiality agreement described in Section 9.1 of the Company Disclosure Letter.

(t) “Contract” means any agreement, contract, license, franchise, note, bond, mortgage, indenture, guarantee, lease, sublease, obligation, undertaking or other commitment or arrangement (whether oral or written), in each case, that is legally binding upon a Person or any of his, her or its properties or assets, and any amendments thereto.

(u) “Debt Financing” means the debt financing incurred or intended to be incurred in connection with the transactions contemplated hereby and the Debt Financing Documents.

(v) “Debt Financing Documents” means, collectively, the agreements, documents and certificates contemplated by the Debt Financing, including: (a) all credit agreements, loan documents, purchase agreements, underwriting agreements, indentures, debentures, notes, intercreditor agreements, lease agreements, mortgages, other security documents, and definitive documentation pursuant to which the Debt Financing will be governed; (b) officer, secretary, solvency and perfection certificates, legal opinions, corporate organizational documents, good standing certificates, Lien searches, and resolutions, (c) all documentation and other information required by bank regulatory authorities under applicable “know-your-customer” and anti-money laundering rules and regulations, including, but not limited to, the Patriot Act; and (d) agreements, documents or certificates that facilitate the creation, perfection or enforcement of liens securing the Debt Financing (including original copies of all certificated securities (with transfer powers executed in blank), control agreements, surveys, title insurance, landlord consent and access letters) as are reasonably requested by Parent or its Debt Financing Sources.

(w) “Debt Financing Related Person” means (a) the Debt Financing Sources, (b) any Affiliates of the Debt Financing Sources and (c) the respective stockholders, partners, members, controlling persons and Representatives of each Person identified in clause (a) and (b) of this definition.

(x) “Debt Financing Sources” means the Persons, including the agents, arrangers, lenders and other financial institutions and entities, that have directly or indirectly committed to provide, syndicate or arrange or otherwise entered into agreements in connection with all or any part of the Debt Financing in connection with the Transaction (solely in their capacity as such), including, in each case, the Parties to any commitment letter, engagement letter, joinder agreements, indentures or credit agreements entered into pursuant thereto or relating thereto, and their affiliates and the former, current or future general or limited partners, shareholders, managers, members, directors, officers, employees, agents and representatives of the foregoing and their respective successors and assigns.

(y) “DGCL” means the General Corporation Law of the State of Delaware, as amended.

(z) “Effect” means any event, occurrence, fact, condition, change, development, circumstance or effect.

(aa) “Environmental Law” means any Law relating to pollution, the protection of natural resources or the environment (including ambient or indoor air, surface water, groundwater, drinking water or land) or human or worker health and safety, including exposure of any Person with respect to Hazardous Substances, or otherwise relating to the production, distribution, installation, use, storage, treatment, transportation, recycling, disposal, discharge, release or other handling of any Hazardous Substances, or the investigation, clean-up or remediation thereof.

(bb) “Equity Award CVR” means a CVR received by holders of Company Equity Awards pursuant to Section 3.6.

(cc) “Equity Commitment Letter” means the equity commitment letter, dated as of the date hereof, between Parent and Investor.

(dd) “Equity Financing” means the equity financing contemplated by the Equity Commitment Letter.

(ee) “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

(ff) “ERISA Affiliate” means, with respect to the Company or any of its Subsidiaries, any other entity, trade or business that is a member of a group described in Section 414(b),(c), (m) or (o) of the Code or Section 4001(b)(l) of ERISA that includes the Company or any Subsidiary, or that is a member of the same “controlled group” as the Company or any of its Subsidiaries pursuant to Section 4001(a)(14) of ERISA.

(gg) “Existing Credit Agreement” means, that certain Credit Agreement dated as of September 27, 2018, by and between the Company and UMPQUA BANK, as amended by that certain First Amendment to Credit Agreement, dated as of May 21, 2019, as amended by that certain Second Amendment to Credit Agreement, dated as of August 14, 2020, as amended by that certain Third Amendment to Credit Agreement, dated as of May 19, 2022, as amended by that certain Fourth Amendment to Credit Agreement, dated as of September 26, 2022, as amended by that certain Fifth Amendment to Credit Agreement, dated as of November 22, 2022, as amended by that certain Sixth Amendment to Credit Agreement, dated as of February 7, 2024 and as further amended by that certain Seventh Amendment to Credit Agreement, dated as of August 28, 2025.

(hh) “Export-Import Control Laws” means all U.S. and applicable non-U.S. Laws relating to the export, re-export, import controls, transfer, and re-transfer of, goods, and technology, including but not limited to the Export Administration Act of 1979, as amended; the Export Administration Regulations (EAR) administered by the U.S. Department of Commerce; the International Traffic in Arms Regulations (ITAR) administered by the U.S. Department of State; the customs and import Laws administered by U.S. Customs and Border Protection, and the EU Dual Use Regulation.

(ii) “Financing” means the Debt Financing and the Equity Financing.

(jj) “Financing Terms” means the conditions precedent set forth in Section 2 of the Equity Commitment Letter.

(kk) “Government Bid” means a bid, quote, tender, offer or proposal which, if accepted or awarded, would result in a Government Contract.

(ll) “Government Contract” means, with respect to the Company or any of its Subsidiaries, as applicable, any (i) Contract, including an individual task order, delivery order, purchase order, blanket purchase agreement, basic ordering agreement, and letter contract, between the Company or any of its Subsidiaries, as applicable, and any Governmental Entity and (ii) any subcontract or other Contract by which the Company or any of its Subsidiaries, as applicable, has agreed to provide goods or services of any type to a prime contractor or to a higher-tier subcontractor to a Governmental Entity (in its capacity as such), where such goods or services ultimately will benefit or be used by a Governmental Entity.

(mm) “Governmental Entity” means any domestic or foreign international, national, federal, state, provincial or local governmental, regulatory or administrative authority, agency, commission, court, tribunal, or self-regulated entity or any arbitrator, mediator or arbitral body (public or private).

(nn) “Hazardous Substances” means: (i) any substance that is listed, classified or regulated under any Environmental Laws; (ii) any petroleum product or by-product, asbestos, or asbestos-containing material, lead-containing paint or plumbing, polychlorinated biphenyls, noise, odor, mold, per- and polyfluoroalkyl substances, radioactive material or radon; or (iii) any other substance for which Liability or standards of conduct may be imposed pursuant to any Environmental Laws.

(oo) “Intellectual Property Rights” shall mean rights in all of the following, as they exist anywhere in the world: (i) patents, patent applications and inventions, designs and improvements described and claimed therein, patentable inventions and other patent rights (including any divisions, continuations, continuations-in-part, reissues, reexaminations, or interferences thereof, whether or not patents are issued on any such applications and whether or not any such applications are modified, withdrawn, or resubmitted) (“Patents”); (ii) trademarks, service marks, trade dress, trade names, brand names, designs, logos, or corporate names, whether registered or unregistered, and all registrations and applications for registration thereof, and all goodwill related thereto (“Trademarks”); (iii) copyrights and mask works, including all renewals and extensions thereof, copyright registrations and applications for registration thereof, and non-registered copyrights, (“Copyrights”); (iv) trade secrets and know-how (“Trade Secrets”); and (v) similar intellectual property rights, including the right to prosecute, enforce and perfect such interests and rights to sue, oppose, cancel, interfere, enjoin and collect damages based upon such interests, including such rights based on past infringement, if any, in connection with any of the foregoing.

(pp) “Intellectual Property” means (i) Intellectual Property Rights, (ii) inventions, processes, procedures, databases, confidential business information, concepts, ideas, designs, research or development information, techniques, technical information, specifications, operating and maintenance manuals, engineering-drawings, methods, technical and other data, discoveries, modifications, extensions, improvements, and other proprietary information (whether or not patentable or subject to copyright, mask work, or trade secret protection); (iii) computer software programs, including all source code, object code, and documentation related thereto (“Software”); (iv) confidential information, including confidential customer and supplier lists; and (v) domain names, Internet addresses and other computer identifiers, web sites, web pages and similar rights and items.

(qq) “Intellectual Property Licenses” shall mean all (i) licenses granted by the Company or any of its Subsidiaries to any Person for any Intellectual Property, (ii) licenses granted by any Person to the Company or any of its Subsidiaries for any Intellectual Property, (iii) Contracts under which a Person has developed or been engaged to develop Intellectual Property for the Company or any of its Subsidiaries (other than standard employee and consulting agreements providing for the assignment of such Intellectual Property to the Company or any of its Subsidiaries), and (iv) Contracts entered into to settle or resolve any Intellectual Property-related dispute or litigation or that restrict or limit the Company or any of its Subsidiary’s ownership, use, or enforcement of any Company Owned IP, in any material respect.

(rr) “Intervening Event” means any Effect that materially affects the business, assets or operations of the Company and its Subsidiaries, taken as a whole, and that (i) was not known to, or reasonably foreseeable by, the Company as of the date of this Agreement (or, if known or reasonably foreseeable as of the date of this Agreement, the material consequences of which were not known to, or reasonably foreseeable by, the Company as of the date of this Agreement), which Effect, or the material consequences thereof, becomes known to, or reasonably foreseeable by, the Company prior to the Offer Acceptance Time and does not involve or relate to

(i) a Takeover Proposal; (ii) the fact, in and of itself, that the Company meets or exceeds any internal or published or third-party projections, forecasts, estimates or prediction of revenue, earnings or other financial or operating metrics for any period ending on or after the date of this Agreement, or changes after the date of this Agreement in the market price or trading of the Company Common Stock or the credit rating of the Company (it being understood that the underlying cause of any of the foregoing in this clause (ii) may be considered and taken into account), or (iii) Parent or its Affiliates (disregarding the proviso in the definition of “Affiliates” for such purpose).

(ss) “IT System” means all computer, electronic data processing, and information technology systems designed to host or manage: networks, interfaces, platforms, servers, peripherals, websites, computer software, applications, firmware, hardware, devices, equipment, routers, hubs, switches, data lines, desktop applications, server-based applications, mobile applications, cloud services, dashboards, and portals, in each case, that are owned by, or used by or on behalf of, the Company or any of its Subsidiaries in the conduct of their business but excluding, for the avoidance of doubt, any Company products or services.

(tt) “Investor” means Transom Capital Fund IV, L.P., a Delaware limited partnership.

(uu) “Knowledge” means the actual knowledge after reasonable investigation of direct reports reasonably expected to have knowledge of such matters, as to a specified fact or event, of: (a) with respect to the Company, the individuals listed as such on Section 9.1 of the Company Disclosure Letter and (b) with respect to Parent, the individuals listed as such on Section 9.1 of the Company Disclosure Letter.

(vv) “Laws” means any federal, state, local, foreign, national or supranational statute, law (including common law), act, ordinance, treaty, rule, code, regulation, Order, judgment, injunction, ruling, award, decree, writ or other binding directive or guidance issued, promulgated or enforced by a Governmental Entity having jurisdiction over a given matter.

(ww) “Letter Agreements” means the transaction process letter agreements described in Section 9.1 of the Company Disclosure Letter.

(xx) “Liens” means any liens (including statutory liens), pledges, security interests, licenses or sublicense, claims, options, preemptive rights, subscription rights, rights of first offer or refusal, charges, hypothecations, lease, mortgages, infringements, interferences, easements, servitudes, proxies, voting trusts, community property interests or other similar restrictions (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset) or other encumbrances.

(yy) “Maximum Milestone Payment Amount” means $3.00 per CVR.

(zz) “Open Source Software” means Software that is distributed as “free software” (as defined by the Free Software Foundation), “open source software” (including software distributed under any license approved by the Open Source Initiative as set forth at www.opensource.org) or under a similar licensing or distribution model.

(aaa) “Orders” means any orders, judgments, injunctions, rulings, awards, decrees or writs handed down, adopted or imposed by any Governmental Entity.

(bbb) “Parent Affiliated Persons” means any “affiliate” or “associate” (in each case, as defined in Section 203 of the DGCL).

(ccc) “Payoff Letter” is defined in Section 6.22.

(ddd) “Payoff Deliverables” is defined in Section 6.22.

(eee) “Permitted Liens” means (a) any Lien that arises for Taxes either (i) not yet due and payable or (ii) the validity of which is being contested in good faith by appropriate proceedings and for which adequate reserves have been established on the financial statements of the Company in accordance with GAAP; (b) any Lien representing the rights of customers, suppliers and subcontractors in the ordinary course of business under the terms of any contracts to which the relevant party is a party or under general principles of commercial or government contract law (including any mechanics’, carriers’, workers’, repairers’, materialmen’s or similar Liens arising or incurred in the ordinary course of business for amounts not yet due and payable, but excluding any such Liens arising as a result of any breach by the Company or its Subsidiaries or arising in connection with the borrowing of money); (c) any non-exclusive license of Intellectual Property; and (d) in the case of real property, (i) Liens that are easements, rights-of-way, restrictions, conditions and other similar Liens of record affecting title to real property which, individually or in the aggregate, do not and would not materially impair the use (or contemplated use), utility or value of the applicable real property or otherwise materially impair the present or contemplated business operations at such location, or (ii) zoning, entitlement, building and other land use regulations imposed by Governmental Entities having jurisdiction over such real property which do not violate the Company’s or its Subsidiaries’ use or occupancy of such real property.

(fff) “Person” means any individual, corporation, limited or general partnership, limited liability company, limited liability partnership, trust, association, joint venture, Governmental Entity and other entity and group (which term shall include a “group” as such term is defined in Section 13(d)(3) of the Exchange Act).

(ggg) “Personal Information” means (a) any data and information that, whether alone or in combination with any other data or information, identifies, or could reasonably identify or be linked to a natural Person or household or (b) data or information considered “personal information,” “personally identifiable information,” or “personal data” under Applicable Privacy and Security Laws.

(hhh) “Privacy and Data Security Requirements” means (a) any Applicable Privacy and Security Laws and binding industry standards concerning privacy, data security, wiretapping, advertising, or the Processing of any Personal Information including the Payment Card Industry Data Security Standard (to the extent applicable to the Company or any of its Subsidiaries), (b) obligations under all Contracts to which the Company or any of its Subsidiaries is a party to the extent related to Personal Information or protection or confidential information or IT Systems, (c) all internally published and publicly posted policies, procedures, and notices of, and representations by or on behalf of the Company or any its Subsidiaries regarding cybersecurity or the Processing of Personal Information by or on behalf of the Company or any of its Subsidiaries.

(iii) “Process,” “Processed” or “Processing” means, with respect to Personal Information or confidential information, the use, collection, receipt, processing, storage, recording, organization, safeguarding, security, adaption, alteration, ingestion, compilation, combination, enrichment, de-identification, transfer, retrieval, access, consultation, disclosure, sharing, dissemination or destruction of such data.

(jjj) “Public Official” means (a) any officer, employee or representative of any Governmental Entity; (b) any officer, employee or representative of any commercial enterprise that is owned or controlled by a Governmental Entity; (c) any officer, employee or representative of any public international organization, such as the International Monetary Fund, the United Nations or the World Bank; (d) any Person acting in an official capacity for any Governmental Entity, enterprise, or organization identified above; (e) any political party, party official or candidate for political office, and (f) any “foreign official” as such term is defined in the U.S. Foreign Corrupt Practices Act of 1977, as amended.

(kkk) “Release” means any release, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, abandonment, disposing or allowing to escape or migrate into or through the environment.

(lll) “Representatives” means, with respect to a Person, such Person’s directors, officers, managers, members, partners, employees, accountants, consultants, legal counsel, investment bankers, advisors, agents, Debt Financing Sources and other representatives.

(mmm) “Sanctioned Country” means at any time, a country, jurisdiction or territory that is the target of comprehensive economic or trade sanctions measures. As of the date of this Agreement, Sanctioned Countries include the Crimea Region, Cuba, Iran, North Korea, the so-called Donetsk People’s Republic, the so-called Luhansk People’s Republic, and the Russian-occupied regions of Kherson and Zaporizhzhia.

(nnn) “Sanctioned Person” means any person that is or was the subject or target of sanctions or restrictions under Sanctions Laws, including: (a) any person listed on any applicable U.S. or non-U.S. sanctions- or export-related restricted party list, including but not limited to the U.S. Department of the Treasury’s Office of Foreign Assets Control’s (“OFAC”) Specially Designated Nationals and Blocked Persons List, and Sectoral Sanctions Identifications List, the U.S. Department of Commerce Bureau of Industry and Security (“BIS”) Entity List or any other sanctions- or export-related restricted party list maintained by OFAC, BIS or the U.S. Department of State; (b) any Person located, organized, or resident in, a Sanctioned Country; (c) a Governmental Authority of a Sanctioned Country or Venezuela; (d) any person that is, in the aggregate, fifty percent (50%) or greater owned, directly or indirectly, or otherwise controlled by a person or persons described in clauses (a), (b), or (c); or (e) any national of a Sanctioned Country with whom U.S. persons are prohibited from dealing.

(ooo) “Sanctions Laws” means all U.S. and non-U.S. laws and regulations relating to economic or trade sanctions, including but not limited to the Laws administered or enforced by the United States (including by OFAC, BIS or the U.S. Department of State), His Majesty’s Treasury of the United Kingdom, the European Union, and the United Nations Security Council.

(ppp) “Security Incident” means any (a) breach of security or other unauthorized access to any IT Systems, (b) the unauthorized acquisition, access to, theft, or unauthorized Processing of any Personal Information or confidential data Processed by or on behalf of the Company or any of its Subsidiaries, or (c) unauthorized interference with system operations or security safeguards of the IT Systems, including any successful phishing incident or ransomware attack of any IT Systems.

(qqq) “Solvent” means, when used with respect to any Person and its Subsidiaries on a consolidated basis, that, as of the date of determination, (i) the amount of the fair saleable value (on a going concern basis) of the assets of such Person will, as of such date, exceed the value of all debts of such person (on a consolidated basis) (including the amount of contingent liabilities that, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability in the ordinary course) as such debts become absolute and mature as of such date in the ordinary course of business, (ii) the amount of the fair value of the assets (on a going concern basis) of such Person will, as of such date, exceed the amount that will be required to pay the probable debts of such Person (on a consolidated basis), (iii) such Person will not have, as of such date, an unreasonably small amount of capital (on a consolidated basis) for the operation of the businesses in which it is currently engaged, and (iv) such Person will be able to pay its debts as they become absolute mature in the ordinary course of business.

(rrr) “Standard Licenses” means (a) licenses to software and materials licensed as open source, public source or freeware, (b) rights granted in employee and consultant agreements entered into in the ordinary course of business, (c) rights to use confidential information granted pursuant to nondisclosure agreements entered into in the ordinary course of business, (d) non-exclusive licenses of Company Owned IP granted to customers pursuant to the Company and its Subsidiaries’ standard form contracts without significant deviation thereto, (e) non-exclusive trademark and feedback licenses which are incidental to the primary purpose of the agreements, (f) non-exclusive licenses which are granted by the Company in the ordinary course of business solely for purposes of a third party performing services for the Company, (g) other non-exclusive licenses of Intellectual Property granted to or by the Company or its Subsidiaries in the ordinary course of business, which are not material to the Company and its Subsidiaries, taken as a whole, and (h) rights granted under any Contract filed by the Company with the SEC.

(sss) “Subsidiary” means, when used with respect to Parent or the Company, any other Person that Parent or the Company, as applicable, directly or indirectly owns or has the power to vote or control fifty percent (50%) or more of any other class or series of capital stock, limited liability company or membership interest, partnership interest or other equity interest of such Person; provided, however, that, notwithstanding the foregoing to the contrary, the Company shall not be a “Subsidiary” of Parent.

(ttt) “Superior Proposal” means any bona fide written Takeover Proposal that was not the result or effect of a material violation of Section 6.3 and is received after the date of this Agreement from a Person who is not an Affiliate of the Company and for which the Company Board has determined in good faith (after consultation with the Company Financial Advisor and outside legal counsel) (i) is on terms that are more favorable from a financial point of view to the Company Stockholders (other than Parent and its Affiliates or any party to the Tender, Reinvestment & Support Agreement) than those contemplated by this Agreement, (ii) is reasonably likely to be consummated on the terms and timing proposed (taking into account any legal, regulatory, financial, timing, financing and other aspects of such proposal that the Company Board considers relevant and any revisions to this Agreement, the Equity Commitment Letter and the Limited Guarantee and any written proposals made by Parent to amend the terms hereof or thereof or enter into another proposal (in any case that remains able to be accepted)), and (iii) for which financing, to the extent required, is then committed or reasonably likely to be available without undue delay; provided, however¸ that, for purposes of the reference to a “Takeover Proposal” in this definition of “Superior Proposal,” the term “Takeover Proposal” shall have the meaning assigned to such term herein, except that the references to 20% in such definition shall be deemed to be references to 50%.

(uuu) “Takeover Proposal” means any proposal or offer for any transaction or series of related transactions (other than the Merger) involving: (i) any direct or indirect purchase or other acquisition by any Person, other than Parent or any of its Affiliates, of shares of Company Common Stock representing 20% or more of the Company Common Stock outstanding after giving effect to the consummation of such purchase or other acquisition; (ii) any tender or exchange offer by any Person, other than Parent or any of its Affiliates, that, if consummated in accordance with its terms, would result in such Person beneficially owning 20% or more of the outstanding Company Common Stock outstanding after giving effect to the consummation of such tender or exchange offer; (iii) any direct or indirect purchase or other acquisition by any Person, other than Parent or any of its Affiliates, of 20% or more of the consolidated assets of the Company and its Subsidiaries, taken as a whole (measured by the fair market value thereof as determined in good faith by the Company Board); (iv) any merger, consolidation, business combination, share exchange, recapitalization, reorganization, liquidation, dissolution or other transaction involving the Company or any of its Subsidiaries pursuant to which any Person, other than Parent or any of its Affiliates, would hold, directly or indirectly, 20% or more of the outstanding equity interests of the surviving or resulting entity of such transaction, in each case, after giving effect to the consummation of such transaction; or (v) any combination of the foregoing (it being understood, for the avoidance of doubt, that all references to a “Person” in this definition shall include any “group” as defined pursuant to Section 13(d) of the Exchange Act).

(vvv) “Tax” means any federal, state, local or non-U.S. taxes, including any income, gross receipts, franchise, capital gains, estimated, alternative minimum, add-on minimum, sales, use, transfer, registration, value added, excise, natural resources, severance, stamp, occupation, premium, windfall profit, environmental, real property, personal property, capital stock, social security, employment, unemployment, disability, payroll, license, employee or other withholding, customs duty or fee, import duty or fee, tariff, or other tax, fee, assessment, duty or charge, of any kind whatsoever in the nature of a tax, whether computed on a separate or consolidated, unitary or combined basis or in any other manner and whether disputed or not, including any interest, penalties or additions to tax or additional amounts in respect of the foregoing.

(www) “Tax Return” means any return, declaration, report, refund claim, information return, statement or other similar document relating to Taxes and filed or required to be filed with a Governmental Entity, including any schedule or attachment thereto and any amendment thereof.

(xxx) “Transaction Documents” means, collectively, the Equity Commitment Letter, the Limited Guarantee, the Confidentiality Agreement, the Tender & Support Agreement, the Tender, Reinvestment & Support Agreement, and the other documents contemplated by the foregoing or any document or instrument delivered in connection with this Agreement or those agreements.

(yyy) “Willful and Material Breach” means a material breach that is a consequence of a deliberate act or deliberate failure to act undertaken by the breaching Party with the actual knowledge that the taking of, or failure to take, such act would cause or constitute or would reasonably be expected to cause or constitute a material breach of this Agreement.

Section 9.2 Rules of Construction.

(a) For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include masculine and feminine genders. For purposes of this Agreement, where a word or phrase is defined in this Agreement, each of its other grammatical forms has a corresponding meaning unless the context otherwise requires.

(b) Each Party has participated in the drafting and negotiation of this Agreement. If an ambiguity or question of intent or interpretation arises, the Parties agree that any rule of construction to the effect that ambiguities or questions of intent or interpretation are to be resolved against the drafting Party shall not be applied in the construction or interpretation of this Agreement, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of authority of any of the provisions of this Agreement.

(c) The Parties agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any Law, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the drafting party of such agreement or document.

(d) As used in this Agreement, unless otherwise indicated, the words “include,” “includes” and “including” shall be deemed in each case to be followed by the words “without limitation.” As used in this Agreement, unless otherwise indicated, the words “hereof,” “herein” and “hereunder” and words of like import shall refer to this Agreement as a whole and not to any particular provision of this Agreement. As used in this Agreement, unless otherwise indicated, the word “or” shall not be exclusive (i.e., “or” shall be deemed to mean “and/or”). As used in this Agreement, unless otherwise indicated, the word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends and shall not simply mean “if.”

(e) Except as otherwise indicated, all references in this Agreement to “Sections,” “Exhibits,” “Annexes” and “Schedules” are intended to refer to Sections of this Agreement and Exhibits, Annexes or Schedules to this Agreement unless otherwise indicated.

(f) Unless otherwise indicated, all references herein to the Subsidiaries of a Person shall be deemed to include all direct and indirect Subsidiaries of such Person unless otherwise indicated or the context otherwise requires.

(g) As used in this Agreement, references to any documents, materials or information “made available” shall mean that documents, materials or information referenced: (i) were delivered or provided to the Company, Parent, Merger Sub or their respective Representatives, as applicable, at least one Business Day prior to the execution and delivery of this Agreement; (ii) were contained in the Company’s “Project Signal” electronic data room maintained by Datasite prior to the execution and delivery of this Agreement; or (iii) were publicly available, without redactions, on the EDGAR website prior to the date of this Agreement.

(h) Unless the context shall require otherwise, any Laws defined or referred to in this Agreement shall be deemed to mean or refer to such Laws as from time to time amended, modified or supplemented, including by succession of comparable successor statutes; provided, however, that for purposes of any representations and warranties in this Agreement that are made or refer to activities as of a specific date, references to any specific Laws will be deemed to refer to such Laws as of such date. All references in this Agreement to any particular Law shall be deemed to refer also to any rules and regulations promulgated under that Law.

(i) References in this Agreement to “ordinary course” or “ordinary course of business” shall mean the ordinary course of operations of the Company consistent with past practice.

(j) References in this Agreement to “$” or “dollars” refer to United States dollars unless otherwise noted.

(k) Any action contemplated to be taken, or that may be taken, by the Company Board hereunder may be taken by any appropriate committee thereof.

(l) The table of contents and headings contained in this Agreement are for convenience of reference only and shall not affect the meaning or interpretation of this Agreement.

Section 9.3 Entire Agreement. This Agreement (including exhibits to this Agreement), the CVR Agreement, the Equity Commitment Letter, the Limited Guarantee, the Tender & Support Agreement, the Tender, Reinvestment & Support Agreement, the Confidentiality Agreement and any other documents, instruments and certificates explicitly referred to herein constitute the entire agreement and supersede all other prior agreements, understandings, representations and warranties, both written and oral, among the Parties with respect to the subject matter of this Agreement. For the avoidance of doubt, the Parties acknowledge and agree that this Agreement supersedes in all respects the Letter Agreements and that neither party shall have any further rights or outstanding obligations under either such Letter Agreement. No representation, warranty, inducement, promise, understanding or condition not set forth in this Agreement has been made or relied upon by any of the Parties.

Section 9.4 Non-Survival. The Parties acknowledge and agree that (i) all of the representations and warranties in this Agreement and in any certificate delivered under this Agreement shall terminate at the Effective Time or upon the termination of this Agreement under Article VIII, and (ii) except for any covenant or agreement that by its terms contemplates performance after the Effective Time, the covenants and agreements of the Parties shall terminate at the Effective Time or upon the termination of this Agreement under Article VIII.

Section 9.5 Company Disclosure Letter. The Parties agree that the disclosure set forth in any particular section or subsection of the Company Disclosure Letter shall be deemed to be an exception to (or, as applicable, a disclosure for purposes of) (a) the representations, warranties or covenants of the Company that are set forth in the corresponding Section or subsection of this Agreement; and (b) any other representations or warranties of the Company that are set forth in this Agreement for which the relevance of that disclosure as an exception to (or a disclosure for purposes of) such other representations or warranties is reasonably apparent from the face of such disclosure. Disclosure of any information or document in the Company Disclosure Letter is not a statement or admission that it is material or required to be disclosed in the Company Disclosure Letter. Nothing in the Company Disclosure Letter constitutes an admission against the Company’s interest or represents the Company’s legal position or legal rights on the matter so disclosed. No reference in this Agreement to dollar amount thresholds will be deemed to be evidence of a Company Material Adverse Effect or materiality.

Section 9.6 Governing Law. This Agreement, including all matters of construction, validity and performance and any Legal Actions (whether in contract, tort, equity or otherwise) directly or indirectly arising out of or relating to this Agreement or any of the Transactions contemplated by this Agreement or the negotiation, administration, performance and enforcement hereof, shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without regard to the Laws that might otherwise govern under applicable principles of choice or conflicts of law.

Section 9.7 Submission to Jurisdiction.

(a) To the fullest extent permitted by applicable Laws, each of the Parties hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Court of Chancery of the State of Delaware or, to the extent that the Court of Chancery of the State of Delaware is found to lack jurisdiction, then the Superior Court of the State of Delaware or, to the extent that both of the aforesaid courts are found to lack jurisdiction, then the United States District Court of the District of Delaware (collectively with any appellate courts thereof, the “Courts”), in any Legal Actions directly or indirectly arising out of or relating to this Agreement, any document or certificate contemplated by this Agreement or the Transactions, or to interpret, apply or enforce this Agreement or any document or certificate contemplated by this Agreement, or for recognition or enforcement of any judgment relating thereto, and each of the Parties hereby irrevocably and unconditionally (a) agrees not to commence any such Legal Actions except in the Courts, (b) agrees that any claim in respect of any such Legal Actions may be heard and determined in the Courts, (c) waives any objection which it may now or hereafter have to the laying of venue of any such Legal Actions in the Courts and (d) waives the defense of an inconvenient forum to the maintenance of any such Legal Actions in the Courts. To the fullest extent permitted by applicable Laws, each of the Parties agrees that a final judgment in any such Legal Actions shall be conclusive and may be enforced in other jurisdictions by Legal Actions on the judgment or in any other manner provided by applicable Law. Each of the Parties irrevocably consents to service of process in the manner provided for notices in Section 9.9 or in any other manner permitted by applicable Laws.

(b) Notwithstanding anything in this Agreement to the contrary, each of the Company Related Parties acknowledges and irrevocably (i) agrees (w) that any legal action or proceeding, whether at law or in equity, whether in contract or in tort or otherwise against any Debt Financing Source arising out of or relating to this Agreement or the performance hereunder shall be subject to the exclusive jurisdiction of any state or federal court sitting in the Borough of Manhattan in the City and State of New York (whether a state or federal court) and any appellate court from thereof (and each Company Related Party (A) submits for itself and its property with respect to any such action to the exclusive jurisdiction of such courts and (B) agrees that a final judgment in any such action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law), (x) that any legal action or proceeding, whether at law or in equity, whether in contract or in tort or otherwise, against any Debt Financing Source shall be governed by, and construed in accordance with, the laws of the State of New York, (y) not to bring or permit any of their Affiliates to bring or support anyone else in bringing any such legal action in any other court and (z) that the Debt Financing Sources are express third-party beneficiaries of this Section 9.7(b), that Section 9.7(b) shall expressly inure to the benefit of the Debt Financing Sources and that the Debt Financing Sources shall be entitled to rely on and enforce the provisions of Section 9.7(b) and (ii) waives and hereby irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of venue of, and the defense of an inconvenient forum to the maintenance of, any such action in any such court. NOTWITHSTANDING ANYTHING HEREIN TO THE CONTRARY, EACH COMPANY RELATED PARTY AND EACH OTHER PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ALL RIGHTS OF TRIAL BY JURY IN ANY ACTION, PROCEEDING, OR COUNTERCLAIM (WHETHER BASED UPON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE MERGER, THE DEBT FINANCING OR ANY OF THE OTHER TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, INCLUDING IN ANY ACTION, PROCEEDING OR COUNTERCLAIM AGAINST ANY DEBT FINANCING SOURCE. The Company Related Parties covenant and agree that the Debt Financing Sources shall not have any liability or obligations (whether based in contract, tort, fraud, strict liability or otherwise) to any Company Related Party arising out of or relating to this Agreement or the Debt Financing, and that no Debt Financing Source shall be subject to any special, consequential, punitive or indirect damages or damages of a tortious nature. It is also hereby agreed that in no event will any Company Related Party be entitled to specific performance of the any debt commitment letter or similar agreement entered into by Parent for the Debt Financing against the Debt Financing Sources providing the Debt Financing. Notwithstanding anything else to the contrary herein, the provisions of this Section 9.7(b), Section 9.11, Section 9.12, or defined terms used therein (and any other provision or definition of this Agreement to the extent that an amendment, modification, waiver or supplement would modify the substance of any such foregoing section or defined term used therein) may not be amended, modified, waived or supplemented in any manner materially adverse to a Debt Financing Source without the prior written consent of such Debt Financing Source. For the avoidance of doubt, nothing in this Section 9.7(b) shall limit the rights of Parent against the Debt Financing Sources under the Debt Financing Documents.

Section 9.8 Waiver of Jury Trial. Each of the Parties acknowledges and agrees that any controversy directly or indirectly arising out of or relating to this Agreement, any document or certificate contemplated by this Agreement or the Transactions is likely to involve complicated and difficult issues and, therefore, it irrevocably and unconditionally waives any right it may have to a trial by jury in respect of any Legal Actions directly or indirectly arising out of or relating to this Agreement, any document or certificate contemplated by this Agreement or the Transactions. Each of the Parties certifies and acknowledges that (a) no representative, agent or attorney of any other Party has represented, expressly or otherwise, that such other Party would not, in the event of any Legal Actions, seek to enforce the foregoing waiver, (b) such Party has considered the implications of this waiver, (c) such Party makes this waiver voluntarily and (d) such Party has been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section 9.8.

Section 9.9 Notices. Any notice, request, instruction or other communication under this Agreement shall be in writing and shall be deemed given if delivered personally, by overnight courier service or by email (confirmation of receipt requested):

If to Parent or Merger Sub, to:

c/o Transom Capital Group

100 North Pacific Coast Highway, Suite 1725

El Segundo, CA 90245

Attention:  [***]

Email:   [***]

with a copy (which shall not constitute notice) to:

Kirkland and Ellis LLP

601 Lexington Avenue

New York, New York 10011

Attn:   [***]

Email:   [***]

and

Kirkland and Ellis LLP

333 West Wolf Point Plaza

Chicago, Illinois 60654

Attn:   [***]

Email:   [***]

If to the Company, to:

SoundThinking, Inc.

39300 Civic Center Drive, Suite 300

Fremont, California 94538

Attention:  [***]

Email:   [***]

with a copy (which shall not constitute notice) to:

Cooley LLP

Two California Plaza

350 S. Grand Avenue, Suite 3200

Los Angeles, California 90071

Attention:  [***]

Email:   [***]

and

Cooley LLP

55 Hudson Yards

New York, New York 10001

Attn: [***]

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or to such other Persons or addresses as may be designated in writing by the Person entitled to receive such communication as provided above.

Section 9.10 Remedies. Except as otherwise provided in this Agreement, any and all remedies expressly conferred upon a Party shall be cumulative with and not exclusive of any other remedy contained in this Agreement, at law or in equity and the exercise by a Party of any one remedy shall not preclude the exercise of any other remedy.

Section 9.11 Specific Performance.

(a) The Parties acknowledge and agree that (i) irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached and (ii) monetary damages would both be incalculable and an insufficient remedy for such failure or breach. It is accordingly agreed that, in addition to any other remedy they are entitled to at law or in equity, prior to the valid termination of this Agreement (or, solely with regard to Section 8.6, following such valid termination), each of the Parties shall, to the fullest extent permitted by applicable Laws, be entitled to specific performance and the issuance of immediate injunctive and other equitable relief to prevent breaches of this Agreement and to specifically enforce the terms and provisions hereof in the Courts, without the necessity of proving the inadequacy of money damages as a remedy, and, to the fullest extent permitted by applicable Laws, the Parties further waive any requirement for the securing or posting of any bond in connection with the obtaining of any such specific performance, injunctive or other equitable relief, this being in addition to any other remedy to which the Parties are entitled at Law or in equity. Each of the Parties further agrees, to the fullest extent permitted by applicable Laws, that in the event of any action for equitable relief in respect of such breach or violation, it will not assert the defense that a remedy at law would be adequate or that the consideration reflected in this Agreement was inadequate or that the terms of this Agreement were not just and reasonable.

(b) In circumstances where Parent and Merger Sub are obligated to consummate the Offer or the Merger, as the case may be, and the Offer or the Merger, as applicable, has not been consummated, Parent and Merger Sub expressly acknowledge and agree that the Company and the Company Stockholders shall have suffered or will suffer irreparable harm, that monetary damages will be inadequate to compensate the Company and the Company Stockholders, and that the Company on behalf of itself and the Company Stockholders shall be entitled (in addition to any other remedy that may be available to it whether in law or equity, including monetary damages) to enforce specifically Parent’s and Merger Sub’s obligations to consummate the Offer and the Merger and enforce, and cause Parent to enforce, the obligations of the Investor under the Equity Commitment Letter in order to cause the Equity Financing to be timely completed in accordance with and subject to the terms and conditions set forth in the Equity Commitment Letter; provided that the right of the Company and the obligation of Parent to enforce the obligations of the Investor under the Equity Commitment Letter shall be subject to the requirements that all of the Offer Conditions have been and continue to be satisfied or waived (other than those conditions that by their terms are to be satisfied at the expiration of the Offer, each of which is capable of being satisfied at the expiration of the Offer) and that all of the conditions to the Merger set forth in Section 7.1 have been and continue to be satisfied or waived (other than those conditions that by their terms are to be satisfied at the Effective Time, each of which is capable of being satisfied at the Effective Time). Each of the Company, on the one hand, and Parent and Merger Sub, on the other hand, hereby agrees not to raise any objection to the availability of the equitable remedy of specific performance in accordance with and subject to the limitations set forth in this Agreement or to specifically enforce the terms and provisions of this Agreement on the basis that there is adequate remedy at law or that an award of specific performance is not an appropriate remedy for any reason at law or in equity. Each Party further agrees that no other Party or any other Person shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 9.11, and each Party irrevocably waives any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument. Each Party further agrees that by seeking the remedies provided for in this Section 9.11, a Party shall not in any respect waive its right to seek at any time any other form of relief that may be available to a Party under this Agreement, the Equity Commitment Letter or any other agreement in connection with the Equity Financing, and nothing set forth in this Section 9.11 shall require any Party to institute any proceeding for (or limit any Party’s rights to institute any proceeding for) specific performance under this Section 9.11 prior to or as a condition to exercising any termination right under Article VIII, nor shall the commencement of any legal proceeding pursuant to this Section 9.11 or anything set forth in this Section 9.11 restrict or limit any Party’s right to terminate this Agreement in accordance with the terms of Article VIII or pursue any other remedies under this Agreement, the Equity Commitment Letter or otherwise in connection with the Equity Financing that might be available then or thereafter (subject to the terms and conditions set forth herein and therein). Notwithstanding anything to the contrary in this Agreement, the Transaction Documents or any other agreements, instruments and certificates entered into in connection with the transactions contemplated by this Agreement, or otherwise, although the Company may, subject in all respects to Section 8.5 (Effect of Termination), Section 8.6 (Expenses and Company Termination Fee), and this Section 9.11 (and, in each case, the limitations set forth herein or therein), pursue both (i) grant of specific performance and (ii) payment of monetary damages pursuant to Section 8.6, under no circumstances will the Company, directly or indirectly, be permitted or entitled to receive both (i) a grant of specific performance or other equitable relief to cause the Equity Financing to be funded (whether under this Agreement or the Equity Commitment Letter) and the aggregate Per Share Cash Amount to be paid and the Closing to occur, on the one hand, and payment of monetary damages, on the other hand. Nothing in this Section 9.11 shall affect the rights of Parent or, from and after the Closing, the Surviving Company, under the Tender & Support Agreement or the Tender, Reinvestment & Support Agreement.

Section 9.12 No Third-Party Beneficiaries. Except for Indemnified Persons, Parent Related Parties, Company Related Parties, the rights of the Company Stockholders to receive the Offer Price or the Per Share Merger Consideration, as applicable, and the right of holders of Company Stock Options, RSUs and PRSUs to receive the consideration in accordance with Section 3.6, as applicable, this Agreement is not intended to confer upon any Person other than the Parties any rights or remedies; provided, however, that, notwithstanding the foregoing, the Debt Financing Sources are intended third-party beneficiaries of, and may enforce, Section 9.7(b), this Section 9.12 and Section 9.11.

Section 9.13 No Recourse. This Agreement may only be enforced against, and any claims or causes of action that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement and the Transactions may only be made against the entities that are expressly identified as the Parties, except for claims that the Company may assert in accordance with the Limited Guarantee or the Equity Commitment Letter, and then only with respect to the specific obligations set forth herein or therein with respect to such party. No Parent Related Party shall have any liability for any obligations or liabilities of the Parties or for any claim (whether at law, in equity, in contract, in tort or otherwise) based on, in respect of, or by reason of, the Transactions or in respect of any representations, warranties, covenants, agreements or other obligations or liabilities made or alleged to be made in connection herewith (other than the right of the Company to seek specific performance of the Equity Commitment Letter in accordance with the terms thereof and Section 9.11 and claims by the Company against the Investor under, and subject to the limitations of, the Limited Guarantee). Without limiting the rights of the Company against Parent or Merger Sub hereunder, in no event shall the Company or any Company Related Party, and the Company agrees not to, and to cause the Company Related Parties not to, seek to enforce this Agreement against, make any claims for breach of this Agreement against, or seek to recover monetary damages from, any Parent Related Party (other than the right of the Company to seek to cause specific performance by Parent of the Equity Commitment Letter in accordance with the terms thereof and Section 9.11 and claims by the Company against the Investor under, and subject to the limitations of, the Limited Guarantee).

Section 9.14 Severability. To the fullest extent permitted by applicable Laws, the provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability or the other provisions of this Agreement. If any provision of this Agreement, or the application of that provision to any Person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted for that provision in order to carry out, so far as may be valid and enforceable, the intent and purpose of the invalid or unenforceable provision and (b) the remainder of this Agreement and the application of the provision to other persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of the provision, or the application of that provision, in any other jurisdiction.

Section 9.15 Assignment. This Agreement shall not be assignable by operation of law or otherwise without the prior written consent of the other Parties, and any attempted assignment of this Agreement or any such rights without such consent shall be void and of no effect; provided that, notwithstanding the foregoing, Parent shall be permitted to assign, without consent or notice of any other Party, this Agreement to any Debt Financing Source as collateral security or as otherwise part of any Debt Financing. No assignment by any Party in accordance herewith will relieve such Party of any of its obligations hereunder.

Section 9.16 Counterparts; Effectiveness. To the fullest extent permitted by applicable Laws, this Agreement and any document or certificate contemplated by this Agreement may be executed and delivered, including by e-mail of an attachment in Adobe Portable Document Format or other file format based on common standards (“Electronic Delivery”), in any number of counterparts, and in separate counterparts, each of which when executed and delivered shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. Any such counterpart, to the extent delivered using Electronic Delivery, shall be treated in all manner and respects as an original executed counterpart and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. To the fullest extent permitted by applicable Laws, none of the Parties shall raise the use of Electronic Delivery to deliver a signature or the fact that any signature or this Agreement or any document or certificate contemplated by this Agreement was transmitted or communicated through the use of Electronic Delivery as a defense to the formation of a contract, and each forever waives any such defense, except to the extent that such defense relates to lack of authenticity. This Agreement shall become effective when each Party shall have received counterparts signed by all of the other Parties.

{Signature page follows}

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the Parties as of the date first written above.

TRANSOM SIGNAL ACQUIRECO, LLC

By:	/s/ Russell Roenick
Name: Russell Roenick
Title: President

TRANSOM SIGNAL MERGERSUB, INC.

By:	/s/ Russell Roenick
Name: Russell Roenick
Title: President

SOUNDTHINKING, INC.

By:	/s/ Ralph A. Clark
Name: Ralph A. Clark
Title: President and Chief Executive Officer

Annex 1

Offer Conditions

The capitalized terms used in this Annex 1 shall have the meanings set forth in the Agreement and Plan of Merger to which this Annex 1 is attached (the “Agreement”) unless specifically defined in this Annex 1. The obligation of Merger Sub to accept for purchase, and pay for, shares of Company Common Stock validly tendered (and not validly withdrawn) pursuant to the Offer is subject to the satisfaction of each of the conditions set forth in clauses (a) through (f) below. Accordingly, notwithstanding any other provision of the Offer or the Agreement to the contrary, Merger Sub shall not be required to accept for purchase or (subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act) pay for, and may delay the acceptance for payment of, or (subject to any such rules and regulations) the payment for, any tendered shares of Company Common Stock, and, to the extent permitted by the Agreement, may terminate the Offer: (i) upon termination of the Agreement; and (ii) at any scheduled Expiration Date (subject to any extensions of the Offer pursuant to Section 1.1(c)), if: (A) the Minimum Condition, the Termination Condition and conditions set forth in clause (e) shall not be satisfied by one minute after 11:59 p.m. New York time on such Expiration Date; or (B) any of the other conditions set forth below shall not be satisfied or waived (to the extent permitted by applicable Law) in writing by Parent by one minute after 11:59 p.m. New York time on such Expiration Date:

(a) Minimum Condition. There shall have been validly tendered and not validly withdrawn shares of Company Common Stock that, together with all other shares of Company Common Stock (if any) owned by Merger Sub or any of its affiliates (as defined in Section 251(h)(6)(a) of the DGCL), represent at least one share more than 50% of the shares of Company Common Stock outstanding at the Expiration Date (the “Minimum Condition”); provided, however, that for purposes of determining whether the Minimum Condition has been satisfied, the Parties hereto shall exclude shares of Company Common Stock tendered in the Offer pursuant to guaranteed delivery procedures that have not yet been “received” (as such term is defined in Section 251(h)(6)(f) of the DGCL).

(b) Representations and Warranties of the Company. Each representation and warranty of the Company (i) contained in Section 4.1 (Organization and Power), Section 4.2 (Corporate Authorization), Section 4.3 (Enforceability) Section 4.4(a) (Organizational Documents; Subsidiaries), Section 4.21 (Takeover Laws) and Section 4.26 (Brokers and Finders) that (A) are not qualified by Company Material Adverse Effect or other materiality qualifications shall be true and correct in all material respects at and as of the date hereof and the Closing Date, as though made on the Closing Date, except for representations and warranties that relate to a specific date or time (which need only be true and correct in all material respects as of such date or time), and (B) are qualified by Company Material Adverse Effect or other materiality qualifications shall be true and correct in all respects at and as of the date hereof and the Closing Date, as though made on the Closing Date, except for representations and warranties that relate to a specific date or time (which need only be true and correct in all respects as of such date or time), (ii) contained in Section 4.7(a) through Section 4.7(c) (Capitalization) shall be true and correct in all respects (except for any de minimis inaccuracies) at and as of the date hereof and the Closing Date, as though made as of the Closing Date, except for representations and warranties that relate to a specific date or time (which need only be true and correct in all respects (except for any de minimis inaccuracies) as of such date or time), (iii) contained in Section 4.12(b) (Absence of Company Material Adverse Effect) shall be true and correct at and as of the date hereof and the Closing Date, as though made as of the Closing Date, and (iv) otherwise set forth in Article IV, without giving effect to any qualifications as to materiality or Company Material Adverse Effect or other similar qualifications contained therein (provided, however, that the foregoing shall not apply to the applicable portions of any representations and warranties set forth in Article IV that are qualified by materiality or similar qualifications) shall be true and correct at and as of the date hereof and the Closing Date, as though made on the Closing Date, except for representations and warranties that relate to a specific date or time (which need only be true and correct as of such date or time) and except for any inaccuracies as has not had, individually or in the aggregate, a Company Material Adverse Effect.

(c) Performance of Obligations by the Company. The Company shall have performed and complied in all material respects with the covenants and agreements required to be performed or complied with by the Company under this Agreement at or prior to the Expiration Date.

(d) Company Material Adverse Effect. Since the date of this Agreement, there shall have been no Effect that has had, individually or in the aggregate, a Company Material Adverse Effect.

(e) Company Officer’s Certificate. Parent shall have received a certificate signed by the chief executive officer of the Company, certifying as to the matters set forth in the foregoing clauses (b), (c) and (d).

(f) Termination Condition. The Agreement shall not have been terminated in accordance with its terms (the “Termination Condition”).

The foregoing conditions shall be in addition to, and not a limitation of, the rights of Parent and Merger Sub to extend, terminate or modify the Offer pursuant to the terms of the Agreement. The foregoing conditions are for the sole benefit of Parent and Merger Sub, may be asserted by Parent or Merger Sub regardless of the circumstances giving rise to any such conditions (including any action or inaction by Parent or Merger Sub) and (except for the Minimum Condition and the Termination Condition) may be waived by Parent and Merger Sub, in whole or in part, at any time and from time to time, in the sole and absolute discretion of Parent and Merger Sub. The failure by Parent or Merger Sub at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time.

EXHIBIT A

FORM OF CONTINGENT VALUE RIGHTS AGREEMENT

(Attached)

FORM OF CONTINGENT VALUE RIGHTS AGREEMENT

THIS CONTINGENT VALUE RIGHTS AGREEMENT, dated as of [●] (this “Agreement”), is entered into by and among Transom Signal AcquireCo, LLC, a Delaware limited liability company (“Parent”), SoundThinking, Inc., a Delaware corporation (the “Company”), and [●], a [●], as Rights Agent. Capitalized terms used but not defined herein shall have the meaning ascribed to such terms in the Merger Agreement (as defined below).

RECITALS

WHEREAS, Parent, Transom Signal MergerSub, Inc., a Delaware corporation and a direct wholly owned subsidiary of Parent (“Merger Sub”), and the Company, have entered into an Agreement and Plan of Merger, dated as of September [●], 2026 (as it may be amended from time to time pursuant to the terms thereof, the “Merger Agreement”), pursuant to which (i) Parent has agreed to cause Merger Sub to commence a tender offer (as it may be extended or amended from time to time as permitted under, or required by, the Merger Agreement, the “Offer”) to acquire each share of common stock, par value $0.005 per share, of the Company (the “Company Common Stock”) issued and outstanding immediately prior to the Offer Acceptance Time and (ii) following the consummation of the Offer, Merger Sub will merge with and into the Company (the “Merger”), with the Company surviving the Merger as the Surviving Company and a wholly owned subsidiary of Parent, upon the terms and subject to the conditions of the Merger Agreement; and

WHEREAS, pursuant to the Merger Agreement, Parent has agreed that each issued and outstanding share of Company Common Stock, other than Company Excluded Shares and Company Dissenting Shares, will convert into the right to receive (i) the Closing Amount and (ii) one CVR as hereinafter described, and that certain Company Equity Awards will convert into the right to receive the Closing Amount and/or CVRs as described in the Merger Agreement, each of which Parent has agreed to provide to the Company’s Stockholders and such holders of Company Equity Awards, as applicable, subject to the terms of the Merger Agreement and this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the consummation of the transactions referred to above, the parties hereto agree, for the equal and proportionate benefit of all Holders (as hereinafter defined), as follows:

ARTICLE I

DEFINITIONS; CERTAIN RULES OF CONSTRUCTION

Section 1.1 Definitions. Capitalized terms used but not otherwise defined herein will have the meanings ascribed to them in the Merger Agreement. As used in this Agreement, the following terms will have the following meanings:

“Additional Milestone” means (a) each $500,000 increment of Revenue above $73,500,000 up to and including $75,500,000, and (b) each $250,000 increment of Revenue above $75,500,000, in each case as set forth on Schedule B hereto; provided that Additional Milestones are not achievable in respect of Revenue in excess of $87,000,000.

“Aggregate Milestone Payment Amount” means the sum of all the Milestone Payment Amounts due to the Holders, if any.

“Acting Holders” means, at the time of determination, Holders of at least twenty five percent (25%) of the outstanding CVRs, as set forth in the CVR Register at the time of determination.

“Change of Control” means, with respect to a party, (a) a merger or consolidation involving such party in which it is not the surviving entity unless the stockholders of such party immediately prior to such transaction continue to own 50% or more of such surviving entity’s voting power immediately after such transaction and in substantially the same proportions as owned or held immediately prior to such transaction or with substantially the same control or (b) any other transaction involving such party in which it is the surviving or continuing entity but in which the stockholders of such party immediately prior to such transaction own less than 50% of such party’s voting power immediately after the transaction.

“Commercially Diligent Efforts” means, the level of efforts of Parent and/or any of its Subsidiaries to operate the Company and its Subsidiaries in the ordinary course of business and in a good faith, diligent and sustained manner consistent with past practice in all material respects as of the date hereof, including (without limitation) a level of effort and expenditure of resources that a company of comparable size, nature and resources as those of the Company and its Subsidiaries, taken as a whole, would use to conduct the operations and business of the Company and its Subsidiaries, including by maintaining an appropriate sales force/work force; provided that (x) Parent and its Subsidiaries shall be permitted to take into account in good faith the nature of efforts and cost required for the undertaking at stake and reasonable factors with respect to such operation, including material changes (as compared to the date hereof) to the time and cost to develop and commercialize any products of the Company or any of its Subsidiaries, the competitiveness of alternative third-party products, pricing, revenue prospects, actual profitability, potential third-party liability and litigation risk, and technical, commercial, legal and regulatory, political, legislative, marketing, scientific factors, in each case, based on then existing and reasonably anticipated future conditions, (y) such level of efforts shall be determined without taking into account the fact of or the cost of any potential Aggregate Milestone Payment Amount payable in accordance with the terms of this Agreement and (z) “Commercially Diligent Efforts” shall be determined on a product-by-product basis. For the avoidance of doubt, Commercially Diligent Efforts does not mean that Parent or any of its Affiliates guarantees that Parent will actually achieve the Minimum Milestone and any Additional Milestones and a failure to achieve the Minimum Milestone and any Additional Milestones may still be consistent with Commercially Diligent Efforts.

“Company Guaranteed Obligations” has the meaning set forth in Section 6.12.

“Continuation Period” means the period from the end of the Initial Milestone Period until the date that is one hundred twenty (120) days after the last day of the Initial Milestone Period, solely with respect to Continuation Revenue.

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“Continuation Revenue” means Revenue recognized by Parent or any of its Subsidiaries during the Continuation Period that is attributable to the renewal, extension, amendment, or replacement of the Contract listed on Schedule A hereto (the “Applicable Contract”) that (a) expired during the Initial Milestone Period, (b) for which services continued to be provided following such expiration, and (c) is executed or otherwise finalized during the Continuation Period. For purposes of calculating the Milestone Payment Amount, such Revenue shall be deemed earned during the Initial Milestone Period to the extent attributable to services provided during the Initial Milestone Period and prior to execution of such renewal agreement, regardless of the period in which such Revenue is recognized under GAAP. For the avoidance of doubt, Continuation Revenue shall include only the renewal for similar services under the Applicable Contract and shall not include revenue attributable to material expansions in scope and new product offerings entered into after the end of the Initial Milestone Period.

“CVR Register” has the meaning set forth in Section 2.3(b).

“CVRs” means the rights of Holders to receive contingent cash payments pursuant to the Merger Agreement and this Agreement.

“Dispute Notice” has the meaning set forth in Section 4.6(b).

“DTC” means The Depository Trust Company or any successor thereto.

“Equity Award CVR” means a CVR received by an initial Holder in respect of a Company Equity Award.

“Financial Statements” means the Annual Report on Form 10-K filed by the Company on March 30, 2026.

“Funds” has the meaning set forth in Section 2.6.

“GAAP” means United States generally accepted accounting principles.

“Holder” means a person in whose name a CVR is registered in the CVR Register at the applicable time.

“Independent Accountant” means an independent certified public accounting firm of nationally recognized standing designated either (a) jointly by the Acting Holders and Parent, or (b) if such parties fail to make a designation, jointly by an independent public accounting firm selected by Parent and an independent public accounting firm selected by the Acting Holders.

“Initial Milestone Period” means the Company’s fiscal year commencing on January 1, 2027 and ending on December 31, 2027.

“Minimum Milestone” means Revenue equal to at least $73,500,000.

“Milestone Determination Date” means with respect to the Minimum Milestone and any Additional Milestones, the date that is one hundred fifty (150) days after the end of the Initial Milestone Period.

“Milestone Notice” has the meaning set forth in Section 2.4(a).

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“Milestone Payment Date” has the meaning set forth in Section 2.4(b).

“Milestone Payment Amount” means, for a given Holder, (a) in the event the Minimum Milestone is satisfied, the amount of $0.50 per CVR, plus, if applicable, (b) the amount of $0.05 per CVR for each Additional Milestone achieved up to $87,000,000, as set forth on Schedule B hereto. In no event will the Milestone Payment Amount exceed $3.00 per CVR.

“Milestone Period” means the Initial Milestone Period plus the Continuation Period.

“Negotiation Period” has the meaning set forth in Section 4.6(b).

“Officer’s Certificate” means a certificate signed by the chief executive officer, president, chief financial officer, any vice president, the controller, the treasurer or the secretary, in each case of Parent, in his or her capacity as such an officer, and delivered to the Rights Agent.

“Permitted Transfer” means: a Transfer of a CVR (a) upon death of a Holder by will or intestacy; (b) by instrument to an inter vivos or testamentary trust in which the CVR is to be passed to beneficiaries of the Holder upon the death of the Holder; (c) pursuant to a court order (including in connection with bankruptcy or liquidation); (d) by operation of law (including by consolidation or merger) or without consideration in connection with the dissolution, liquidation or termination of any corporation, limited liability company, partnership or other entity; (e) in the case of a CVR held in book-entry or other similar nominee form, from a nominee to a beneficial owner and, if applicable, through an intermediary, or from such nominee to another nominee for the same beneficial owner; (f) if the Holder is a corporation, partnership or limited liability company, a distribution by the transferring corporation, partnership or limited liability company to its stockholders, partners or members, as applicable (provided that such distribution does not subject the CVRs to a requirement of registration under the Securities Act or the Exchange Act); or (g) as provided in Section 2.7.

“Revenue” means the revenue of Parent and its Subsidiaries during the Milestone Period determined on a consolidated basis in accordance with GAAP (including the application of Accounting Standards Codification Topic 606 (Revenue from Contracts with Customers) (“ASC 606”)) applied on a basis consistent with the Financial Statements, solely in respect of sales of the ShotSpotter and SafePointe products (including, for each, any directly associated products (provided that in no event shall the Company’s CrimeTracer, CaseBuilder, ResourceRouter or PlateRanger products be deemed to be directly associated products of ShotSpotter and SafePointe)); provided, that (i) the transfer of any applicable products of Parent or any of its Subsidiaries between or among any of Parent or its Subsidiaries will not be considered a sale and any revenue related thereto shall not be counted as Revenue, (ii) if Parent or any of its Subsidiaries (other than pursuant to a Change of Control) divests any of the applicable products of Parent or any of its Subsidiaries following the date hereof (such divested product, a “Divested Product”), then revenue with respect to the sales of such Divested Product will be included in Revenue as follows: (x) for the portion of the Initial Milestone Period prior to the divestiture of the Divested Product, the actual revenue (as calculated hereunder) for the sales of such Divested Product and (y) for the portion of the Initial Milestone Period following the divestiture of the Divested Product, an amount equal to the product of (A) the amount determined under clause (x) above, multiplied by (B) a fraction, the numerator of which is the number of days in the portion of the Initial Milestone Period from and after the divestiture of the Divested Product and the denominator of which is the number of days in the portion of the Initial Milestone Period prior to the divestiture of the Divested Product, and (iii) notwithstanding anything to the contrary herein, Revenue during the Milestone Period shall include Continuation Revenue during the Continuation Period. For any contract, Revenue (including Continuation Revenue) shall be reduced by the lesser of (A)(x) the amount of known and material collection risk, including potential bad debt or expected credit losses, attributable to Revenue recognized during the Milestone Period, as reasonably determined by Parent in good faith in accordance with GAAP consistent with past practice, including ASC 606 and Accounting Standards Codification Topic 326 (Current Expected Credit Losses), applicable to such contract for the Milestone Period minus (y) the amount of applicable GAAP revenue actually recognized prior to the Milestone Determination Date for which there was otherwise a reduction pursuant to clause (x) or (B) the amount of applicable GAAP revenue actually recognized prior to the Milestone Determination Date.

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“Revenue Statement” means, for the Milestone Period, a written statement of Parent, along with an Officer’s Certificate certifying the same, setting forth in reasonable detail the calculation of Revenue in the Milestone Period, together with reasonable supporting documentation for such calculation.

“Review Request Period” has the meaning set forth in Section 4.6(b).

“Rights Agent” means the Rights Agent named in the first paragraph of this Agreement, until a successor Rights Agent will have become such pursuant to the applicable provisions of this Agreement, and thereafter “Rights Agent” will mean such successor Rights Agent.

“Transfer” means any transfer, pledge, hypothecation, encumbrance, assignment or other disposition (whether by sale, merger, consolidation, liquidation, dissolution, dividend, distribution or otherwise), the offer to make such a transfer or other disposition, and each contract, arrangement or understanding, whether or not in writing, to effect any of the foregoing.

Section 1.2 Rules of Construction.

(a) The table of contents and headings herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof. Where a reference in this Agreement is made to a Section, such reference shall be to a Section of this Agreement unless otherwise indicated.

(b) If a term is defined as one part of speech (such as a noun), it shall have a corresponding meaning when used as another part of speech (such as a verb). Unless the context of this Agreement clearly requires otherwise, words importing the masculine gender shall include the feminine and neutral genders and vice versa, and the definitions of terms contained in this Agreement are applicable to the singular as well as the plural forms of such terms. The words “includes” or “including” shall mean “including without limitation”; the words “hereof,” “hereby,” “herein,” “hereunder” and similar terms in this Agreement shall refer to this Agreement as a whole and not any particular section or article in which such words appear; the word “extent” in the phrase “to the extent” shall

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mean the degree to which a subject or other thing extends and such phrase shall not mean simply “if;” any reference to a Law shall include any rules and regulations promulgated thereunder, and any reference to any Law in this Agreement shall mean such Law as from time to time amended, modified or supplemented. Currency amounts referenced herein are in U.S. Dollars. When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period is to be excluded. Unless otherwise specified in this Agreement, all references in this Agreement to any Contract, other agreement, document or instrument (excluding this Agreement) mean such Contract, other agreement, document or instrument as amended, supplemented or otherwise modified from time to time in accordance with the terms thereof and, unless otherwise specified therein, include all schedules, annexes, addendums, exhibits and any other documents attached thereto or incorporated therein by reference. References to “outstanding CVRs” in this Agreement shall mean the CVRs that are then outstanding at such time.

(c) The parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

ARTICLE II

CONTINGENT VALUE RIGHTS

Section 2.1 CVR. The CVRs represent the rights of Holders to receive contingent cash payments pursuant to the Merger Agreement and this Agreement. The initial Holders will include the holders of shares of Company Common Stock validly tendered and irrevocably accepted for payment in the Offer, the holders of shares of Company Common Stock (other than any Company Excluded Shares or Company Dissenting Shares) immediately prior to the Effective Time that are validly converted into the Per Share Merger Consideration pursuant to Section 3.1(c) of the Merger Agreement and the holders of Company Equity Awards immediately prior to the Effective Time that are validly converted, in full or in part, into the right to receive CVRs pursuant to Section 3.6 of the Merger Agreement.

Section 2.2 Nontransferable. The CVRs may not be sold, assigned, Transferred, pledged, encumbered or in any other manner transferred or disposed of, in whole or in part, other than through a Permitted Transfer. The foregoing restrictions shall apply notwithstanding that certain of the CVRs will be held through DTC. Any attempted sale, assignment, transfer, pledge, encumbrance or disposition of CVRs, in whole or in part, in violation of this Section 2.2 shall be void ab initio and of no effect. The CVRs will not be listed on any quotation system or traded on any securities exchange.

Section 2.3 No Certificate; Registration; Registration of Transfer; Change of Address.

(a) The CVRs will not be evidenced by a certificate or other instrument.

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(b) The Rights Agent will keep a register (the “CVR Register”) for the purpose of registering CVRs and Transfers of CVRs as herein provided. The CVR Register will reflect (i) with respect to holders of shares of Company Common Stock that hold such shares in book-entry form through DTC immediately prior to the Effective Time, one position for Cede & Co (as nominee of DTC) representing all the shares of Company Common Stock that were converted into the right to receive the Per Share Merger Consideration in accordance with the terms of the Merger Agreement, (ii) with respect to (A) holders of shares of Company Common Stock that hold such shares of Company Common Stock in certificated form immediately prior to the Effective Time that were converted into the right to receive the Per Share Merger Consideration as a consequence of the Merger in accordance with the terms of the Merger Agreement, upon delivery to the Rights Agent by each such holder of the applicable stock certificates, together with a validly executed letter of transmittal and such other customary documents as may be reasonably requested by the Rights Agent, in accordance with the Merger Agreement, (B) holders of the shares of Company Common Stock who hold such shares of Company Common Stock in book-entry form through the Company’s transfer agent immediately prior to the Effective Time, and (C) holders of Company Equity Awards who are entitled to receive CVRs pursuant to the terms of the Merger Agreement, in each case of clauses (A), (B) and (C), the applicable number of CVRs to which each such holder is entitled pursuant to the Merger Agreement (other than, in the case of the foregoing clauses (i), (ii)(A) and (ii)(B), holders of Company Excluded Shares and Company Dissenting Shares). The Rights Agent will have no responsibility whatsoever directly to the street name holders with respect to Transfers of CVRs unless and until such CVRs are Transferred into the name of such street name holders in accordance with Section 2.2 of this Agreement. With respect to any payments to be made under Section 2.4 below with respect to CVRs held through DTC, the Rights Agent will accomplish the payment in respect of such CVRs by sending one lump payment to DTC. The Rights Agent will have no responsibilities whatsoever with regard to the distribution of payments by DTC to the Holders of such CVRs.

(c) Subject to the restrictions on transferability set forth in Section 2.2, every request made to Transfer a CVR must be in writing and accompanied by a written instrument of Transfer in form reasonably satisfactory to the Rights Agent pursuant to its guidelines, duly executed by the Holder thereof, the Holder’s attorney duly authorized in writing, the Holder’s personal representative or the Holder’s survivor, and setting forth in reasonable detail the circumstances relating to the Transfer. Upon receipt of such written notice, the Rights Agent will, subject to its reasonable determination that the Transfer instrument is in proper form and the Transfer otherwise complies with the other terms and conditions of this Agreement (including the provisions of Section 2.2), register the Transfer of the CVRs in the CVR Register and notify such Holder of the same. No service charge shall be made for any registration of Transfer of a CVR, but the Rights Agent may require payment by a Holder to the applicable Governmental Entity of a sum sufficient to cover any transfer, stamp or other similar Tax or governmental charge that is imposed in connection with any such registration of Transfer. All duly Transferred CVRs registered in the CVR Register will be the valid obligations of Parent and will entitle the transferee to the same benefits and rights under this Agreement as those held immediately prior to the Transfer by the transferor. No Transfer of a CVR will be valid until registered in the CVR Register.

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(d) A Holder may make a written request to the Rights Agent to change such Holder’s address of record in the CVR Register. The written request must be duly executed by the Holder. Upon receipt of such written notice, the Rights Agent will promptly record the change of address in the CVR Register.

Section 2.4 Payment Procedures.

(a) As promptly as practicable following the Milestone Determination Date, and in any event on or prior to the date that is thirty (30) calendar days following the Milestone Determination Date, unless this Agreement has been terminated in accordance with its terms, Parent will deliver to the Rights Agent: (i) a written notice (the “Milestone Notice”) indicating whether the Minimum Milestone and any Additional Milestones were achieved and the corresponding Milestone Payment Amount due, along with an Officer’s Certificate certifying the same, which Milestone Notice shall include the Revenue Statement for the Milestone Period and (ii) if the Minimum Milestone is achieved, Parent will duly deposit or cause to be deposited with the Rights Agent, within three (3) Business Days of the delivery of the Milestone Notice, cash by wire transfer of immediately available funds to an account specified by the Rights Agent (or to the Company or its applicable Affiliate in the case of payments with respect to Equity Award CVRs that will be paid through the Company’s or its applicable Affiliate’s payroll system), equal to the Aggregate Milestone Payment Amount in respect of the Minimum Milestone and any Additional Milestones in accordance with the terms of this Agreement (subject to any amounts deducted or withheld pursuant to Section 2.4(d) below). Such amounts shall be considered paid if on such date the Rights Agent has received in accordance with this Agreement money sufficient to pay the Aggregate Milestone Payment Amount then due in accordance with the terms hereof. For the avoidance of doubt, the Aggregate Milestone Payment Amount shall only be due once, if at all, subject to the conditions set forth herein and any additional payment required under Section 4.6(c).

(b) The Rights Agent will promptly, and in any event within ten (10) calendar days of receipt of the Milestone Notice, send each Holder at its registered address a copy of the Milestone Notice (such date on which the Rights Agent sends such copy, the “Milestone Payment Date”). At the time the Rights Agent sends a copy of the Milestone Notice to the Holders, if at least the Minimum Milestone has been met and the Milestone Payment Amount is due and payable, the Rights Agent will also pay the Milestone Payment Amount to each of the Holders in accordance with the corresponding letter of instruction (subject to any amounts deducted or withheld pursuant to Section 2.4(d) below) (i) by check mailed to the address of each Holder as reflected in the CVR Register as of the close of business on the last Business Day prior to the Milestone Payment Date or (ii) with respect to any Holder who has provided the Rights Agent wiring instructions in writing, by wire transfer of immediately available funds to the account specified on such instructions. Notwithstanding anything to the contrary set forth herein, the Rights Agent shall have no responsibility whatsoever with respect to the Milestone Payment Amount to Holders in respect of Equity Award CVRs that will be paid through the Company’s or its applicable Affiliate’s payroll system.

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(c) Parent shall cause the Milestone Payment Amount payable with respect to Equity Award CVRs (determined in accordance with Section 3.6 of the Merger Agreement) held by current or former employees of the Company or its Affiliates to be paid to the applicable Holder through the Surviving Company’s or its applicable Affiliate’s payroll system or any successor payroll system (or if for some reason not possible, by other comparable means) no later than the second regular payroll date of such applicable payroll system following the Milestone Payment Date, subject to Section 2.4(d) of this Agreement.

(d) Notwithstanding anything to the contrary in the Merger Agreement or this Agreement, Parent, the Surviving Company, the Payment Agent, the Rights Agent and any other applicable withholding agent (and their applicable Affiliates) shall be entitled to deduct or withhold, or cause to be deducted or withheld, from the Milestone Payment Amount otherwise payable pursuant to this Agreement such amounts required to be deducted or withheld therefrom under the Code, the Treasury Regulations thereunder, or any other applicable Tax law, as may be determined by Parent, the Surviving Company, the Payment Agent, the Rights Agent or any other applicable withholding agent, as applicable. Prior to making any such deduction or withholding, or causing any such deduction or withholding to be made, with respect to any Holder (other than ordinary course payroll withholding and reporting with respect to Equity Award CVRs), Parent shall cause the applicable withholding agent to solicit from such Holder an IRS Form W-9 or other applicable Tax form within a reasonable period of time in order to provide such Holder an opportunity to provide any necessary Tax forms (including an IRS Form W-9 or applicable IRS Form W-8) to avoid or reduce such deduction or withholding. With respect to Holders of Equity Award CVRs who are current or former employees of the Company or its Affiliates, any such withholding may be made, or caused to be made, by Parent through the Surviving Company’s or any of its applicable Affiliate’s payroll system. To the extent such amounts are so deducted or withheld and paid over to the applicable tax authority, such amounts shall be treated for all purposes under this Agreement as having been paid to the person in respect of which such deduction or withholding was made. The parties intend that each Equity Award CVR is exempt from or in compliance with Section 409A of the Code, and this Agreement shall be interpreted and administered in accordance therewith. None of the parties to this Agreement nor any of their employees, directors or representatives shall have any liability to a Holder or transferee or other Person in respect of Section 409A of the Code.

(e) Any portion of the Aggregate Milestone Payment Amount that remains undistributed to the Holders one year after the Milestone Payment Date will be delivered by the Rights Agent to Parent, upon demand, and any Holder will thereafter look only to Parent for payment of the Milestone Payment Amount, without interest.

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(f) None of Parent, any of its Affiliates or the Rights Agent will be liable to any Person in respect of the Milestone Payment Amount delivered to a public official pursuant to any applicable abandoned property, escheat or similar legal requirement. If, despite commercially reasonable efforts by the Rights Agent to deliver a Milestone Payment Amount to the applicable Holder pursuant to the Rights Agent’s customary unclaimed funds procedures, such Milestone Payment Amount has not been paid immediately prior to such date on which such Milestone Payment Amount would otherwise escheat to or become the property of any Governmental Entity, such Milestone Payment Amount will, to the extent permitted by applicable legal requirements, become the property of Parent, free and clear of all claims or interest of any Person previously entitled thereto. In addition to and not in limitation of any other indemnity obligation herein, Parent agrees to indemnify and hold harmless the Rights Agent with respect to any liability, penalty, cost or expense the Rights Agent may incur or be subject to in connection with transferring such property to Parent, unless such loss has been determined by a court of competent jurisdiction to be a result of the Rights Agent’s willful or intentional misconduct, bad faith or gross negligence.

(g) The Rights Agent shall be responsible for information reporting required under applicable legal requirements with respect to the CVRs (other than Equity Award CVRs), including reporting the Holder’s receipt of the Milestone Payment Amount hereunder on Internal Revenue Service Form 1099-B or other applicable form. Parent shall use commercially reasonable efforts to cooperate with the Rights Agent to provide any information reasonably necessary for the Rights Agent to carry out its obligations in this Section 2.4(g).

Section 2.5 No Voting, Dividends or Interest; No Equity or Ownership Interest in Parent.

(a) The CVRs will not have any voting or dividend rights, and interest will not accrue on any amounts payable on the CVRs to any Holder.

(b) Without limiting any rights of the Rights Agent or any of the Holders under this Agreement, the CVRs will not represent any equity or ownership interest in Parent or in any constituent company to the Merger or any of their respective Affiliates or subsidiaries (including the Company). The sole right of each Holder to receive property hereunder is the right to receive the Milestone Payment Amount, if any, when and if due and payable in accordance with the terms hereof. A CVR shall not constitute a security of any Person.

(c) Neither Parent nor its directors and officers will be deemed to have any fiduciary or similar duties to any Holder by virtue of this Agreement or the CVRs.

Section 2.6 Holding of Funds. All funds received by the Rights Agent under this Agreement that are to be distributed or applied by the Rights Agent in the performance of its services hereunder (the “Funds”) shall be held by the Rights Agent as agent for Parent and deposited in one or more segregated bank accounts to be maintained by the Rights Agent in its name as agent for Parent. The Funds shall not be used for any purpose other than to pay the Milestone Payment Amount under this Agreement. The Funds shall be invested by the Rights Agent, if and as directed by Parent; provided that such investments shall be (a) in obligations of or guaranteed by the United States of America, or (b) in United States government or United States

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treasury money market funds having a rating in the highest investment category granted by a recognized credit rating agency at the time of acquisition or a combination of the foregoing and, in any such case, no such instrument shall have a maturity exceeding three (3) months; provided, further that, any interest or income produced by such investments shall be the property of Parent; provided, further that no such investments or losses therefrom will relieve Parent or the Rights Agent of the obligation to make payments when required under this Agreement. To the extent that there are losses with respect to such investments, or the Funds diminish for other reasons below the level required to make prompt payment of the Milestone Payment Amount due under this Agreement, Parent shall promptly replace or restore the portion of the Funds lost through investments or other events so as to ensure that the Funds are maintained at a level sufficient to make such payment. The parties hereby acknowledge and agree that, for U.S. federal (and applicable state and local) income tax purposes, Parent shall be treated as the owner of the Funds prior to the time they are distributed pursuant to this Agreement. The Rights Agent shall report with respect to income earned on the Funds to the IRS or other taxing authority as income of Parent. Notwithstanding anything to the contrary in this Agreement, at the end of each calendar quarter and on the date of the final distribution of the Funds, the Rights Agent shall distribute to Parent any interest and other income from the investment of the Funds earned during such period.

Section 2.7 Ability to Abandon CVR. A Holder may at any time, at such Holder’s option, abandon all of such Holder’s remaining rights represented by CVRs by Transferring such CVR to Parent or a person nominated in writing by Parent (with written notice thereof from Parent to the Rights Agent) without consideration in compensation therefor, and such rights will be cancelled, with the Rights Agent being promptly notified in writing by Parent of such Transfer and cancellation. Nothing in this Agreement is intended to prohibit Parent or any of its Affiliates from offering to acquire or acquiring CVRs, in private transactions or otherwise, for consideration, and consummating any such acquisition and related Transfer, in each case in its sole discretion. Any CVRs acquired by Parent or any of its Affiliates shall be automatically deemed extinguished and no longer outstanding for purposes of this Agreement. The Rights Agent shall update the CVR Register to reflect any abandonment or acquisition of CVRs described in this Section 2.7.

ARTICLE III

THE RIGHTS AGENT

Section 3.1 Certain Duties and Responsibilities. The Rights Agent will not have any liability for any actions taken or not taken in connection with this Agreement, except to the extent of its willful misconduct, bad faith or gross negligence.

Section 3.2 Certain Rights of Rights Agent. The Rights Agent undertakes to perform such duties and only such duties as are specifically set forth in this Agreement, and no implied covenants or obligations will be read into this Agreement against the Rights Agent. The Rights Agent may in its discretion or upon the written request of the Acting Holders proceed to and shall be entitled and empowered to protect and enforce the rights of the Holders hereunder by such appropriate judicial proceedings as the Rights Agent shall deem most effectual to protect and enforce any such rights for the benefit of and on behalf of all Holders to the extent directed to by the Acting Holders in writing. The Rights Agent shall be under no obligation to institute any action, suit or proceeding unless the Acting Holders (on behalf of the Holders) shall furnish the Rights Agent with reasonable security and indemnity for any costs and expenses that may be incurred. In addition:

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(a) in the absence of willful or intentional misconduct (including willful breach), bad faith, fraud or gross negligence, the Rights Agent may rely and will be protected in acting or refraining from acting upon any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order or other paper or document believed by it in good faith to be genuine and to have been signed or presented by the proper party or parties;

(b) whenever the Rights Agent will deem it desirable that a matter be proved or established prior to taking, suffering or omitting any action hereunder, the Rights Agent may, in the absence of fraud, bad faith, gross negligence or willful or intentional misconduct (including willful breach) on its part, rely upon an Officer’s Certificate;

(c) the Rights Agent may engage and consult with counsel of its selection and the written advice of such counsel or any opinion of counsel will, in the absence of fraud, bad faith, gross negligence or willful or intentional misconduct (including willful breach), be full and complete authorization and protection in respect of any action taken, suffered or omitted by it hereunder in good faith and in reliance thereon;

(d) the permissive rights of the Rights Agent to do things enumerated in this Agreement will not be construed as a duty;

(e) the Rights Agent will not be required to give any bond or surety in respect of the execution of such powers or otherwise in respect of the premises;

(f) Parent agrees to indemnify Rights Agent for, and hold Rights Agent harmless against, any loss, liability, claim, demands, suits or expense arising out of or in connection with Rights Agent’s duties under this Agreement, including the costs and expenses of defending Rights Agent against any claims, charges, demands, suits or loss, unless such loss has been determined by a court of competent jurisdiction to be a result of Rights Agent’s fraud, gross negligence, bad faith or willful or intentional misconduct;

(g) Parent agrees (i) to pay the fees and expenses of the Rights Agent in connection with this Agreement as agreed upon in writing by Rights Agent and Parent on or prior to the date hereof, and (ii) to reimburse the Rights Agent for all Taxes and governmental charges, reasonable expenses and other charges of any kind and nature incurred by the Rights Agent in the execution of this Agreement (other than Taxes imposed on or measured by the Rights Agent’s net income and franchise or similar Taxes imposed on it (in lieu of net income Taxes)). The Rights Agent will also be entitled to reimbursement from Parent for all reasonable and necessary documented out-of-pocket expenses paid or incurred by it in connection with the administration by the Rights Agent of its duties hereunder; notwithstanding the foregoing or anything to the contrary set forth herein, Parent shall have no obligation to indemnify or pay the fees or expenses of the Rights Agent or reimburse the Rights Agent for the fees of counsel, in each case, in connection with any claim, lawsuit or action initiated by the Rights Agent on behalf of itself or the Holders; and

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(h) no provision of this Agreement shall require the Rights Agent to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder or in the exercise of its rights if there shall be reasonable grounds for believing that repayment of such funds or adequate indemnification against such risk or liability is not reasonably assured to it.

Section 3.3 Resignation and Removal; Appointment of Successor.

(a) The Rights Agent may resign at any time by giving written notice thereof to Parent specifying a date when such resignation will take effect, which notice will be sent at least sixty (60) days prior to the date so specified but in no event will such resignation become effective until a successor Rights Agent has been appointed. Parent has the right to remove Rights Agent at any time by a written notice specifying a date when such removal will take effect but no such removal will become effective until a successor Rights Agent has been appointed.

(b) If the Rights Agent provides notice of its intent to resign, is removed or becomes incapable of acting, Parent, by a written notice as soon as is reasonably possible will appoint a qualified successor Rights Agent that is a stock transfer agent of national reputation or, with the written approval of the Acting Holders, the corporate trust department of a commercial bank. The successor Rights Agent so appointed will, forthwith upon its acceptance of such appointment in accordance with Section 3.4, become the successor Rights Agent.

(c) Parent will give notice of each resignation and each removal of a Rights Agent and each appointment of a successor Rights Agent by mailing written notice of such event by first-class mail to the Holders as their names and addresses appear in the CVR Register. Each notice will include the name and address of the successor Rights Agent. If Parent fails to send such notice within ten (10) days after acceptance of appointment by a successor Rights Agent, the successor Rights Agent will cause the notice to be mailed at the expense of Parent.

(d) The Rights Agent will reasonably cooperate with Parent and any successor Rights Agent in connection with the transition of the duties and responsibilities of the Rights Agent to the successor Rights Agent, including the transfer of all relevant data, including the CVR Register, to the successor Rights Agent.

Section 3.4 Acceptance of Appointment by Successor. Every successor Rights Agent appointed hereunder will execute, acknowledge and deliver to Parent and to the retiring Rights Agent an instrument accepting such appointment and a counterpart of this Agreement, and thereupon such successor Rights Agent, without any further act, deed or conveyance, will become vested with all the rights, powers, trusts and duties of the retiring Rights Agent. On request of Parent or the successor Rights Agent, the retiring Rights Agent will execute and deliver an instrument transferring to the successor Rights Agent all the rights, powers and trusts of the retiring Rights Agent.

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ARTICLE IV

COVENANTS

Section 4.1 List of Holders. Parent will furnish or cause to be furnished to the Rights Agent in such form as Parent receives from the Depositary Agent and the Company’s transfer agent (or other agent performing similar services for the Company), the names and addresses of the Holders within fifteen (15) Business Days of the Effective Time. The Rights Agent will reflect all such names and addresses on the CVR Register and confirm the CVR Register and list of initial Holders to Parent promptly thereafter and, in any event, within thirty (30) days of the receipt of such names and addresses from Parent or the Surviving Company’s transfer agent, as the case may be.

Section 4.2 Payment of Milestone Payment Amount. If the Minimum Milestone has been achieved during the Milestone Period in accordance with this Agreement, Parent will promptly deposit with (i) the Rights Agent the applicable Milestone Payment Amount for each Holder (other than in respect of Equity Award CVRs described in clause (ii)) in accordance with Section 2.4 and (ii) the Company or its applicable Affiliate, for payment to the Holders of Equity Award CVRs who are then current or former employees of the Company or its Affiliates, in accordance with Section 2.4, the aggregate amount necessary to pay the Milestone Payment Amount to each such Holder of an Equity Award CVR, in each case, prior to the Milestone Payment Date in respect of the Milestone if such amount is payable in accordance with the terms of this Agreement. The Milestone Payment Amount shall be paid one time, if at all, subject to any additional payment required under Section 4.6(c), subject to the achievement of the Milestone according to this Agreement during the Milestone Period and the calculation of the Milestone Payment Amount according to this Agreement for the Milestone prior to the termination of this Agreement, and the maximum aggregate potential amount payable under this Agreement shall be $3.00 per CVR, without interest thereon and subject to reduction for any applicable withholding Taxes in respect thereof as further described in Section 2.4(d).

Section 4.3 Efforts; Operation of the Business.

(a) From the Closing Date through the earlier of (i) thirty (30) days following the last day of the Milestone Period and (ii) the date of termination of this Agreement in accordance with Section 6.10:

(i) Parent and the Company (and their respective successors and assigns) shall, and shall cause their respective Subsidiaries to, use Commercially Diligent Efforts to achieve the Minimum Milestone and Additional Milestones; provided, that, this clause (a) does not impose any obligation on Parent to actually achieve the Minimum Milestone and any Additional Milestones; and

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(ii) Neither Parent, the Company (or their respective successors and assigns) nor any of their respective Subsidiaries shall take any action or fail to take any action with the primary purpose or primary intent of avoiding or impeding the obligation to pay, or of intentionally reducing, the Aggregate Milestone Payment Amount (including by deferring, delaying or otherwise adversely impacting the timing of the collection or recognition of any amounts that are components of Revenue).

(iii) Without limiting the foregoing, Commercially Diligent Efforts shall require Parent not to, nor shall it permit any of its Subsidiaries to, (a) materially change shipping or invoicing practices (including the timing thereof) the primary purpose of which is to accelerate or decelerate the recognition of any amounts that are components of Revenue to an earlier or later monthly period in a manner adverse to the achievement of the Minimum Milestone and any Additional Milestone, (b) materially defer or delay or otherwise take any material action impacting the timing or amounts of collection of consideration for the sale of applicable products in a manner inconsistent in any material respect with past practice of the Company or in a manner to defer or delay the recognition of such consideration in the calculation of Revenue, or (c) deter customers from purchasing any of the applicable products or incentivize customers to delay the purchase of any products, in each case with the purpose or intent of avoiding or impeding the obligation to pay the Minimum Milestone and any Additional Milestones, or reducing the amount of any Additional Milestones; provided that for the avoidance of doubt, that the continuation of shipping, invoicing, collection, accounting, sales and customer incentives in a manner consistent with the past practice of the Company and its Subsidiaries shall not be deemed to be a breach of this Section 4.3(a)(iii).

(b) Notwithstanding anything herein to the contrary, but subject to Parent’s obligations as set forth herein, including the obligation of Parent, the Company and their respective Subsidiaries to use Commercially Diligent Efforts as set forth herein, Parent and its Affiliates shall have the power and right to control all aspects of their businesses and operations (and all of their assets and products), and subject to Parent’s compliance with the terms of this Agreement, Parent and its Affiliates may exercise or refrain from exercising such power and right as it may deem appropriate and in the best overall interests of Parent and its Affiliates and its and their equityholders.

Section 4.4 Books and Records. Parent shall, and shall cause its Subsidiaries to, keep true, complete and accurate records in sufficient detail to enable the Holders and the Independent Accountant to determine the amounts payable hereunder.

Section 4.5 Non-Use of Name. The Rights Agent shall not use the name, trademark, trade name or logo of Parent, its Affiliates (including the Company), or their respective employees in any publicity or news release relating to this Agreement or its subject matter, without the prior express written permission of Parent, other than (in the case of the name of Parent, its Affiliates, or their respective employees) with respect to a dispute pursuant to this Agreement between any of the Holders, the Rights Agent, Parent or its Affiliates.

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Section 4.6 Audits.

(a) During the Review Request Period and Negotiation Period (each as defined below) and until final resolution of any timely Dispute Notice, unless the Milestone Notice provides that the maximum possible Milestone Payment Amount for the Milestone Period will be paid in full, Parent and the Company shall reasonably cooperate with and permit, and shall cause their Subsidiaries and Affiliates to reasonably cooperate with and permit, the Acting Holders (acting as one group, and not individuals) and/or any accountant or other consultant or advisor retained by the Acting Holders, upon reasonable notice, reasonable access during normal business hours to such records and personnel (including the external auditors of the Company and its Subsidiaries) as may be reasonably necessary to verify the accuracy of the Revenue Statement and Milestone Payment Amount set forth in the Milestone Notice and compliance with the terms hereof, subject to customary confidentiality agreements and access letters, in form and substance reasonably acceptable to Parent.

(b) Unless the Milestone Notice provides that the maximum possible Milestone Payment Amount will be paid in full for the Milestone Period, the Acting Holders shall have the right to deliver to Parent and the Rights Agent within sixty (60) days of the delivery of the Milestone Notice in respect of the Milestone Period for the Milestone to the Holders (the “Review Request Period”) a notice disputing any item set forth in the Revenue Statement (which disputed item may include a disputed item due to the Acting Holders requesting additional information with respect to such item) and Milestone Notice (and in any event no more than once per Milestone Notice) (such request and items set forth therein, the “Dispute Notice”), and thereafter the Acting Holders and Parent shall, in good faith, try to resolve any items under dispute as set forth in the Dispute Notice. If the Acting Holders and Parent fail to agree on the item(s) under dispute within fifteen (15) Business Days after the Acting Holders deliver the Dispute Notice to Parent and the Rights Agent (the “Negotiation Period”), Parent and the Company shall permit, and shall cause their respective Subsidiaries and controlled Affiliates to permit, the Independent Accountant to have access during normal business hours to the records of the Company and its Subsidiaries as may be reasonably necessary to verify the accuracy of the Revenue Statement and shall furnish, and shall cause their respective Subsidiaries to furnish, to the Independent Accountant such access, records, work papers and other documents and information as the Independent Accountant may reasonably request, as may be reasonably necessary to audit the Revenue Statement and the determination of whether the Minimum Milestone and any Additional Milestones were achieved (subject to customary confidentiality agreements and access letters, in form and substance reasonably acceptable to Parent and excluding information or access which would reasonably be expected to result in the waiver of any attorney-client privilege or violate any applicable Law; provided Parent and the Company shall use commercially reasonable efforts to implement appropriate and mutually agreeable measures to permit the disclosure of such information in a manner to remove the basis for the non-disclosure to the greatest extent reasonably possible, including by arrangement of appropriate clean room procedures, redaction of text from documents or entry into a customary joint defense agreement with respect to any information to be so provided). The Independent Accountant shall be instructed to come to a final determination with respect to those items set forth in the Dispute Notice within thirty (30) days following the engagement of such Independent Accountant. The Independent

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Accountant shall act only as an expert and not as an arbitrator and shall be charged to come to a final determination in accordance with the terms of this Agreement regarding the calculation of Revenue with respect to only those items set forth in the Dispute Notice that the parties disagree on and submit to it for resolution. All other items in the Revenue Statement not identified in a Dispute Notice delivered before the end of the Review Request Period shall be deemed to be agreed by the parties and the Independent Accountant shall not be charged with calculating or validating those agreed upon items. The Independent Accountant shall disclose to Parent and the Acting Holders any matters directly related to their findings to the extent necessary to verify the accuracy or completeness of the Revenue Statement. The Independent Accountant shall provide Parent with a copy of all disclosures made to the Acting Holders concurrently with each such disclosure to the Acting Holders and shall provide the Acting Holders with a copy of all disclosures made to Parent concurrently with each such disclosure to Parent. The fees charged by the Independent Accountant shall be allocated to and borne by (i) Parent, based on the percentage that the portion of the disputed items determined by the Independent Accountant to be in favor of the Acting Holders bears to the amount actually contested by the Acting Holders, on the one hand, and (ii) the Acting Holders, based on the percentage that the portion of the disputed items determined by the Independent Accountant to be in favor of Parent bears to the amount actually contested by the Acting Holders, on the other.

(c) If the Independent Accountant concludes that the Minimum Milestone was achieved in accordance with the terms hereof and the Aggregate Milestone Payment Amount (or any portion thereof) was not paid to the Rights Agent, Parent shall pay or cause to be paid to the Rights Agent such Aggregate Milestone Payment Amount (or any portion thereof) within thirty (30) calendar days of the date the Independent Accountant delivers its final written report to the Acting Holders and Parent. The decision of the Independent Accountant shall be final, conclusive and binding on Parent and the Holders, shall be non-appealable and shall not be subject to further review, absent manifest error.

(d) If, upon the expiration of a Review Request Period, the Acting Holders have not provided a Dispute Notice to Parent and the Rights Agent in accordance with this Section 4.6, the calculations set forth in the Revenue Statement and the determination in the accompanying Milestone Notice shall be final, binding and conclusive upon the Holders.

(e) Each person seeking to receive information from Parent or any of its controlled Affiliates in connection with an audit pursuant to this Section 4.6 shall enter into, and shall cause its accounting firm to enter into, a reasonable and mutually satisfactory confidentiality agreement with Parent or any controlled Affiliate obligating such party to retain all such information disclosed to such party in confidence pursuant to such confidentiality agreement.

Section 4.7 Change of Control. Notwithstanding anything to the contrary in this Agreement, neither Parent nor the Company, or any of their respective Subsidiaries (or direct or indirect holding companies holding only Parent and/or the Company and their respective Subsidiaries), may enter into an agreement providing for, or consummate, a Change of Control

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prior to the termination of this Agreement or the payment of the Milestone Payment Amount in accordance with this Agreement, whichever occurs earlier, without the prior written consent of the Acting Holders, unless either (at Parent’s option) (x) the Person acquiring or succeeding to Parent or the Company (if applicable pursuant to the structure of such Change of Control) in connection with such Change of Control assumes all of Parent’s and the Company’s obligations, duties and covenants under this Agreement effective as of the effective time of such Change of Control, and in an instrument supplemental hereto that is executed and delivered by such Person to the Rights Agent or (y) Parent and the Company retain their obligations, duties and covenants under this Agreement following such Change of Control. Upon or prior to the consummation of any such Change of Control, Parent or the Company will deliver a notice to the Rights Agent (and the Rights Agent will promptly, and in any event within ten (10) calendar days of receipt of such notice, send each Holder at its registered address a copy of such notice) stating that such Change of Control complies with this Section 4.7. Upon consummation of a Change of Control in accordance with this Section 4.7 in which a third party assumes all of Parent’s and the Company’s obligations, duties and covenants hereunder, neither Parent nor any of its Affiliates shall have any further liability or obligation with respect to the Milestone Payment Amount or otherwise hereunder, and Parent and its Affiliates shall be fully relieved from any such obligations. If the Company is the party that undergoes the Change of Control, and prior to such sale the Company has assumed all of Parent’s obligations hereunder, Parent and the Company shall be deemed to have complied with this Section 4.7 (pursuant to clause (x)).

Section 4.8 Intended Tax Treatment. The parties hereto intend to treat, for U.S. federal and applicable state and local income Tax purposes (a) each Milestone Payment Amount paid with respect to the CVRs (other than any Equity Award CVRs) as amounts received with respect to a capital asset to the extent not treated as imputed interest under Section 483 of the Code and (b) each Milestone Payment Amount paid with respect to the Equity Award CVRs as compensation (and not to treat the issuance of such Equity Award CVRs as itself constituting a payment). Parent and/or the Rights Agent shall report consistently with the foregoing except as required by a final determination within the meaning of Section 1313(a) of the Code (or similar determination for state or local purposes) or a change (or clarification) of the Law occurring after the date hereof. Parent and/or Rights Agent, as applicable, shall report the applicable portion of any Milestone Payment Amount paid with respect to the CVRs (other than any Equity Award CVRs) as the receipt of imputed interest under Section 483 of the Code (and analogous provisions of state or local Law) to the extent required by applicable Law.

ARTICLE V

AMENDMENTS

Section 5.1 Amendments without Consent of Holders.

(a) Without the consent of any Holders or the Rights Agent, Parent, at any time and from time to time, may enter into one or more amendments hereto, solely to evidence the succession of another person to Parent and the assumption by any such successor of the covenants of Parent herein as provided in and in accordance with Section 6.3.

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(b) Without the consent of any Holders, Parent (when authorized by a resolution of Parent’s board of managers or similar governing body) and the Rights Agent, at any time and from time to time, may enter into one or more amendments hereto, for any of the following purposes:

(i) to evidence the succession of another person as a successor Rights Agent and the assumption by any such successor of the covenants and obligations of the Rights Agent herein;

(ii) to add to the covenants of Parent such further covenants, restrictions, conditions or provisions as Parent and the Rights Agent will consider to be for the protection of the Holders; provided that, in each case, such provisions do not adversely affect the interests of the Holders;

(iii) to cure any ambiguity, to correct or supplement any provision herein that may be defective or inconsistent with any other provision herein, or to make any other provisions with respect to matters or questions arising under this Agreement; provided that, in each case, such provisions do not adversely affect the interests of the Holders;

(iv) as may be necessary or appropriate to ensure that the CVRs are not subject to registration under the Securities Act, Exchange Act or any applicable state securities or “blue sky” laws; provided that, in each case, such provisions do not materially adversely affect the interests of the Holders;

(v) as may be necessary to ensure that Parent complies with applicable Law; provided that in each case, such amendments shall not adversely affect the interests of the Holders; or

(vi) any other amendments hereto for the purpose of adding, eliminating or changing any provisions of this Agreement, unless such addition, elimination or change is adverse to the interests of the Holders.

(c) Promptly after the execution by Parent and the Rights Agent of any amendment pursuant to the provisions of this Section 5.1, Parent will, with respect to CVRs held through DTC, transmit (or cause the Rights Agent to transmit) a notice thereof through the facilities of DTC in accordance with DTC’s procedures or, with respect to all other CVRs, will mail (or cause the Rights Agent to mail) a notice thereof by first class mail to the Holders at their addresses as they appear on the CVR Register, setting forth such amendment.

Section 5.2 Amendments with Consent of Holders.

(a) Subject to Section 5.1 (which amendments pursuant to Section 5.1 may be made without the consent of the Holders), with the consent of the Acting Holders, whether evidenced in writing or taken at a meeting of the Holders, Parent (when authorized by a resolution of Parent’s board of managers or similar governing body) and the Rights Agent may enter into one or more amendments hereto for the purpose of

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adding, eliminating or changing any provisions of this Agreement, even if such addition, elimination or change is materially adverse to the interest of the Holders; provided, however, that no such amendment shall, without the consent of the Holders of seventy-five percent (75%) of the outstanding CVRs:

(i) modify in a manner adverse to the Holders any provision contained herein with respect to the termination of this Agreement or the CVR;

(ii) modify in a manner materially adverse to the Holders (A) the time for, and amount of, any payment to be made to the Holders pursuant to this Agreement or (B) the definitions of Minimum Milestone, Additional Milestone, Revenue, Continuation Revenue, Initial Milestone Period and Milestone Period;

(iii) reduce the number of CVRs (for the avoidance of doubt other than as automatically set forth herein pursuant to Section 2.7); or

(iv) modify any provision of this Section 5.2, except to increase the percentage of Holders from whom consent is required or to provide that certain provisions of this Agreement cannot be modified or waived without the consent of the Holder of each outstanding CVR affected thereby.

(b) Promptly after the execution by Parent and the Rights Agent of any amendment pursuant to the provisions of this Section 5.2, Parent will, with respect to CVRs held through DTC, transmit (or cause the Rights Agent to transmit) a notice thereof through the facilities of DTC in accordance with DTC’s procedures or, with respect to all other CVRs, will mail (or cause the Rights Agent to mail) a notice thereof by first class mail to the Holders at their addresses as they appear on the CVR Register, setting forth such amendment.

Section 5.3 Execution of Amendments. In executing any amendment permitted by this Article V, the Rights Agent will be entitled to receive, and will be fully protected in relying upon, an opinion of counsel selected by Parent stating that the execution of such amendment is authorized or permitted by this Agreement. The Rights Agent may, but is not obligated to, enter into any such amendment that affects the Rights Agent’s own rights, privileges, covenants or duties under this Agreement or otherwise.

Section 5.4 Effect of Amendments. Upon the execution of any amendment under this Article V, this Agreement will be modified in accordance therewith, such amendment will form a part of this Agreement for all purposes and every Holder will be bound thereby.

ARTICLE VI

OTHER PROVISIONS OF GENERAL APPLICATION

Section 6.1 Notices to Rights Agent and Parent. All notices, requests, instructions or other communications or documents to be given or made hereunder by any party to the other parties to this Agreement shall be in writing and (a) served by personal delivery upon the party for whom it is intended, (b) served by an internationally recognized overnight courier service upon the party for whom it is intended, (c) delivered by registered or certified mail, return receipt requested or (d) sent by email; provided that the transmission of the email is followed up within one (1) Business Day by dispatch pursuant to one of the other methods described herein:

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If to the Rights Agent, to it at:

[●]
Attention:	[●]
Email:	[●]

If to Parent or to the Company, to it at:

[●]

with a copy to (which shall not constitute notice):

Kirkland & Ellis LLP

601 Lexington Avenue

New York, NY 10022

Attn:	[***]
Email:	[***]

and

Kirkland and Ellis LLP

333 West Wolf Point Plaza

Chicago, Illinois 60654

Attn:	[***]
Email:	[***]

or to such other Person or addressees as has or have been designated in writing by the party to receive such notice provided above. Any notice, request, instruction or other communications or document given as provided above shall be deemed given to the receiving party (w) upon actual receipt, if delivered personally, (x) on the next Business Day after deposit with an overnight courier, if sent by an overnight courier, (y) three (3) Business Days after deposit in the mail, if sent by registered or certified mail or (z) upon confirmation of receipt by the recipient if sent by email and followed up within one (1) Business Day by dispatch pursuant to one of the other methods described herein. Copies to outside counsel are for convenience only and failure to provide a copy to outside counsel does not alter the effectiveness of any notice, request, instruction or other communication otherwise given in accordance with this Section 6.1.

Section 6.2 Notice to Holders. Where this Agreement provides for notice to Holders, such notice will be sufficiently given (unless otherwise herein expressly provided) (i) with respect to CVRs held through DTC if in writing and transmitted through the facilities of DTC in accordance with DTC’s procedures or (ii) mailed, first-class postage prepaid, to each Holder affected by such event, at the Holder’s address as it appears in the CVR Register, not later than the latest date, and not earlier than the earliest date, if any, prescribed for the giving of such notice. In any case where notice to Holders is given by mail, neither the failure to mail such notice, nor any defect in any notice so mailed, to any particular Holder will affect the sufficiency of such notice with respect to other Holders.

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Section 6.3 Parent Successors and Assigns(a) . Parent may assign, in its sole discretion and without the consent of any other party, any or all of its rights, interests and obligations hereunder to (a) one or more wholly-owned subsidiaries of Parent but only for so long as such entity remains a direct or indirect wholly-owned subsidiary of Parent or (b) an acquiror in connection with a Change of Control of Parent in accordance with Section 4.7 of this Agreement (each such assignee in the preceding clauses (a) and (b), an “Assignee”); provided, that in the case of clause (a) and, only to the extent in accordance with clause (y) of Section 4.7, clause (b), Parent remains jointly and severally liable. Any such Assignee may thereafter assign any or all of its rights, interests and obligations hereunder in the same manner as Parent pursuant to this Section 6.3. This Agreement will be binding upon, inure to the benefit of and be enforceable by Parent’s successors. Any attempted assignment of this Agreement in violation of this Section 6.3 shall be void and of no effect. The Rights Agent may not assign this Agreement without Parent’s written consent.

Section 6.4 Benefits of Agreement. Nothing in this Agreement, express or implied, will give to any person (other than the Rights Agent, Parent, Parent’s successors and assignees and the Acting Holders (on behalf of the Holders)) any benefit or any legal or equitable right, remedy or claim under this Agreement or under any covenant or provision herein contained, all such covenants and provisions being for the sole benefit of the Rights Agent, Parent, Parent’s successors and assignees and the Acting Holders (on behalf of the Holders). The rights of Acting Holders (on behalf of the Holders) are limited to those expressly provided in this Agreement which shall be exercised only by the Acting Holders. Notwithstanding anything to the contrary contained herein, any Holder may at any time agree to renounce, in whole or in part, whether or not for consideration, such Holder’s rights under this Agreement by written notice to the Rights Agent and Parent, which notice, if given, shall be irrevocable, and Parent may, in its sole discretion, at any time offer consideration to the Holders in exchange for their agreement to irrevocably renounce their rights, in whole or in part, hereunder.

Section 6.5 Limitations on Suits by Holders. No Holder of any CVR shall have any right under this Agreement to commence Legal Actions under or with respect to this Agreement, and no individual Holder or other group of Holders will be entitled to exercise such rights, and such rights may only be exercised by the Acting Holders in accordance with, and subject to the limitations set forth in, this Agreement. Any Action brought by the Acting Holders shall be subject to Section 6.6 and Section 6.9, the terms of which shall apply to such Acting Holder, as applicable, and such Action mutatis mutandis. The Acting Holders shall have the right, on behalf of all Holders, by virtue of or under any provision of this Agreement, to institute any Action at law or in equity or in bankruptcy or otherwise upon or under or with respect to this Agreement. In any such action, the Acting Holders shall be deemed to represent all Holders. The Acting Holders, in acting pursuant to this Section 6.5 on behalf of all Holders, shall have no liability to any other Holders for any such actions.

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Section 6.6 Governing Law. This Agreement, including all matters of construction, validity and performance and any Legal Actions (whether in contract, tort, or statute) directly or indirectly arising out of or relating to this Agreement or any of the Transactions contemplated by this Agreement or the negotiation, administration, performance and enforcement hereof, shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without regard to the Laws that might otherwise govern under applicable principles of choice or conflicts of law.

Section 6.7 Severability. To the fullest extent permitted by applicable Laws, the provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions of this Agreement. If any provision of this Agreement, or the application of that provision to any Person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted for that provision in order to carry out, so far as may be valid and enforceable, the intent and purpose of the invalid or unenforceable provision and (b) the remainder of this Agreement and the application of the provision to other persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of the provision, or the application of that provision, in any other jurisdiction.

Section 6.8 Counterparts and Signature. To the fullest extent permitted by applicable Laws, this Agreement may be executed and delivered, including by e-mail of an attachment in Adobe Portable Document Format or other file format based on common standards (“Electronic Delivery”), in any number of counterparts, and in separate counterparts, each of which when executed and delivered shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. Any such counterpart, to the extent delivered using Electronic Delivery, shall be treated in all manner and respects as an original executed counterpart and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. To the fullest extent permitted by applicable Laws, none of the parties shall raise the use of Electronic Delivery to deliver a signature or the fact that any signature or this Agreement or any document or certificate contemplated by this Agreement was transmitted or communicated through the use of Electronic Delivery as a defense to the formation of a contract, and each forever waives any such defense, except to the extent that such defense relates to lack of authenticity. This Agreement shall become effective when each party shall have received counterparts signed by all of the other parties.

Section 6.9 Jurisdiction; Waiver of Jury Trial.

(a) To the fullest extent permitted by applicable Laws, each of the parties hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Court of Chancery of the State of Delaware or, to the extent that the Court of Chancery of the State of Delaware is found to lack jurisdiction, then the Superior Court of the State of Delaware or, to the extent that both of the aforesaid courts are found to lack jurisdiction, then the United States District Court of the District of Delaware (collectively with any appellate courts thereof, the “Courts”), in any Legal Actions directly or indirectly arising out of or relating to this Agreement, any document or certificate contemplated by this Agreement or the Transactions, or to interpret, apply or enforce this Agreement or any document or certificate contemplated by this Agreement, or for recognition or enforcement of any judgment relating thereto, and each of the parties hereby irrevocably and unconditionally (a) agrees not to commence any such Legal Actions except in the Courts, (b) agrees that any claim in respect of any such

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Legal Actions may be heard and determined in the Courts, (c) waives any objection which it may now or hereafter have to the laying of venue of any such Legal Actions in the Courts and (d) waives the defense of an inconvenient forum to the maintenance of any such Legal Actions in the Courts. To the fullest extent permitted by applicable Laws, each of the parties agrees that a final judgment in any such Legal Actions shall be conclusive and may be enforced in other jurisdictions by Legal Actions on the judgment or in any other manner provided by applicable Law. Each of the parties irrevocably consents to service of process in the manner provided for notices in Section 6.1 of this Agreement or in any other manner permitted by applicable Laws.

(b) Each of the parties acknowledges and agrees that any controversy directly or indirectly arising out of or relating to this Agreement and the transactions contemplated hereby is likely to involve complicated and difficult issues and, therefore, it irrevocably and unconditionally waives any right it may have to a trial by jury in respect of any Legal Actions directly or indirectly arising out of or relating to this Agreement, any document or certificate contemplated by this Agreement or the transactions contemplated hereby. Each of the parties certifies and acknowledges that (a) no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of any Legal Actions, seek to enforce the foregoing waiver, (b) such party has considered the implications of this waiver, (c) such party makes this waiver voluntarily and (d) such party has been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section 6.9.

Section 6.10 Termination. This Agreement will be terminated and of no force or effect, the parties hereto will have no liability hereunder, and no payments will be required to be made, upon the earliest to occur of (a) the complete payment in full of the Aggregate Milestone Payment Amount required to be paid under the terms of this Agreement, (b) the delivery to Rights Agent of a written notice of termination duly executed by Parent and Holders of seventy-five percent (75%) of the outstanding CVRs, (c) the expiration of the Review Request Period (if a Dispute Notice is not received during such Review Request Period) for the Revenue Statement prepared for the Milestone Period if there is no Milestone Payment Amount required to be paid under the terms of this Agreement as of such time or (d) if a Dispute Notice is received during the Review Request Period for the Milestone Period, the date that the final Independent Accountant’s written report is delivered to Parent and the Holders with respect to any dispute related to such Revenue Statement pursuant to Section 4.6 if there is no Milestone Payment Amount required to be paid under the terms of this Agreement as of such time; provided, that, in the case of each of clauses (a), (c) and (d), if there is any ongoing Legal Action (whether in contract or in tort or otherwise) arising out of or relating to this Agreement properly brought hereunder by the Acting Holders prior to the termination hereof, the Agreement will not terminate until there is a final non-appealable order on such Legal Action from a court of competent jurisdiction or a settlement between Parent and the Acting Holders. Notwithstanding clause (a), unless the maximum Milestone Payment Amount has been paid, termination under clause (a) shall not occur before expiration of the Review Request Period and final resolution of any timely Dispute Notice and payment of any resulting amount due. The obligations to distribute amounts deposited with the Rights Agent, and the rights and obligations under Section 2.4(e), shall survive termination.

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Section 6.11 Entire Agreement. This Agreement, the Merger Agreement (including the schedules, annexes and exhibits thereto and the documents and instruments referred to therein) and the documents and other agreements among the parties, or any of them, as contemplated by or referred to herein, together with each other agreement entered into by or among any of the parties as of the date of this Agreement that makes reference to this Section 6.11 contain the entire understanding of the parties hereto and thereto with reference to the transactions and matters contemplated hereby and thereby and supersedes all prior agreements, written or oral, among the parties with respect hereto and thereto. If and to the extent that any provision of this Agreement is inconsistent or conflicts with the Merger Agreement, this Agreement will govern and be controlling with respect to CVR matters only and the Merger Agreement shall govern and be controlling with respect to all matters unrelated to CVRs.

Section 6.12 Obligation of Parent. Parent shall ensure that the Company duly performs, satisfies and discharges each of the covenants, obligations and liabilities applicable to Parent and the Company under this Agreement, and Parent shall be jointly and severally liable with the Company for the performance and satisfaction of each of said covenants, obligations and liabilities. As material inducement to the Company to enter into the Merger Agreement and to consummate the transactions contemplated thereby, the Company hereby irrevocably and unconditionally guarantees the due and punctual performance of all obligations of Parent hereunder, including Parent’s obligations under Section 2.4 and Section 4.2, in each case when, as and if due (collectively, the “Company Guaranteed Obligations”). To the fullest extent permitted by applicable Law, the Company hereby expressly waives any and all rights and defenses arising by reason of any applicable Laws other than any defenses available to Parent. Without limiting the generality of the foregoing, the Company expressly waives: (i) notice of the acceptance by the Holders of this guarantee; (ii) notice of the non-performance of all or any of the Company Guaranteed Obligations; (iii) presentment, demand, notice of dishonor, protest, notice of protest and all other notices whatsoever, in respect of any or all of the Company Guaranteed Obligations (except notices required to be given hereunder); and (iv) any defense arising by reason of any claim or defense based upon an election of remedies, including the failure or delay in exercising remedies against Parent by the Holders which in any manner affects any of its rights to proceed against the Company, other than any claims or defenses available to Parent. The Company agrees that this guaranty is one of payment, not merely of collection and not merely that of a surety, and that the Acting Holders shall not be required to pursue any right or remedy it may have against Parent under this Agreement or otherwise or to first commence any proceeding or obtain any judgment against Parent in order to enforce this Section 6.12. For the avoidance of doubt, this Section 6.12 shall survive for so long as the obligations of Parent hereunder are outstanding. Notwithstanding anything to the contrary in this Section 6.12, this Section 6.12 shall be enforceable only by the Acting Holders. Nothing set forth in this Section 6.12 shall expand the obligations of Parent hereunder or the rights of the Acting Holders hereunder.

[Remainder of page intentionally left blank]

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IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed on its behalf by its duly authorized officers as of the day and year first above written.

TRANSOM SIGNAL ACQUIRECO, LLC

By:
Name: Russell Roenick
Title: President

[RIGHTS AGENT]

By:
Name:
Title:

SOUNDTHINKING, INC.

By:
Name:
Title:

[Signature Page to Contingent Value Rights Agreement]

Schedule A

Schedule B

Additional Milestone	Incremental CVR Amount	Cumulative CVR Amount

EXHIBIT B

SURVIVING COMPANY CHARTER

EXHIBIT C

SURVIVING COMPANY BYLAWS